PROSPECTUS
                               OFFER TO EXCHANGE
                         12 3/4% SENIOR NOTES DUE 2003
               FOR ALL OUTSTANDING 12 3/4% SENIOR NOTES DUE 2003
                                       OF

                            WATERFORD GAMING, L.L.C.
                         WATERFORD GAMING FINANCE CORP.
                                ---------------

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME ON JUNE 18, 1997
                                UNLESS EXTENDED.

    Waterford Gaming, L.L.C. (the "Company"), a Delaware limited liability company, and Waterford Gaming Finance Corp., a Delaware corporation ("Finance" and, together with the Company, the "Issuers") are hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 12 3/4% Senior Notes due 2003 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each principal amount of its outstanding 12 3/4% Senior Notes due 2003 (the "Private Notes"), of which $65,000,000 in aggregate principal amount was issued on November 8, 1996 (the "Private Offering") and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of November 8, 1996 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

    The Exchange Notes bear interest at the rate of 12 3/4% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 1997.

    The Issuers will be required to make a mandatory redemption on each May 15 and November 15, commencing November 15, 1997, of the Exchange Notes in the largest principal amount that is an integral multiple of $1,000, that may be redeemed using 100% of Company Excess Cash as defined herein as of September 30 and March 31. The Exchange Notes are also mandatorily redeemable upon the occurrence of certain events. See "Risk Factors." The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 1999 with Company Excess Cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Upon a Change of Control (as defined herein), each holder will have the right to require the Company to repurchase such holder's Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date, subject to certain limitations and restriction described herein.

    The Exchange Notes will be senior obligations of the Company. The Exchange Notes will be secured by the pledge to the trustee of subordinated notes (the "Subordinated Notes") issued by the Mohegan Tribal Gaming Authority, the owner of the Mohegan Sun, having principal of approximately $20,000,000 plus accrued and unpaid interest and a cash collateral account (the "Cash Collateral Account") into which the Company will be required to deposit all cash received, including the proceeds of this Offering and its share of the management fee income from the Manager. The Manager has a contract to manage the Mohegan Sun for a management fee. The Company will conduct no other operations.

    Finance is a wholly owned subsidiary of the Company that was incorporated for the sole purpose of serving as a co-Issuer of the Exchange Notes to facilitate the Offering. Finance will not have any substantial operations or assets of any kind and will not have any revenues. Prospective purchases of Notes should not expect Finance to participate in servicing the interest and principal obligations on the Exchange Notes. See "Description of Exchange Notes--Certain Covenants." The Issuers do not intend to apply for listing of the Exchange Notes on any securities exchange or for the inclusion for the Exchange Notes in any automated quotation system.

    The Issuers will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on June 18, 1997, unless the Exchange Offering is extended by the Issuers in their sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

    SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY 21, 1997.
                             (COVER PAGE CONTINUED)

    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Issuers, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Issuers believe that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Issuers.

    Prior to the Exchange Offer, there has been no public market for the Notes. The Issuers do not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Issuer's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Lack of Public Market for Securities."

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. They have indicated their intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "The Exchange Offer-- Resale of the Exchange Notes" and "Plan of Distribution."

    The Issuers will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    Until August 19, 1997 (90 days after the date of this Prospectus), all dealers offering transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus in connection therewith. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    The Exchange Notes will be available initially only in book-entry form. The Issuers expect that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "Description of Exchange Notes--Book Entry, Delivery and Form."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL STATEMENTS CONCERNING THE MOHEGAN SUN ARE FORWARD-LOOKING AND ARE QUALIFIED BY THE CAUTIONARY LANGUAGE CONTAINED UNDER "RISK FACTORS" AND ELSEWHERE. IN CONJUNCTION WITH THE EXCHANGE OFFER, PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS IN ITS ENTIRETY.

OVERVIEW

    Waterford Gaming, L.L.C. (the "Company") and Sun Cove Ltd., an affiliate of Sun International Hotels Limited (together with its affiliates, "Sun International") are the two managing general partners of Trading Cove Associates (the "Manager"), the manager and developer of the Mohegan Sun Casino (the "Mohegan Sun"), a gaming and entertainment complex located in southeastern Connecticut that opened on October 12, 1996. The Mohegan Sun and Foxwoods Resorts & Casino ("Foxwoods"), located approximately 10 miles away, are the only two casinos offering slot machines and table games in the northeastern United States that are currently legally authorized to operate outside of Atlantic City, New Jersey. Pursuant to an agreement between the Manager and the Mohegan Tribe of Indians of Connecticut (the "Mohegan Tribe"), the Manager manages the Mohegan Sun for a management fee under a seven-year management agreement (the "Management Agreement") based on a percentage of Net Revenues (as defined) which begins at 40% of Net Revenues, and after achieving certain Net Revenue targets, declines to 35%, and then to 30% for the amounts of Net Revenues above those targets. The Company owns (i) 50% of the voting control of the Manager, (ii) an approximate 45% economic interest in the Manager and (iii) approximately $22.6 million in principal and accrued interest of 15% Subordinated Notes due 2003 (the "Original Subordinated Notes") issued by the Mohegan Tribal Gaming Authority (the "Authority"), the owner of the Mohegan Sun.

THE MOHEGAN SUN

    The Mohegan Sun is a 625,000 square foot comprehensive gaming and entertainment complex located on a dramatically landscaped, heavily wooded 240-acre site on the banks of the Thames River in southeastern Connecticut. The Mohegan Sun was developed and completed according to a single master plan for the site that integrates all of the major requirements of a world-class gaming and entertainment facility in a single comprehensive design. The master plan places particular emphasis on direct highway access, convenient parking and a variety of gaming and non-gaming entertainment amenities within the scope of a single attractive unifying theme. The Mohegan Sun was also designed to achieve high operating efficiency in patron traffic flow, food and beverage service and other back-of-house functions.

    The Mohegan Sun provides customers fast and direct access to the interstate highway system through its own four-lane access road with a direct exit from Connecticut Route 2A (a four lane expressway) which connects to I-395, approximately one mile from the Mohegan Sun. Interstate 395 connects to I-95 approximately 9 miles away. Interstate 95 is the main interstate highway that connects Boston, Providence and New York. In addition to easy access, the Mohegan Sun provides approximately 7,500 parking spaces on its property including 1,800 underground valet spaces and 1,300 spaces in a multi-level parking garage.

    The quality and the variety of the food and beverage service, together with attention to personal service, is a hallmark of the Mohegan Sun. Patrons can choose from over 20 restaurants and bars including a 680-seat buffet, three specialty restaurants, a coffee shop, a delicatessen and ten fast food outlets. The facility also features the Wolf Den, a 300-seat circular bar at the center of the casino floor that showcases live entertainment. In addition, there are three retail stores, 10 retail carts and KidsQuest, an approximately 20,000 square foot children's recreation and child care area.

    The Company believes the use of a thematic environment in the Mohegan Sun is a differentiating factor in attracting visitors. The Mohegan Sun features a circular casino separated into four themed quadrants designed to reflect a separate seasonal theme--winter, spring, summer and fall--emphasizing the importance of the seasonal changes to tribal life. An historical northeastern Indian theme is conveyed throughout the facility using architectural features, artistic details and the extensive use of natural elements such as timber, stone and water. The circular design, with separate entrances for each themed quadrant, is integrated into a traffic control design to provide fast and convenient access from the various self-parking, valet parking and public transportation loading areas to the gaming areas through their own separate entrances. In addition to improving traffic flow, the Mohegan Sun's circular design also improves the resort's operating efficiency. The two central kitchen areas are located adjacent to the resort's 20 restaurants, thereby maximizing efficiency and reducing waiting time for patrons.

    The gaming area consists of over 150,000 square feet and features approximately 2,670 slot machines (with the capacity for approximately 3,000 slot machines), ranging in denomination from twenty-five cents to $100, and approximately 180 table games consisting primarily of blackjack, high stakes poker, craps, roulette, baccarat and Caribbean stud poker. The facility also features a 1,500 seat multi-use bingo/ entertainment hall.

    The Company estimates the total cost of developing, constructing, equipping and opening the Mohegan Sun to be approximately $305 million, exclusive of working capital and certain equipment operating leases. The source of funds consisted of (i) $175 million from the sale of 13 1/2% Senior Secured Notes with Cash Flow Participation Interest (the "Authority Senior Secured Notes") issued by the Authority, (ii) $40 million from the sale of Original Subordinated Notes,
(iii) $50 million in advances under a completion guarantee from Sun International (the "Completion Guarantee") represented by the Floating Rate Subordinated Notes due 2003 issued by the Authority (the "Completion Guarantee Subordinated Notes," and, together with the Original Subordinated Notes, the "Subordinated Notes"), and (iv) $40 million in equipment financing. In addition, approximately $13 million of initial working capital has been provided by a bank working capital facility.

THE MARKET

    The Company expects that the primary market for the Mohegan Sun will be day-trip customers from New England and New York who reside within 150 miles of the Mohegan Sun. According to market research reports, in 1995 there were approximately 2.4 million adults living within 50 miles of the site, 10.8 million adults within 100 miles of the site and 21.4 million adults within 150 miles of the site. The metropolitan areas of Hartford, New Haven, Springfield, Worcester, Boston and Providence are within one to two hours driving time by interstate highway to the Mohegan Sun. In 1995, the median household income and the per capita income of the population within this market were both approximately 26% higher than the national averages, with a median household income of $55,716 and a per capita income of $21,258 as compared to a national median household income of $45,793 and a national per capita income of $17,363.

    The Company believes that the success of Foxwoods, which is approximately 10 miles east of the Mohegan Sun, is evidence of a strong gaming market in the northeastern United States. Foxwoods is currently the largest gaming facility in the United States measured by the number of total gaming positions. The Company believes that Foxwoods is the most profitable casino in the United States, generating reported slot machine revenue of $471 million, $574 million and $601 million for 1994, 1995 and 1996, respectively. Foxwoods' average win per machine per day for 1995 and 1996 was $407 and $382, respectively. Foxwoods has generally maintained a high level of win per machine while increasing its number of machines. The Company believes these statistics are an indication of the strength of the market available to the Mohegan Sun. In comparison, Atlantic City reported the average win per machine per day of $280 and $261 in 1995 and 1996, respectively.

    The Mohegan Sun reported to the State of Connecticut a gross slot win per machine per day of $345 for the month of March, 1997.

THE COMPANY

    The Company was formed in September 1996 and is a limited liability company that is one of the two managing partners of the Manager. The Manager is a partnership between the Company and Sun International, an international gaming and resort company with properties in the Bahamas, Atlantic City, the Indian Ocean and France. The Company owns a 50% voting interest and a 45% economic interest in the Manager. The Company also owns a portion of the Subordinated Notes. The principals of the Company have been working with the Mohegan Tribe since 1992 and assisted the Mohegan Tribe in obtaining federal recognition, negotiating a gaming compact with the State of Connecticut and obtaining numerous governmental approvals and raising debt financing in connection with the construction and development of the Mohegan Sun. In the past year, the Company's management, together with its partners from Sun International, supervised the construction and development of the Mohegan Sun. Currently, the principals of the Company are actively involved in the management of the operation of the Mohegan Sun.

    OVERVIEW OF FUTURE CASH FLOWS. The Company will fund its operating debt service and capital needs from cash flows from the Manager and payments under the Subordinated Notes (to the extent interest on the Subordinated Notes is payable in cash and to the extent of principal payments on the Subordinated Notes) and from amounts in the Cash Collateral Account. Based upon the Company's anticipated future operations, management believes these sources will be sufficient to meet the Company's anticipated requirements for operating expenses and scheduled payments of principal of and interest on the Notes. No assurance, however, can be given that the operating cash flow will be sufficient for that purpose. The Mohegan Sun has only recently begun operations and does not have a long operating history.

    The Manager has only one source of revenue, management fees under the Management Agreement. Management fees are payable monthly under the Management Agreement, equal to a percentage of Net Revenues (as defined) of the Mohegan Sun which begins at 40% of Net Revenues and, after achieving certain Net Revenue targets, declines to 35% and then to 30% for the amounts of Net Revenues above those targets. Net Revenues are generally equal to net income before management fees under generally accepted accounting principles. In addition, the Manager is required to fund $1.2 million per year ($100,000 per month) from its management fees into a capital replacement reserve. The Management Agreement has a term of seven years that commenced upon the opening of the Mohegan Sun, subject to a one-time right of the Authority to buy-out the Management Agreement at the end of the fifth year. If the Management Agreement is bought out after the fifth year, the Company will use its share of the proceeds to redeem Notes.

    For a more detailed discussion of the payments to be made by the Manager, and the related priority of such payments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sources of Revenues."

    Interest accrues on the Subordinated Notes semi-annually. Interest is deferred (and compounds semi-annually) until the Authority purchases or offers to purchase at least 50% of its $175 million Authority Senior Secured Notes and certain fixed charge coverage ratios are met. The Authority is required to offer annually to purchase the Authority Senior Secured Notes with the sum of (i) 50% of its Excess Cash Flow (as defined); (ii) the amount of Deferred Subordinated Interest (as defined) and (iii) accrued and unpaid interest, if any, to the date of closing of such Excess Cash Purchase Offer. If the holders of the Authority Senior Secured Notes do not accept the offer, then such amount of the Excess Cash must be offered to purchase the Subordinated Notes. In the event that the Company receives an offer to purchase the Subordinated Notes, the Indenture requires the Company to accept such offer in the same proportion as Sun International. See "Description of Notes."

SUN INTERNATIONAL

    Sun International is a publicly traded international resort and gaming company, which develops and manages premier resort and casino properties. Sun International, through its subsidiaries, currently operates resort hotels and casinos in The Bahamas, Atlantic City, the Indian Ocean and France. In December 1996, Sun International acquired Griffin Gaming & Entertainment, Inc. ("GGE"), a Delaware corporation, pursuant to a merger in which GGE became a wholly owned subsidiary of Sun International. Following the merger, GGE's name was changed to Sun International North America, Inc.

    Sun International currently operates eleven hotels containing approximately 3,900 rooms and seven casinos with an aggregate of over 270,000 square feet of gaming space containing more than 6,300 slot machines and 380 table games. Sun International is unrelated to the Company and is not an affiliate of the Company. Sun International has no obligations, directly or indirectly, on the Notes.

THE REORGANIZATION

    The Company, a Delaware limited liability company, was formed in September 1996 and is owned by Slavik Suites, Inc. ("Slavik") and LMW Investments Inc. ("LMW"). Prior to the offering of the Private Notes, Slavik and LMW were partners of the Manager. In connection with the formation of the Company, Slavik and LMW each contributed to the Company their interests in the Manager in exchange for a 66 2/3% and a 33 1/3% ownership interest, respectively, of the Company. Upon consummation of the Offering of the Private Notes, (i) $6,666,667 of the proceeds were distributed directly to Slavik for the purpose of redeeming certain ownership interests in Slavik, and (ii) $3,333,333 of the proceeds from the Offering of the Private Notes were distributed to LMW, which in turn loaned such proceeds to Len and Mark Wolman, as individuals, who used such funds to purchase certain interests in Slavik. In addition to its interest in the Manager, Slavik is an owner of certain hotel properties. The Company used $10.6 million of the proceeds from the offering to purchase RJH Development Corp.'s ownership interest in the Manager. See "Business--Material Agreements--Trading Cove Associates Partnership Agreement." As a result of these transactions (collectively referred to in this Prospectus as the "Reorganization"), each of Slavik and LMW own approximately two-thirds and approximately one-third of the Company, respectively, and the Company is the Managing General Partner of the Manager and will own a 45% economic interest in the Manager. In addition, in connection with the Reorganization the Manager distributed approximately $850,000 in principal amount of Subordinated Notes to the Company. As a result of the Reorganization, the only two Partners of the Manager are the Company and Sun, and each has equal voting power.

                               THE EXCHANGE OFFER

The Exchange Offer...........  The Issuers are hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of
                               Private Notes that are properly tendered and accepted. The
                               Issuers will issue Exchange Notes on or promptly after the
                               Expiration Date. As of the date hereof, there is $65,000,000 aggregate principal amount of Private Notes outstanding. See
                               "The Exchange Offer."

                               Based on an interpretation by the staff of the Commission
                               set forth in no-action letters issued to third parties, the
                               Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be
                               offered for resale, resold and otherwise transferred by a
                               holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuers to resell
                               pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Issuers within the meaning of Rule 405 under the
                               Securities Act), without compliance with the registration
                               and prospectus delivery provisions of the Securities Act;
                               provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating,
                               and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own
                               account in exchange for Private Notes, where such Private
                               Notes were acquired by such broker-dealer as a result of
                               market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange
                               Offer--Resale of the Exchange Notes."

Registration Rights
  Agreement..................  The Private Notes were sold by the Issuers on November 8,
                               1996, to Bear Stearns & Co. Inc. and Merrill Lynch, Pierce,
                               Fenner & Smith Incorporated (collectively, the "Initial
                               Purchasers") pursuant to a Purchase Agreement, dated
                               November 5, 1996, by and among the Issuers and the Initial
                               Purchasers (the "Purchase Agreement"). Pursuant to the
                               Purchase Agreement, the Issuers and the Initial Purchasers
                               entered into a Registration Rights Agreement, dated as of
                               November 15, 1996 (the "Registration Rights Agreement"),
                               which grants the holders of the Private Notes certain
                               exchange and registration rights. The Exchange Offer is
                               intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the
                               Exchange Notes will not be entitled to any exchange or
                               registration rights with respect to the Exchange Notes.

                               See "The Exchange Offer--Termination of Certain Rights."

Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., New York City time, on June 18, 1997, unless the Exchange Offer is
                               extended by the Issuers in their sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The
                               Exchange Offer--Expiration Date; Extensions; Amendments."

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
Accrued Interest on the
  Exchange Notes
  and the Private Notes......  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (November 8, 1996). As of December 31, 1996, accrued and unpaid interest on the
                               Private Notes was $1,220,104 (or approximately $18.77 per
                               $1,000 of Private Notes outstanding). Holders whose Private
                               Notes are accepted for exchange will be deemed to have
                               waived the right to receive any interest accrued on the
                               Private Notes. Holders of Private Notes who receive Exchange
                               Notes will receive the same amount of accrued interest as
                               Holders of Private Notes. See "The Exchange Offer--Interest
                               on the Exchange Notes."

Conditions to the Exchange
  Offer......................  The Exchange Offer is subject to certain customary conditions that may be waived by the Issuers. The Exchange
                               Offer is not conditioned upon any minimum aggregate
                               principal amount of Private Notes being tendered for
                               exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
  Private Notes..............  Each holder of Private Notes wishing to accept the Exchange
                               Offer must complete, sign and date the Letter of
                               Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or
                               otherwise deliver such Letter of Transmittal, or such
                               facsimile, together with such Private Notes and any other
                               required documentation to Fleet National Bank, as exchange agent (the "Exchange Agent"), at the address set forth
                               herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Issuers that, among
                               other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange
                               Offer are being acquired by such holder in the ordinary
                               course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a
                               distribution of the Exchange Notes, (iii) that if such
                               holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person
                               and cannot rely on the position of the staff of the
                               Commission set forth in no- action letters (see "The
                               Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes
                               obtained by such holder in exchange for Private Notes
                               acquired by such holder directly from the Issuers should be covered by an effective registration statement containing
                               the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the
                               Commission and (v) such holder is not an "affiliate," as
                               defined in Rule 405 under the Securities Act, of the
                               Issuers. If the holder is a broker-dealer that will receive
                               Exchange Notes for its own account in exchange for Private
                               Notes that were acquired as a result of market-making
                               activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that
                               such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be
                               deemed to admit that it is an "underwriter" within the
                               meaning of the Securities Act. See "The Exchange
                               Offer--Procedures for Tendering."

Special Procedures for
  Beneficial Owners..........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on
                               such beneficial owner's behalf. If such beneficial owner
                               wishes to tender on such owner's own behalf, such owner
                               must, prior to completing and executing the Letter of
                               Transmittal and delivering such owner's Private Notes,
                               either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a
                               properly completed bond power from the registered holder.
                               The transfer of registered ownership may take considerable time and may not be able to be completed prior to the
                               Expiration Date. See "The Exchange Offer--Procedures for
                               Tendering."

Guaranteed Delivery
  Procedures.................  Holders of Private Notes who wish to tender their Private
                               Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of
                               Transmittal or any other documentation required by the
                               Letter of Transmittal to the Exchange Agent prior to the
                               Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The
                               Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
  Notes
  and Delivery of the
  Exchange Notes.............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Issuers will accept for exchange any and all Private Notes that are properly tendered in the
                               Exchange Offer prior to the Expiration Date. The Exchange
                               Notes issued pursuant to the Exchange Offer will be
                               delivered on the earliest practicable date following the
                               Expiration Date. See "The Exchange Offer--Terms of the
                               Exchange Offer."

Withdrawal Rights............  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange Offer--Withdrawal
                               of Tenders."

Certain Federal Income Tax
  Considerations.............  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange
                               Notes for the Private Notes, see "Certain Federal Income Tax
                               Considerations."

Exchange Agent...............  Fleet National Bank is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

    The Exchange Offer applies to $65,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

Issuers......................................  Waterford Gaming, L.L.C. and Waterford Gaming
                                               Finance Corp.

Securities Offered...........................  $65,000,000 aggregate principal amount of
                                               12 3/4% Senior Notes due 2003.

Maturity Date................................  November 15, 2003.

Interest.....................................  The Exchange Notes will bear interest at the rate of 12 3/4% per annum, and such interest
                                               will be payable in cash semi-annually in
                                               arrears on May 15 and November 15 of each
                                               year to the holders of record at the close of
                                               business on the immediately preceding May 1
                                               or November 1, commencing May 15, 1997. See
                                               "The Exchange Offer--Interest on the Exchange
                                               Notes."

Mandatory Redemption.........................  The Issuers will be required to make a mandatory redemption at the prices set forth
                                               herein on each May 15 and November 15,
                                               commencing November 15, 1997 of the Exchange
                                               Notes in the largest principal amount that is
                                               an integral multiple of $1,000, that may be
                                               redeemed using 100% of Company Excess Cash
                                               (as defined) as of September 30 and March 31.

                                               In the event that either the Company or Sun
                                               International delivers an election to either
                                               buy or sell the other party's interest in the
                                               Manager pursuant to a Buy-Out Notice (as
                                               defined in the Partnership Agreement) or be
                                               deemed to have delivered an election to sell
                                               such interest and such election to buy or
                                               sell is consummated, the Issuers will be
                                               required to make a mandatory redemption of
                                               all the Exchange Notes then outstanding, at
                                               the redemption prices set forth herein. Such
                                               redemption shall be made on a date no more
                                               than 35 days after the date of the closing
                                               (as such term is defined in the Partnership
                                               Agreement) under the option. There can be no
                                               assurance that the Company will have the
                                               financial resources necessary to repurchase
                                               the Exchange Notes under

                                               such circumstances. See "Risk Factors--Risks
                                               Associate with Buy/Sell Option Under TCA
                                               Partnership Agreement." See "Description of
                                               Exchange Notes--Mandatory Redemption with
                                               Excess Cash Flow or Upon Exercise of Buy/Sell
                                               Option."

Optional Redemption..........................  The Exchange Notes will be redeemable at the option of the Company in whole or in part at
                                               any time on or after November 15, 1999 with
                                               Company in whole or in part at any time on or
                                               after November 15, 1999 with Company Excess
                                               Cash at the redemption prices set forth
                                               herein plus accrued and unpaid interest, and
                                               Liquidated Damages, if any, thereon to the
                                               date of redemption. The Company will also
                                               have the option to redeem the Notes at any
                                               time if a holder is not found suitable by a
                                               Gaming Regulatory Authority. See "Description
                                               of Exchange Notes--Optional Redemption."

Ranking......................................  The Exchange Notes will be secured on an exclusive basis by a pledge by the Company of
                                               its Subordinated Notes and Cash and Cash
                                               Equivalents. The Indenture (i) prohibits the
                                               Company and Finance from incurring any
                                               Indebtedness other than the Notes and (ii)
                                               prohibits the Company from having any direct
                                               or indirect subsidiaries (other than
                                               Finance). As of December 31, 1996, the
                                               Manager had no long-term indebtedness
                                               outstanding and approximately $120,000 in
                                               trade payables outstanding. See "Description
                                               of Notes--Certain Covenants-- Limitation on
                                               Indebtedness and Disqualified Capital Stock"
                                               and "--Limitation on Activities of the
                                               Issuers."

Ranking of Subordinated Notes................  The Subordinated Notes that have been pledged to the Trustee to secure a portion of the
                                               Company's obligations under the Exchange
                                               Notes are subordinate in right of payment to
                                               the prior payment of the Authority Senior
                                               Secured Notes and PARI PASSU or senior to all
                                               other subordinated indebtedness of the
                                               Authority. As of December 31, 1996, the
                                               Authority had approximately $220.9 million of
                                               indebtedness outstanding that was senior to
                                               the Subordinated Notes and no indebtedness
                                               that ranked PARI PASSU with the Subordinated
                                               Notes. Payments of interest on the
                                               Subordinated Notes may be made if at the time
                                               of such payment, no Default or Event of
                                               Default exists and is continuing with respect
                                               to the Authority Senior Secured Notes.

                                               See "Material Agreements--Note Purchase
                                               Agreement."

Change of Control............................  Upon the occurrence of a Change of Control
                                               (as defined), holder of the Exchange Notes
                                               will have the right, at such Holder's option,
                                               pursuant to an irrevocable and unconditional
                                               offer by the Company or Finance (the "Change
                                               of Control Offer"), to require the Issuers to
                                               repurchase all or any part of such Holder's
                                               Exchange Notes (provided, however, that the
                                               principal amount of such Exchange Notes must
                                               be $1,000 or an integral multiple thereof) on
                                               a date (the "Change of Control Purchase
                                               Date") that is no later than 35 Business Days
                                               after the occurrence of such Change of
                                               Control, at a cash price (the "Change of
                                               Control Purchase Price") equal to 101% of the
                                               principal amount thereof, together with
                                               accrued interest and Liquidated Damages, if
                                               any, to the Change of Control Purchase Date.
                                               The Change of Control Offer shall be made
                                               within 10 Business Days following a Change of
                                               Control and shall remain open for 20 Business
                                               Days following its commencement (the "Change
                                               of Control Offer Period"). Upon expiration of
                                               the Change of Control Offer Period, the
                                               Issuers promptly shall purchase all Exchange
                                               Notes properly tendered in response to the
                                               Change of Control Offer. There can be no
                                               assurance that the Company will have the
                                               financial resources necessary to repurchase
                                               the Exchange Notes upon a Change of Control.
                                               See "Description of Exchange Notes--Certain
                                               Covenants."

Certain Covenants............................  The Indenture governing the Notes (the
                                               "Indenture") restricts the Issuers' ability
                                               to, among other things, (i) pay dividends or
                                               make other restricted payments or
                                               investments, (ii) incur additional
                                               indebtedness, (iii) create or incur or suffer
                                               to exist any liens on any of its properties
                                               or assets, (iv) directly or indirectly make
                                               any Asset Sale or (v) have any subsidiaries,
                                               except, in the case of the Company, Finance.

Covenants with Respect
  to the Manager.............................  The Indenture contains covenants of the
                                               Issuers to cause the Manager not to, among
                                               other things: (i) incur any Indebtedness
                                               (except with respect to guarantees required
                                               pursuant to certain hotel development
                                               agreements or certain loans to the Manager),
                                               (ii) create or incur or suffer to exist any
                                               Liens on any of its properties or assets,
                                               (iii) directly or indirectly create, cause or
                                               otherwise suffer to exist any consensual
                                               restriction or encumbrance of

                                               any kind on the ability of the Manager to pay
                                               dividends or made other distributions in
                                               respect of its Equity Interests or to
                                               transfer any of its profits or assets to the
                                               Company (except under the Operative Documents
                                               (as defined)) or (iv) directly or indirectly
                                               make any Asset Sale. In addition, the Company
                                               agrees, and will causes the Manager to agree,
                                               not to terminate, amend or waive any
                                               provisions of the Operative Documents in a
                                               manner adverse to the economic interest of
                                               the Holders without the consent of a majority
                                               of the principal amount of the Exchange Notes
                                               outstanding.

                                  RISK FACTORS

    See "Risk Factors," on pages 14 through 23 hereof, for a discussion of certain factors that should be considered in connection with the Exchange Offer and an investment in the Exchange Notes.

                                  RISK FACTORS

    AN INVESTMENT IN THE EXCHANGE NOTES IS SUBJECT TO A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT IN THE EXCHANGE NOTES, PROSPECTIVE INVESTORS SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISK FACTORS.

LACK OF OPERATIONS; DEPENDENCE ON MOHEGAN SUN

    The Company does not conduct any business operations, and will be prohibited by the Indenture from conducting any business operations, other than in connection with its role as a managing general partner of the Manager and activities incidental to the ownership of the Subordinated Notes and the issuance of the Notes. The Company has no material business or assets other than its interests in the Manager and the Subordinated Notes. The Company's sole source of revenues is from the operations of the Mohegan Sun through its share of management fee income under the Management Agreement and payments under the Subordinated Notes that it holds. The Mohegan Sun is a start-up business and, accordingly, is subject to all of the risks inherent in the establishment of a new business enterprise. Although the Authority has engaged the management services of the Manager, a partnership whose partners have substantial experience in the development and management of resorts and gaming facilities, there can be no assurance that the Mohegan Sun will generate sufficient revenues for the Authority to be profitable or to service its debt obligations (including its obligations under the Subordinated Notes) or pay sufficiently large management fees to service the Notes. The operating results of the Mohegan Sun will depend, in part, on matters over which the Authority and the Manager have no control including, without limitation, general economic conditions, effects of competition and the actual number of gaming customers and the amount wagered.

    The ability of the Authority to meet its debt service requirements, and consequently, the ability of the Company to meet its obligations under the Notes, will be entirely dependent upon the performance of the Mohegan Sun, which is subject to financial, economic, political, competitive, regulatory and other factors, many of which are beyond its control. While the Company expects that its future operating cash flow will be sufficient to cover its expenses, including interest costs, the Company cannot give any assurance that it will be able to do so.

LEVERAGE; EFFECTIVE SUBORDINATION

    Upon completion of the Private Offering, the Company had long-term senior indebtedness of $65.0 million, consisting solely of the Notes. The Company's sole source of revenues are from the operations of the Mohegan Sun through distributions and payments from the Manager and payments from the Authority under the Subordinated Notes that it holds.

    The Mohegan Sun is also highly leveraged. The Authority expects to have issued total debt of $305 million upon completion of the Mohegan Sun consisting of (i) $175 million of Authority Senior Secured Notes, (ii) $40 million of equipment financing, (iii) $40 million in principal plus accrued and unpaid interest of Original Subordinated Notes, half of which will be held by the Company and half of which will be held by Sun International, and (iv) $50 million in principal amount of the Completion Guarantee Subordinated Notes. The Authority has (i) incurred approximately $13 million of senior working capital financing and (ii) approximately $20 million in equipment operating leases. Substantially all of the assets of the Authority secure the Authority Senior Secured Notes and its working capital facility. In addition, the Authority is permitted, under certain circumstances under the terms of the Authority Senior Secured Notes, to incur additional indebtedness. The debt of the Authority will be prior in right of payment under the Management Agreement and its Notes are effectively subordinated to the debt of the Authority.

    The degree to which the Authority is leveraged could have significant consequences for the holders of the Notes, including, without limitation, the following: (i) a substantial portion of the Authority's cash flow from operations may be dedicated to fulfilling its payment obligations under its indebtedness, including payments to certain capital reserve, sinking fund and cash maintenance accounts required by the Authority Senior Secured Notes prior to funds being made available to pay management fees or debt service on the Subordinated Notes; and (ii) the Authority's high degree of leverage may make it vulnerable to an economic downturn which may hamper the Mohegan Sun's ability to meet expected operating results.

RELIANCE UPON THE MANAGER AND ITS PARTNERS

    The Mohegan Sun's profitability is largely dependent upon the efforts and skills of the Manager, which has exclusive responsibility for developing, marketing and managing the Mohegan Sun. No assurance can be given that the operating results obtained by the management of Sun International or by the principals of the Company in their other projects will be achieved by the Mohegan Sun.

    Under the Management Agreement, significant decisions, such as the annual budget and the employment of key management personnel, are made by the Business Board which consists of two representatives of the Manager (Howard Kerzner, the representative from Sun International and Len Wolman, the representative of the Company) and two representatives of the Mohegan Tribe (Roland Harris and Carlisle Fowler). Business Board decisions must be unanimous. Disputes are resolved by binding arbitration. The success of the Mohegan Sun is dependent upon a good working relationship among the Business Board's members. The inability of the Business Board to reach consensus decisions may have a material adverse effect on the business of the Mohegan Sun and the cash flows to the Manager and the Company.

    The Management Agreement is terminable by the Authority if the Manager fails to perform any material duty or obligation after notice or if the Manager's gaming license is withdrawn as a result of the conviction of any director or officer of the Manager for a criminal felony or misdemeanor offense directly related to the performance of the Manager's duties. If the Management Agreement is terminated, the Manager, and indirectly, the Company will not be entitled to further management fees.

RISKS ASSOCIATED WITH THE MANAGER AND THE TCA PARTNERSHIP AGREEMENT

    In the event of a bankruptcy of the Manager or bankruptcy or similar proceeding with respect to the Authority, the Issuers will have no rights with respect to the assets of either the Manager or the Authority. In the event of a bankruptcy of the Manager, the Company will have the rights of an equity holder in the Manager. The Company will not be an assignee of the Management Agreement and accordingly will not have the right to perform under the Management Agreement in the event that the Manager is unable to perform its obligations thereunder, and the Management Agreement may be terminated for cause by the Authority in the event of a failure to perform thereunder. In the event of a bankruptcy or similar proceeding with respect to the Authority, the Company will be a general unsecured creditor with respect to the Subordinated Notes, and the Management Agreement may be subject to being rejected by the Authority.

    The Issuers will not have a pledge of the Company's partnership interest in the Manager. Accordingly, in the event of an acceleration under the indenture governing the Notes, the trustee under the indenture will not be able to foreclose upon the equity in the Manager without bringing suit against the Company.

    The partnership agreement with respect to the Manager requires consent by both partners in order to take any action. Accordingly, the Company by itself does not have the authority to cause the Manager to make any distributions. Likewise, Sun International has the ability to block any action taken by the Manager. While this partnership agreement requires the Manager to make distributions of Excess Cash (as defined therein), such requirement is required to be reduced by certain undefined, discretionary amounts, including "foreseeable...needs of cash," "obligations to third parties," "adequate working capital and reserves" and "the amount needed by the Partnership to...conduct its business and carry out its purposes."

If there is a dispute among the partners as to the meaning of these provisions, it could result in no or limited distributions being made by the Manager, which could have a material adverse effect on the Company's ability to make required payments of interest, principal and premium on the Notes.

RISKS ASSOCIATED WITH BUY/SELL OPTION UNDER TCA PARTNERSHIP AGREEMENT

    In the event of any dispute between the partners in the Manager, either partner could invoke a buy/ sell provision contained in the partnership agreement. Pursuant to the buy/sell provision, the party invoking the buy/sell provision would deliver a notice to the other party requiring it to elect either to sell its interest or to buy the invoking party's interest, in each at the price set forth in such notice. The party receiving the notice must make the election within 45 days of receipt of the notice or be deemed to have accepted the offer to sell. If the offer to buy is elected, the party must close the purchase within 75 days of the end of the 45 day period. Any party may terminate the option at any time prior to closing by accepting the position of the other party. In the event Sun International were to invoke the buy/sell provision, the Company could: buy Sun International's interest, sell its interest or agree with Sun International on the point of dispute. If the Company were to decide that it was advantageous to purchase the partnership interest at the price offered, there can be no assurance that the Company would have or would be able to raise sufficient funds to redeem the Notes and to pay the purchase price at which the partnership interest was offered. If the Company were to accept the offer to sell, it is possible that the offer would be insufficient to pay all amounts due on the Notes and there can be no assurance that the Company would be able to raise sufficient funds to redeem the Notes in such an event. If the Company were to concur with Sun International's interpretation of the partnership agreement, there can be no assurance that the interpretation would not have a material adverse effect on the ability of the Company to pay principal, interest and premium on the Notes.

    The degree to which the Authority is leveraged could have significant consequences for the holders of the Notes, including, without limitation, the following: (i) a substantial portion of the Authority's cash flow from operations may be dedicated to fulfilling its payment obligations under its indebtedness, including payments to certain capital reserve, sinking fund and cash maintenance accounts required by the Authority Senior Secured Notes prior to funds being made available to pay management fees or debt service on the Subordinated Notes; and (ii) the Authority's high degree of leverage may make it vulnerable to an economic downturn which may hamper the Mohegan Sun's ability to meet expected operating results.

UNCERTAINTIES REGARDING ABILITY TO REALIZE ON COLLATERAL AND ENFORCE MANAGEMENT
  AGREEMENT

    Although the Company's obligation to repay the Notes is secured by a pledge to the trustee of approximately $20 million in principal plus accrued and unpaid interest of Subordinated Notes and the cash and Cash Equivalents in the Cash Collateral Account, the practical realization of value from these assets by the trustee is subject to a number of limitations, including the fact that the principal and interest on the Subordinated Notes will be insufficient, without management fee income, to repay all of the obligations under the Notes. Moreover, the additional amounts of 11.5% to be paid on the Subordinated Notes (the "Additional Amounts") have not been, and will not be, pledged as security for the Exchange Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Exchange Notes--Security." In addition, realization upon the collateral will require the ability of the Trustee to enforce payment under the Subordinated Notes. The ability of the Trustee to enforce payment under the Subordinated Notes will be dependent upon the availability of a court or other forum with appropriate jurisdiction over the Mohegan Tribe and the authority necessary to enforce such rights, and is subject to the prior rights of the senior debt of the Authority. In addition, the holders of the Notes do not have any right to directly foreclose or exercise remedies with respect to the Collateral. All such remedies must be taken by the Trustee.

    The ability of the Trustee to foreclose on any of the collateral, upon the occurrence of an Event of Default or otherwise, will be subject to the provisions of the documents governing the Collateral and, in certain instances, to perfection and priority issues and to practical problems associated with realization of security interests. Although the Mohegan Tribe and the Authority have sovereign immunity and may not be sued without their consent, the Mohegan Tribe and the Authority have granted a limited waiver of sovereign immunity and consent to suit in connection with the Subordinated Notes and the Management Agreement, including suits against the Authority to enforce the obligation to repay the Subordinated Notes or to pay fees due under the Management Agreement. In the event that such waiver of sovereign immunity is held to be ineffective, the Trustee could be precluded from judicially enforcing its rights and remedies. Generally, waivers of sovereign immunity have been held to be enforceable against Indian tribes such as the Mohegan Tribe. In addition, the Company is not an assignee of nor a party to the Management Agreement and accordingly has no standing to enforce the Management Agreement.

    The Mohegan Tribe has established the Gaming Disputes Court of the Mohegan Tribe, which will have jurisdiction over disputes with respect to the Mohegan Sun, including any disputes relating to the Subordinated Notes. See "Mohegan Tribe of Indians of Connecticut--Gaming Disputes Court." The Management Agreement provides that disputes shall be resolved by binding arbitration. Judgments resulting from the binding arbitration required by the Management Agreement will generally be enforced in federal court, unless the execution of such judgment requires enforcement on Mohegan Tribal lands. As discussed below, disputes under the Subordinated Notes are not subject to arbritration and any disputes arising thereunder will be subject to the jurisdiction of the Gaming Disputes Court of the Mohegan Tribe.

    Generally, matters as to which applicable federal or state courts have jurisdiction may be brought in such courts. However, the federal courts may not have jurisdiction over disputes not arising under federal law, and the state courts may not have jurisdiction over any disputes arising on the Mohegan reservation. Moreover, the federal and state courts, under the doctrines of comity and exhaustion of tribal remedies, may be required to defer to the jurisdiction of the Gaming Disputes Court or an arbitration, or to require that any plaintiff exhaust its remedies in the Gaming Disputes Court or go to arbitration before bringing any action in the federal or state court. Thus, there may be no federal or state court forum with respect to a dispute with the Authority or the Mohegan Tribe relating to the Subordinated Notes or the Management Agreement. In addition, the Authority may not be a "person" under the Federal Bankruptcy Act, and, consequently, may not be able to become a debtor under the federal bankruptcy laws. Thus, no assurance can be given that, if an Event of Default (as defined) occurs, any forum will be available to the holders of the Notes with respect to the enforcement of the Subordinated Notes other than the Gaming Disputes Court or an arbitration panel with respect to the Management Agreement. Because the Tribal Constitution and the laws of the Mohegan Tribe have only been recently established, there are no guiding precedents for the interpretation of Tribal law. Any execution of a judgment of the Gaming Disputes Court will require the cooperation of the Mohegan Tribe's officials in the exercise of their police powers. Thus, to the extent that a judgment of the Gaming Disputes Court must be executed on Tribal lands, the practical realization of any benefit of such a judgment will be dependent upon the willingness and ability of the Tribal officials to carry out such judgment.

    The Mohegan Tribe is permitted to amend the provisions of its Constitution that establish the Authority and the Gaming Disputes Court with the approval of two-thirds of the members of the Tribal Council and a ratifying vote of a two-thirds majority of all votes cast, with at least 40% of the registered voters of the Mohegan Tribe voting. However, prior to the enactment of any such amendment by the Tribal Council, any non-tribal party will have the opportunity to seek a ruling from the Appellate Division of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract. The Mohegan Tribe's Constitution prohibits the Mohegan Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of gaming on Tribal lands. Amendments to this provision of the Mohegan Tribe's

Constitution require the affirmative vote of 75% of all registered voters of the Mohegan Tribe. Amendment to any of such provisions of the Mohegan Tribe's Constitution or its ordinances could adversely affect the ability of the holders of Notes to enforce the obligations of the Authority with respect to the collateral securing the Notes.

RELIANCE ON SINGLE MARKET

    It is anticipated that the Mohegan Sun will be heavily dependent upon the patronage of persons living within a 150-mile radius of the Mohegan Sun for recurring operational revenue. Any downturn in the economy of the region, or the entrance of new gaming competitors into the Mohegan Sun's market or the expansion of existing competitors, could have a material adverse effect on the Authority's results of operations. See "--Competition."

COMPETITION

    The gaming industry is characterized by intense competition among entities that, in many instances, have greater resources than the Mohegan Sun. Because the Mohegan Sun is marketed primarily to the day-trip customer, it competes primarily with other casinos within 150 miles, and to a lesser extent, with casinos in Atlantic City, New Jersey and the Oneida Indian casino, Turning Stone, located near Syracuse, New York. Currently, Foxwoods is the only other casino in operation within 150 miles of the site. However, Foxwoods is located approximately 10 miles from the Mohegan Sun and is currently the largest gaming facility in the United States in terms of the number of total gaming positions. In addition, Foxwoods offers a number of amenities that the Mohegan Sun does not currently offer, including hotels and extensive non-gaming entertainment facilities. Foxwoods has been in operation since 1992 and the Company believes that Foxwoods' successful operation has enabled it to build financial resources that are currently substantially greater than the Authority's or the Mohegan Tribe's.

    Currently, outside of Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally-recognized Indian tribes operating under the Indian Gaming Regulatory Act of 1988 ("IGRA"). In Connecticut, only the Mohegan Tribe and the Pequot Tribe, which operates Foxwoods, are federally recognized. In New York State, a number of tribes are federally recognized, but only two tribes, the St. Regis Mohawks and the Onieda Nation have gaming compacts with the State of New York. The Oneida Nation is currently operating a casino, Turning Stone, near Syracuse, New York. A federally-recognized tribe in Rhode Island and a federally-recognized tribe in Massachusetts are each currently seeking to establish gaming operations. In addition, a number of groups in Connecticut and elsewhere in New England are seeking federal recognition as tribes in order to establish gaming operations. The Company cannot predict whether any of these groups will be successful in achieving recognition and establishing gaming operations, and if established, whether such gaming operations will have a material, adverse effect on the proposed operations by the Authority.

    In addition, a number of states, including Connecticut and New York, have investigated legalizing casino gaming by non-Indians in one or more locations. However, under the Mohegan Compact and the tribal-state compact between the Pequot Tribe and the State of Connecticut, if Connecticut legalizes any gaming operations with slot machines or other commercial casino games, the Pequot Tribe and the Mohegan Tribe will no longer be required to make payments to the State of Connecticut related to slot machine revenues. In New York, an advisory panel has recently recommended to the governor the legalization of a number of casinos in upstate New York, including in the Catskill mountain region near New York City. Any such casino would require additional approval by the state legislature and/or the governor of the State of New York. Any casino operating in the region could have a material adverse impact on the Mohegan Sun.

    Although the Mohegan Sun is dependent primarily upon gaming customers residing within 150 miles of the Mohegan Sun, the Mohegan Sun also competes for customers with casinos in Atlantic City, New Jersey, many of which have greater resources and greater name recognition than the Mohegan Sun.

ABILITY OF THE AUTHORITY TO BUYOUT THE MANAGEMENT AGREEMENT

    Under the terms of the Management Agreement, the Authority has a one time option to buyout the Manager on the last day of the 60th month following the first full month of operations of the Mohegan Sun (i.e. November 30, 2001) (the "Buyout Option"). The Buyout Option is subject, among other things, to the condition that the parties determine a commercially reasonable price for such Buyout Option at the time of exercise and is not determinable at the present time. See "Management Agreement--General." In the event that the Authority elects to exercise the Buyout Option, there can be no assurance that the valuation of the Company's management interest will be sufficient to meet the Company's obligation to repay Notes. See "Description of Notes--Mandatory Redemption with Excess Cash Flow or Upon Exercise of Buy/Sell Option."

CONSTRUCTION RISKS; RISK OF COST OVERRUNS

    Construction projects such as the Mohegan Sun are inherently subject to significant development and construction risks, any of which could give rise to cost overruns. The $318.0 million total budgeted project costs are based on budgets and schedule estimates prepared by the Authority with the assistance of the Company, Sun International, the Manager and the contractors. The Authority has entered into a guaranteed maximum price contract with the general contractor, Morse Diesel International, Inc. ("Morse Diesel") for the construction of the Mohegan Sun. The final amount paid under such contract, however, is subject to modification based upon the occurrence of certain events, such as design change orders and costs associated with certain types of delays including, in certain cases, force majeure events. The Authority (with the assistance of Sun International and the Manager) and Morse Diesel currently are negotiating whether certain costs incurred in construction of the Mohegan Sun are covered under the guaranteed maximum price or whether such cost increases are the result of change orders or other events that could result in an increase in the contract price above the guaranteed maximum price. The Authority currently is unable to quantify the total costs in dispute because Morse Diesel has disputed amounts that the Manager claims are covered by the guaranteed maximum price, and the Manager in turn has disputed amounts that Morse Diesel claims are outside the scope of the guaranteed maximum price. The Manager and Morse Diesel must review disputed amounts on a line-by-line basis, to determine whether all or some of such costs, in whole or in part, are covered by the guaranteed maximum price, and resolution regarding some disputed amounts are likely to affect resolution of other disputed amounts. The resolution of all or some of these issues in favor of Morse Diesel may result in the final cost of the Mohegan Sun to exceed its current budget. A portion of the proceeds of this Private Offering will be held in the Cash Collateral Account and may be used to fund the Company's share of any cost overruns, if any. Based upon its review of the budget and the open cost items, the Company believes that the final construction cost will not exceed the construction budget by an amount greater than the available contingency. There is no assurance that construction costs for the Mohegan Sun will not exceed budgeted amounts or the available contingency including amounts in the Cash Collateral Account (as defined). Failure to complete the Mohegan Sun within the budget may have a material adverse effect on the results of operations and financial condition of the Authority, and consequently, the Company. As of December 4, 1996, the Authority has drawn $42.0 million under the Secured Completion Guarantee and has issued additional subordinated notes to Sun International in principal amount equal to the amount of the draw.

    In addition, the Authority may not obligate itself to pay development costs (exclusive of interest) in excess of $325.0 million without the further consent of the National Indian Gaming Commission (the "NIGC"). The NIGC has reviewed and consented to the current budgeted amounts. No assurance can be given that if such additional amounts are required for completion of the Mohegan Sun, such consent will be obtained.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of, such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to rent such property or to borrow using such property as collateral. In addition, the owner or former owners of a site may be subject to common law claims by third, parties based on damages and costs resulting from environmental contamination emanating from a site.

    The site of the Mohegan Sun (the "Site") was formerly occupied by United Nuclear Corporation ("UNC"), a naval products manufacturer of, among other things, nuclear reactor fuel components. UNC's facility was officially decommissioned on June 8, 1994 when the Nuclear Regulatory Commission ("NRC") confirmed that all licensable quantities of special nuclear material ("SNM") had been removed from the Site and that any residual SNM contamination was remediated in accordance with the NRC approved decommissioning plan.

    From 1991 through 1993, UNC commissioned an environmental consultant to perform a series of environmental audits and reports on the Site. The environmental audits and soil sampling programs detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. Extensive remediation of contaminated soils and additional investigations were completed. In addition, extensive environmental studies were conducted prior to the United States taking the Site into trust for the Mohegan Tribe.

    Although the Site currently meets state remediation requirements, no assurance can be given that the various environmental reports or any other existing environmental studies with respect to the Site revealed all environmental liabilities, that any prior owners or tenants of the Site did not create any material environmental condition not known to the Authority, that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise exist on the Site. Future remediation may be necessary if excavation and construction exposes contaminated soil which has otherwise been deemed isolated and not subject to cleanup requirements.

    Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of building remodeling, renovation or demolition. Such laws may impose liability for release of ACMs and may entitle third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMS. In December 1994 UNC hired an asbestos contractor who removed all exposed asbestos insulations. In addition, ACMs were removed as part of the construction of the Mohegan Sun. However, no assurance can be given that additional future asbestos removal will not be necessary.

LACK OF EXPERIENCED PERSONNEL

    The Company anticipates that approximately 5,000 full time employees will be required to operate the Mohegan Sun. The required employees have been hired and have completed their initial training. In selecting employees, the Authority is obligated to give preference in hiring first to qualified members of the Mohegan Tribe (and qualified spouses and children of members of the Mohegan Tribe), and second to members of other Indian tribes. Although sufficient numbers of employees have been hired including many experienced casino operating and management personnel, a large number of the employees have no experience with casino operations and as a result, the initial quality of service may be affected. As a result, employee turnover may be high, especially in the initial period, and the Authority may be required to hire and train additional employees.

RISKS ASSOCIATED WITH HIGHLY REGULATED INDUSTRY

    Gaming on Indian land is regulated by federal, state and tribal governments. The Management Agreement was approved by the NIGC. The Indenture, the Notes, the Note Purchase Agreement for the Subordinated Notes, and all related exhibits and schedules were or will be reviewed by the NIGC. The NIGC has advised the Authority that although the NIGC must review these documents, it has no authority to directly approve or disapprove those agreements. In addition, all contracts with Indians relative to Indian land must be reviewed and approved by the Bureau of Indian Affairs of the Department of Interior (the "BIA"), exercising authority delegated by the Secretary of the Interior, which approval has been obtained for all contracts of the Tribe. The Company believes that the Management Agreement, the Note Purchase Agreement, the Notes and the Indenture are in compliance with all applicable federal Indian laws and regulations. Notwithstanding the foregoing, if a court of competent jurisdiction later holds that the NIGC has the authority and responsibility to approve an agreement, and if such approval cannot then be obtained or if such court determines that notwithstanding any such approval from the NIGC or the BIA that such agreement violated applicable federal law or regulations, such agreement could be held to be void, and any payments from the Authority or the Mohegan Tribe pursuant to such agreements (including payments in respect of the Management Agreement or the Subordinated Notes) could be ordered returned.

    In addition, gaming on Indian land may be adversely affected by changes in the law. From time to time, various governmental officials have proposed to tax casino gaming or to otherwise restrict or limit casino gaming. No assurance can be given that such legislation or other legislation in the future will not have a material adverse effect on the operations of the Mohegan Sun. In addition, under federal law, gaming on Indian land is dependent on the permissibility under state law of certain forms of gaming or similar activities. If the State of Connecticut were to make various forms of gaming illegal or against public policy, then such action may have an adverse effect on the ability of the Authority to conduct gaming. Connecticut currently permits, among other things, a state lottery, Jai-Alai fronton betting and off-track betting parlors. The Company believes that Connecticut is unlikely to make gaming against public policy due to the amount of revenues derived from gaming activities currently being received by the State.

    Prior to opening the Mohegan Sun, each of the partners of the Manager, including the Company and its shareholders, and certain employees of the Mohegan Sun were required to be licensed by relevant tribal and state authorities. Mr. Len Wolman, chairman of the Company, Mr. Mark Wolman, a director of the Company, and Mr. Solomon Kerzner, chairman of Sun International, have applied for and received permanent gaming licenses from the Commissioner of Revenue Services of the State of Connecticut which are subject to renewal annually. Certain other executives of each of Sun International and the Company have received temporary licenses. The Company believes that if any of these individuals are denied a gaming license, that such denial will not have a material adverse effect on the Company. As each employee who is required to be licensed is hired, the Authority or the Manager will cause such employee to apply for all required licenses.

    In addition, a former partner, Leisure Resort Technology, Inc., holds a five per cent beneficial interest in the Manager. The Manager has been advised that certain parties have acquired interests in Leisure and such acquisitions are subject to review by the Connecticut Commission of Revenue Services. No assurance can be given that all such parties will submit to, or pass, any such review. The failure of such parties to submit to or pass review would require the Manager to terminate the interest of Leisure. Pursuant to its agreement to withdraw as a partner from the Manager, Leisure holds its beneficial interest subject in all respects to the approval, regulations and requirements of the NIGC and the applicable State of Connecticut regulating agencies.

LACK OF PUBLIC MARKET FOR THE SECURITIES

    As of the date hereof, the only registered holder of Private Notes is Cede & Co., as the nominee of DTC. Prior to the offering of the Private Notes, there had been no market for the Notes and there can be no assurance that such a market will develop, or if such market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linakges (PORTAL) market. The Initial Purchasers have advised the Issuers that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and may discontinue such market making at any time without notice to the holders of the Notes. In addition, such market making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Accordingly, there can be no assurance that a trading market for the Notes will develop or will provide liquidity to the holders thereof. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruptions. See "The Exchange Offer" and "Plan of Distribution."

FRAUDULENT TRANSFER CONSIDERATIONS

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b) (i) received less than reasonably equivalent value or fair consideration and (ii) (A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on their business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could avoid, in whole or in part, the Notes, or in the alternative, subordinate the Notes to existing or future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair salable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Management of the Company believes that, for purposes of the Bankruptcy Code and state fraudulent transfer or conveyance laws, the Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Notes and the application of the net proceeds therefrom, including the $10.6 million distribution to the members of the Company to retire certain indirect interests of the Manager, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.

FAILURE TO EXCHANGE PRIVATE NOTES

    Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuers are is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Private Notes were sold by the Issuers on November 8, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1),(2), (3) or (7) under the Securities Act. As a condition to the sale of the Private Notes, the Issuers and the Initial Purchasers entered into the Registration Rights Agreement on November 8, 1996. Pursuant to the Registration Rights Agreement, the Issuers agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 45 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 225 days after the Closing Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Issuers's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

    With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Issuers believe that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Issuers have agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this Prospectus, $65,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

    Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. Holders have no right to possess the collateral, which is solely controlled by the Trustee. The Issuers intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

    The Issuers shall be deemed to have accepted validly tendered Private Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Issuers.

    Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on June 18, 1997, unless the Issuers, in their sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Issuers will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Issuers may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Issuers shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

    The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "The Exchange Offer-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest at a rate equal to 12 3/4% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each May 15 and November 15, commencing May 15, 1997. Holders of Exchange Notes will receive interest on November 15, 1997 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of the last interest payment date with respect to such Private Notes to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

    Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

    If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Issuers have no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Issuers reserve the right in their sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder of Private Notes will represent to the Issuers that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes,

(iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Issuers should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuers. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

    If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Issuers (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

    To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers in their sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Issuers shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

    If the Issuers determine in their sole discretion that any of these conditions are not satisfied, the Issuers may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

    All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Issuers's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

ADDITIONAL INTEREST

    In the event of a Registration Default (as defined below), the Issuers are required to pay as Liquidated Damages (as defined in the Registration Rights Agreement) to each holder of Transfer Restricted Securities (as defined below). If (a) neither an Exchange Offer Registration Statements, nor a Shelf Registration Statement is filed on or before the 45th day following the Closing Date, (b) neither of such registration statements is declared effective by the Commission on or prior to the 180th day after the Closing Date (the "Effectiveness Target Date"), (c) an Exchange Offer Registration Statement becomes effective, and the Issuers fail to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of such registration statement or the Effectiveness Target Date, or (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuers will pay liquidated damages ("Liquidated Damages") to each holder of the Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Notes held by such holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured and the amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes (regardless of whether one or more than one Registration Default is outstanding). All accrued Liquidated Damages will be paid by the Issuers on May 15 and November 15 of each year to the holders of Notes.

    The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

    Fleet National Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY REGISTERED OR CERTIFIED MAIL, BY OVERNIGHT
            DELIVERY OR BY HAND:                               BY FACSIMILE:

             Fleet National Bank                            Fleet National Bank
                 CT OP TO6D                               Attn: Patricia Williams
           Attn: Patricia Williams                            (860) 986-7920
             150 Windsor Street
             Hartford, CT 06120

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Issuers and their affiliates.

    The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers and are estimated in the aggregate to be approximately $180,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

    The Issuers will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuers so request), (v) to the Issuers or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

TAX AND ACCOUNTING TREATMENT

    The Issuers will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

    The Issuers will not receive any proceeds from the Exchange Offer. The net proceeds received by the Company from the offering of the Private Notes, after deducting discounts and commissions and estimated fees and expenses, were approximately $61.5 million. The Company used approximately $25.1 million to purchase $19.2 million in principal amount of Original Subordinated Notes of the Authority plus accrued interest and accrued Additional Amounts. In addition, in connection with the Reorganization, the Manager distributed approximately $850,000 in principal amount of Original Subordinated Notes to the Company. The Original Subordinated Notes bear interest at 15% per annum. The Completion Guarantee Subordinated Notes bear interest at the prime rate announced by the Chase Manhattan Bank plus one percent per annum. In addition to the interest rate borne on the Subordinated Notes that is paid by the Authority, the Manager is obligated to pay Additional Amounts on the Subordinated Notes to cause the effective rate to be 26 1/2% per annum. As a holder of the Subordinated Notes, the Company will be entitled to payment of these Additional Amounts on its Subordinated Notes. However, such Additional Amounts have not been pledged to the Trustee as security for the Notes. Payment of the Additional Amounts reduces the amount of the management fee available for distribution by the Manager.

    In addition, the Company used $10.6 million to directly purchase the interests of a 12 1/2% partner of the Manager and $10.0 million was distributed to the members of the Company for the purpose of causing certain indirect ownership interests in the Manager not held by the members of the Company to be retired. See "The Reorganization." The Company now holds a 45% economic interest in the Manager. The balance of the proceeds (approximately $15.8 million) were deposited into the Cash Collateral Account. The Company will be required to deposit all revenues into the Cash Collateral Account which was pledged to secure the Exchange Notes. Amounts in the Cash Collateral Account are available to pay interest, principal and/or premium on the Notes or to fund the Company's share of any required advances to the Authority.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted to give effect to (i) the Private Offering and the application of the net proceeds therefrom and (ii) the Reorganization.

                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
                                                                                                  (IN THOUSANDS)
Cash...........................................................................................      $     841
                                                                                                       -------
                                                                                                       -------
Long term debt:
  12 3/4% Senior Notes due 2003                                                                      $  65,000
                                                                                                       -------
  Total long-term indebtedness.................................................................         65,000
Members equity (deficit).......................................................................      $  (8,099)
                                                                                                       -------
  Total capitalization.........................................................................      $  56,901
                                                                                                       -------
                                                                                                       -------

                                THE MOHEGAN SUN

    The Mohegan Sun, which commenced operations on October 12, 1996, is a 625,000 square foot comprehensive gaming and entertainment complex located on a dramatically landscaped, heavily wooded 240-acre site on the banks of the Thames River in southeastern Connecticut. The Mohegan Sun, together with Foxwoods, located approximately 10 miles away, are the only two casinos offering slot machines and table games in the northeastern United States that are currently legally authorized to operate outside of Atlantic City, New Jersey.

COMPREHENSIVE MASTER PLAN

    The Mohegan Sun was developed according to a master plan for the site that integrates all of the major requirements of a world-class gaming and entertainment facility in a single comprehensive design. Pursuant to the master plan the Mohegan Sun's facilities were not designed and built in phases, as is the case with many casino developments. Instead, the entire casino and related facilities were planned and build together, resulting in a cohesive and logical layout for the entire Mohegan Sun complex. The total costs of the development and construction of the Mohegan Sun are estimated to be $305 million, exclusive of working capital and equipment operating leases. The source of funds includes:
(i) $175 million from the sale of the Authority Senior Secured Notes, (ii) $40 million from the sale of Original Subordinated Notes (all of which were initially purchased by Sun International), (iii) $50 million in advances from Sun International under the Completion Guarantee subordinated Notes, and (iv) $40 million in equipment financing.

    The master plan, which was completed prior to the commencement of operation by the Mohegan Sun, emphasized creating direct highway access, providing convenient parking and developing a variety of non-gaming entertainment amenities within the scope of a single attractive unifying theme. The master plan was designed to accommodate expansion, including additional parking and, if appropriate, hotel accommodations.

    The Company believes the use of an overall thematic environment in the Mohegan Sun is a differentiating factor in attracting visitors. The Mohegan Sun features a circular casino separated into four themed quadrants designed to reflect a separate seasonal theme--winter, spring, summer and fall-- emphasizing the importance of the seasonal changes to tribal life. An historical northeastern Indian theme is conveyed throughout the facility using architectural features, artistic details and the extensive use of natural elements such as timber, stone and water. The circular design, with separate entrances for each themed quadrant, is integrated into the traffic control design to provide fast and convenient access from the various self-parking, valet parking and public transportation loading areas to the gaming areas through their own separate entrances.

CONVENIENT ACCESS

    The Mohegan Sun provides customers fast and direct access to the interstate highway system through its own four-lane access road with a direct exit from Connecticut Route 2A (a four lane expressway) which connects to I-395, approximately one mile from the Mohegan Sun. Interstate 395 connects to I-95 approximately 9 miles away. Interstate 95 is the main highway connecting Boston, Providence and New York. In addition, the Mohegan Sun provides approximately 7,500 parking spaces on its property including 1,800 underground valet spaces and 1,300 spaces in a multi-level parking garage.

THE CASINO

    The gaming area consists of over 150,000 square feet, divided into four quadrants around the Wolf Den, an open bar and entertainment area that forms the centerpiece of the casino. The casino features approximately 2,670 slot machines (with the capacity for approximately 3,000 slot machines), with denominations ranging from twenty-five cents to $100, and approximately 180 table games featuring blackjack, poker, craps, roulette, Caribbean stud poker, baccarat, mini-baccarat and pai gow poker. Each of the four quadrants has a separate identifying seasonal decor, a separate customer service center/change bank, a beverage service bar and restrooms.

    Two high limit gaming and lounge areas, with private food and beverage service, are reserved for premium players.

    The facility also features a 22,500 square foot, 1,500 seat multi-use high stakes bingo hall. When not in use for high stakes bingo, this room can seat 2,000 patrons for special events such as boxing, concerts and headliner entertainment.

ENTERTAINMENT AND DINING

    The Mohegan Sun features a variety of non-gaming entertainment. The entertainment venues include:

        THE WOLF DEN. The centerpiece of the Casino is the Wolf Den, a 300-seat entertainment venue that is visible from the entire casino. The center of the Wolf Den is a stage area designed to resemble a 40-foot stone mountain that features top name dance and show bands and headliner performers. The Wolf Den also features a 16-foot video screen that shows originally created videos, music videos and sporting events.

        BINGO ROOM. Live entertainment and special events, such as boxing, are featured in the multi-use hall adjacent to the casino. The multi-use hall features high stakes bingo when not in use for special events.

        KIDSQUEST-REGISTERED TRADEMARK-. This approximately 20,000 square foot children's entertainment facility provides licensed supervised child care in a creative and exciting environment. Parents can leave their children at KidsQuest, for an hourly fee, to play in mazes and slides, enjoy Barbie Land, Lego blocks, movies and other dynamic activities.

    The quality and the variety of the food service, together with attention to personal service, are expected to be a hallmark of the Mohegan Sun. Patrons are able to choose from over 20 restaurants and bars including:

        THE LONGHOUSE. The Longhouse was the traditional meeting house of the Mohegan elders. This 150-seat restaurant features grilled and roasted aged prime beef complemented by a variety of fresh seafood in a wooded, rustic setting.

        POMPEII AND CAESAR. Chief Uncas, the historical leader of the Mohegan people, believed in the importance of learning from other cultures and named two of his sons after these Roman generals. In his honor, old world quality meets contemporary new world flair in this 150-seat Italian fare venue.

        BAMBOO FOREST. This 150-seat Asian specialty restaurant slices, dices and stirfries creatively prepared foods from the Far East. Bamboo Forest's discerning clientele feast on traditional and innovative Chinese, Thai, Malay and Vietnamese inspired cuisine.

        SEASONS BUFFET. Six hundred eighty guests may enjoy lunch and dinner at the Seasons Buffet, featuring fresh-carved meats, special selections from Mohegan Sun's specialty restaurants, pizza and bread fresh-baked in the buffet's wood burning ovens and fresh grilled meat, fish and sausages. Weekend breakfasts, Sunday brunch, and late night buffets round out the Seasons Buffet's offerings.

        MOHEGAN TERRITORY. Non-stop food complements the gaming at this 24-hour 350-seat casual restaurant. The Mohegan Territory offers popular selections from all of the Mohegan Sun's restaurants in one setting, including prime rib, fresh seafood, sandwiches, burgers, Chinese dishes, desserts and fresh bakery selections.

        THE COVE. This lounge area offers a variety of seafood selections and will give patrons the opportunity to sample appetizers from the menus of the Longhouse, Pompeii and Caesar and the Bamboo Forest.

        CHIEF'S DELI. A 150-seat casual restaurant complete with old-fashioned counter service. The open-style kitchen showcases the Mohegan Sun's sandwich chefs as they create gigantic corned beef, pastrami or customized deli-style offerings. A selection of daily homemade entrees such as yankee pot roast or chicken pot pie will complement the deli style sandwiches. For dessert, the Chief's Deli will offer a display of cakes, pies and pastries.

        BOW & ARROW. The gaming continues on the big screens at Mohegan Sun's sports bar, featuring televised sports, congenial bartenders, courteous servers and snacks.

        MOHEGAN GROUNDS. Mohegan Grounds is a cafe that features fresh-brewed coffees and teas, espresso and cappuccino at any time of day or night.

        FOOD COURT. The Food Court offers everything from hot dogs to chicken to submarine sandwiches to soups to pizza to Chinese food, all served from ten easy access food outlets centered around a skylit atrium with a running stream, a waterfall, bridges and trees.

        UNCAS GRILLE. Serving Mohegan Sun's approximately 5,000 employees, the Uncas Grille features a variety of dining, refreshment and breaktime snack items, 24-hours a day. Featured are hot and cold sandwiches, pizza, soup, salad bar and fresh grilled selections, extending employees the same courtesy and flair that patrons receive throughout the Mohegan Sun.

    In addition, the Mohegan Sun provides three retail stores and 10 retail carts. One of the stores features traditional Mohegan and other Indian crafts and the other stores feature items with the Mohegan Sun logo and convenience and gift shop items.

MARKET

    The primary market for the Mohegan Sun is day-trip customers from New England and New York who reside within 150 miles of the Mohegan Sun. According to market research reports, in 1995 there were approximately 2.4 million adults living within 50 miles of the site, 10.8 million adults within 100 miles of the site and 21.4 million adults within 150 miles of the site. The metropolitan areas of Hartford, New Haven, Springfield, Worcester, Boston and Providence are within one to two hours driving time by interstate highway to the Mohegan Sun. In 1995, the median household income and the per capita income of the population within this market were both approximately 26% higher than the national averages, with a median household income of $55,716 and a per capita income of $21,258 as compared to a national median household income of $45,793 and a national per capita income of $17,363.

    The Company believes that the success of Foxwoods, which is approximately 10 miles east of the Mohegan Sun, is evidence of a strong gaming market in the northeastern United States.

    Foxwoods is currently the largest gaming facility in the United States measured by the number of total gaming positions. The Company believes that Foxwoods is the most profitable casino in the United States, generating reported slot machine revenue of $471 million, $574 million and $601 million for 1994, 1995 and 1996, respectively. Foxwoods' average win per machine per day for 1995 and 1996 was $407 and $382, respectively. Foxwoods has generally maintained a high level of win per machine while steadily increasing its number of machines. The Company believes these statistics are an indication of the strength of the market available to the Mohegan Sun. In comparison, Atlantic City reported the average win per machine per day of $280 and $261 in 1995 and 1996, respectively.

    The Mohegan Sun reported to the State of Connecticut a gross slot win per machine per day of $345 for the month of March 1997.

MARKETING STRATEGY

    The Mohegan Sun employs a comprehensive marketing program designed to establish the Mohegan Sun as a premier entertainment facility for the entire family. The Mohegan Sun seeks to distinguish itself by emphasizing a uniquely themed gaming environment, a superior food and beverage experience in a variety of settings, ease of access and attention to personal service.

    The Company believes that the Mohegan Sun's primary target market is adults living within 100 miles (or approximately one to two hours driving time) and secondarily, the population living between 100 and 150 miles (or approximately two to three hours driving time) of the Mohegan Sun, which includes most of the New York City and Boston metropolitan areas. The Mohegan Sun does not intend to market heavily to visitors outside its primary target market unless it expands to include lodging facilities.

    Consistent with its emphasis on the day-trip market, the Mohegan Sun expects to organize regular bus routes and private limousine service to the major metropolitan areas in its vicinity to attract gaming patrons at all levels of play. Although the Mohegan Sun seeks accommodate premium high-stakes players, it does not initially expect to spend significant resources targeting the more demanding and costly premium player market.

    The Mohegan Sun seeks to create market awareness and customer loyalty through a wide variety of activities including:

        ADVERTISING. The Mohegan Sun utilizes a diverse media approach combining television, radio and print media in target market areas. The emphasis is on reach and frequency. Special attention is paid to media that reaches tourists visiting the southeastern Connecticut tourist attractions. The initial advertising is focusing on building consumer awareness and the strengths of the property--spectacular design, convenience location, easy access, gaming opportunities, unique entertainment and diverse food and beverage offerings.

        PUBLIC RELATIONS. Through regular press releases and special media events, the Mohegan Sun is striving to create an active presence in the news with emphasis on the electronic and print media.

        AREA TOURISM. Regional marketing targets southeastern Connecticut tourists with an emphasis on participating with local marketing groups, the charter bus market, brochure distribution points such as visitor centers and sponsorship opportunities.

        SPONSORSHIPS. The Mohegan Sun will sponsor major expositions and sporting and entertainment events to position it as a first class entertainment resort.

        SLOT MARKETING. The cornerstones to successful slot marketing are customer service, complimentaries, an exemplary product and a "user-friendly" players' club. The Mohegan Sun features special slot hosts that provide service and that special "personal touch", complimentaries as a benefit to the players club, and a "state-of-the-art" product with each machine having a bill validator.

        ETHNIC MARKETING. Focussed primarily on the strong Asian-American gaming market in the Northeast, the Mohegan Sun offers multi-lingual hosts, food, special events, Asian language advertising and special group transportation via motorcoach.

        BUS MARKETING. The Mohegan Sun marketing department concentrates on efficiently and profitably attracting customers from the motorcoach market. A separate motorcoach patron entrance makes access and loading fast and convenient.

        SPECIAL EVENTS AND ENTERTAINMENT. Special events and entertainment will be used to reward loyal customers of the Mohegan Sun as well as to attract new patrons. Gaming tournaments, drawings, giveaways and "high end" specialty events will be featured. Top name entertainment will be featured in the Wolf Den and sporting events and high impact entertainment will be featured in the multi-use bingo hall.

        DATABASE MARKETING. Use of a customer database to build customer loyalty and generate repeat business will be a key marketing tool. The customer database from the players club (which will collect data from both slot and table game play) will enable the Mohegan Sun to target the specific interests of groups of customers.

COMPETITION

    The gaming industry is characterized by intense competition among entities that, in many instances, have greater resources than the Mohegan Sun. Because the Mohegan Sun is marketed primarily to the day-trip customer, it competes primarily with other casinos within 150 miles, and to a lesser extent, with casinos in Atlantic City, New Jersey. Currently, Foxwoods is the only casino in operation within 150 miles of the Mohegan Sun. However, Foxwoods is located approximately 10 miles from the Mohegan Sun and is the largest gaming facility in the United States in terms of the number of total gaming positions. In addition, Foxwoods offers a number of amenities that the Mohegan Sun does not currently plan to offer, including hotels and extensive entertainment facilities. Foxwoods has been in operation since 1992 and the Company believes that Foxwoods' successful operation has enabled it to build financial resources that are currently substantially greater than the Authority's or the Manager's financial resources.

    Currently, outside of Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally-recognized Indian tribes operating under IGRA. In Connecticut, only the Mohegan Tribe and the Pequot Tribe, which operates Foxwoods, are federally recognized. In New York State, a number of tribes are federally recognized, but only two tribes, the St. Regis Mohawks and the Onieda Nation have gaming compacts with the State of New York. The Oneida Nation is currently operating a casino, Turning Stone, near Syracuse, New York. A federally-recognized tribe in Rhode Island and a federally-recognized tribe in Massachusetts are each currently seeking to establish gaming operations. In addition, a number of tribes in New England are seeking federal recognition in order to establish gaming operations. The Company cannot predict whether any of these tribes will be successful in establishing gaming operations, and if established, whether such gaming operations will have a material, adverse effect on the proposed operations by the Authority.

    In addition, a number of states, including Connecticut and New York, have investigated legalizing casino gaming by non-Indians in one or more locations. However, under the Mohegan Compact and the tribal-state compact between the Pequot Tribe and the State of Connecticut, if Connecticut legalizes any gaming operations with slot machines or other commercial casino games, the Pequot Tribe and the Mohegan Tribe will no longer be required to make payments related to slot machine revenues. In New York, an advisory panel has recommended to the legislature the legalization of a number of casinos in upstate New York, including in the Catskill mountain region near New York City. Any such casino would require additional approval by the state legislature and/or the governor of the State of New York.

EMPLOYEES

    The Company anticipates that approximately 5,000 full time employees will be required to operate the Mohegan Sun. The required employees have been hired and have completed their initial training. In selecting employees, the Authority is obligated to give preference in hiring first to qualified members of the Mohegan Tribe (and qualified spouses and children of members of the Mohegan Tribe), and second to members of other Indian tribes. Although sufficient numbers of employees have been hired, including many experienced casino operating and management personnel, a large number of the employees have no experience with casino operations and as a result, the initial quality of service may be affected. As a result, employee turnover may be high, especially in the initial period, and the Authority may be required to hire and train additional employees.

LEGAL PROCEEDINGS

    None of the Mohegan Tribe, the Authority, the Manager, the Company or Finance is a party to any pending material litigation.

                                  THE COMPANY

    The Company was organized in September 1996 as a Delaware limited liability company. The Company is a newly formed entity that is one of the two managing partners of the Manager. The Company also owns the Subordinated Notes. Finance, a Delaware corporation was organized in October 1996. The principal executive offices of the Company and Finance are located at 914 Hartford Turnpike, P.O. Box 715, Waterford, Connecticut 06385 and its telephone number is (860) 442-4559.

    The Limited Liability Company Agreement of the Company (the "LLC Agreement") provides for the property, affairs and business of the Company to be managed by a four member Board of Directors which consists of two directors appointed by Slavik and two directors appointed by LMW (the "Board of Directors"). A quorum for the Board of Directors requires all four members. The members initial capital contributions to the Company consists of all of the interests in the Manager owned by Slavik and LMW as well as certain Subordinated Notes. See "Prospectus Summary--The Reorganization." Additional capital contributions may be made to the Company by its members on a PRO RATA basis. If it is determined that the Company requires additional funds, such funds may be loaned to the Company by certain members pursuant to the terms set forth in the LLC Agreement; however, the Indenture for the Notes prohibits the Company from incurring additional indebtedness. The LLC Agreement also provides that any disputes which arise under the LLC Agreement and which remain unresolved after 30 days will be settled through arbitration.

    LMW, one of the two members of the Company, is a development firm based in southeastern Connecticut. LMW is owned by Len Wolman and Mark Wolman, each of whom have extensive experience in construction and hotel management. Mr. Len Wolman, who is the President and Chief Executive Officer of Waterford Hotel Group, Inc. ("Waterford Hotel Group"), has twenty years of experience in hospitality property development, including management experience associated with major hotel operators such as Westin, Hyatt, Four Seasons, Sheraton, Holiday Inn and Marriott. When Mr. Wolman joined the Waterford Hotel Group in 1986, it had one hotel under management. Under Mr. Wolman's leadership, Waterford Hotel Group has grown to have eighteen properties under management in eight states today. Mr. Mark Wolman is the founder of Wolman Construction, which does commercial and residential construction throughout southeastern Connecticut. Mr. Mark Wolman has over sixteen years of experience in land development and construction and currently serves on the Board of Directors of the Builders Association of Eastern Connecticut and served as president of the association in 1993.

    The other member of the Company, Slavik, was one of the first developers of "way-of-life" communities (i.e. communities with a mix of single-family and multiple family housing, golf courses or marinas and supportive office and commercial facilities) and owns over 4,900 apartment units which it has developed and built. Slavik also develops and manages hotels. The principals of Slavik are Mr. Stephan Slavik, Sr. and Mr. Del Lauria. Mr. Slavik is the Managing Member of Slavik Enterprises, LLC, a residential development company that has developed and constructed more than 6,000 single family homes, 15,000 multiple-family housing units and several planned developments. Mr. Lauria is the Executive Vice President of Slavik.

                         SELECTED FINANCIAL INFORMATION

    The selected financial information set forth below with respect to the Company's statements of operations for the period from September 30, 1996 (commencement of operations) to December 31, 1996 and the balance sheet data at December 31, 1996 are derived from the financial statements of the Company. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's financial statements and related notes contained elsewhere in this Prospectus.

                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Balance Sheet Data
Assets
  Cash and Temporary Investments...............................................    $  16,737
  Investment in Trading Cove Associates(1)(2)..................................       12,682
  Investment in Original Subordinated Notes(3).................................       25,966
  Deferred debt costs..........................................................        2,789
                                                                                 -------------
      Total assets.............................................................    $  58,174
                                                                                 -------------
                                                                                 -------------
Liabilities and Members' Equity
Accrued Expenses...............................................................           54
Accrued interest on notes payable..............................................        1,220
                                                                                 -------------
      Total current liabilities................................................        1,274
  12 3/4% Senior Notes due 2003................................................       65,000
  Members' equity (deficit)(1)(4)..............................................       (8,099)
                                                                                 -------------
      Total liabilities and members' equity....................................    $  58,174
                                                                                 -------------
                                                                                 -------------

------------------------

(1) Includes initial capital contribution by LMW and Slavik of each of their interests in the Manager, recorded at their historical cost of $3.0 million. The investment has been accounted for utilizing the equity method of accounting and includes (i) aggregate initial cash contributions of $2.94 million and (ii) equity in net income of $61,000 (which consists of the allocation of all revenues and expenses of the Manager from October 8, 1996 through November 8, 1996).

(2) Includes the purchase of the partnership interest of RJH Development Corp. for $10.6 million, which will be amortized over the seven year term of the Management Agreement. See "Prospectus Summary--The Reorganization."

(3) Includes principal, accrued interest and accrued Additional Amounts (as defined) on Subordinated Notes as purchased from Sun International with the proceeds of the Private Offering.

(4) Reflects the distribution of $10.0 million of the proceeds from the Private Offering to LMW and Slavik for the purpose of facilitating the acquisition of certain interests in Slavik by Messrs. Len and Mark Wolman in connection with the Reorganization. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's financial statements, the notes thereto, and certain other financial information included elsewhere in the Prospectus.

DEVELOPMENT ACTIVITIES

    The Company, in its role as a managing general partner of the Manager, was responsible for the design and development of the Mohegan Sun and oversees its day-to-day operations. The operations of the Company, or its predecessors, have been limited to negotiating the Management Agreement and assisting the Mohegan Tribe and the Authority in obtaining federal recognition, negotiating the Tribal-State Compact with the State of Connecticut, obtaining financing for the development of the Mohegan Sun and applying for the appropriate gaming and other licenses and governmental approvals required.

    The Company has been recently formed and is in the development stage and has capitalized all costs. Accordingly, the Company does not have any historical operating revenues or income.

OVERVIEW OF CURRENT AND FUTURE CASH FLOWS

    The Company expects to fund its operating debt service and capital needs from cash flows from the Management Agreement and the Subordinated Notes (to the extent interest is payable in cash on the Subordinated Notes and to the extent of principal payments on the Subordinated Notes) and from amounts in the Cash Collateral Account. Based upon the Company's anticipated future operations, management believes that available cash flow from these sources will be sufficient to meet the Company's anticipated requirements for operating expenses and payments of principal of and interest on the Notes. No assurance, however, can be given that the operating cash flow will be sufficient for that purpose. The following is a summary of the anticipated cash flows of the Company from the Mohegan Sun based upon its contractual arrangements. The summary is qualified by reference to the more detailed summary of the contractual arrangements described under "Material Agreements."

    For the three month period ended December 31, 1996, the Company received $750,094 in cash distributions from the Manager, which represented its share of approximately $1,989,772 in net management fees earned by the Manager from the Authority pursuant to the terms of the Management Agreement for the same period. The actual amount of management fees earned by the Manager for any annual period are subject to year-end adjustment, as set forth below.

    SOURCES OF REVENUES. The Company has only two sources of revenues: distributions on its partnership interest in the Manager and debt service payments on the Subordinated Notes.

    The Manager will have only one source of revenue, management fees under the Management Agreement. The management fees are calculated in three tiers based upon Net Revenues of the Mohegan Sun set forth below (in thousands):

                                                                       I                II                III
                                                                  -----------  --------------------  -------------
                                                                                                      REVENUES IN
                                                                                REVENUES IN TIER I     TIERS I &
                                                                                       PLUS           II PLUS 30%
                                                                  40% OF NET        35% OF NET            OF
                                                                   REVENUES          REVENUES        NET REVENUES
                                                                     UP TO           BETWEEN             ABOVE
                                                                  -----------  --------------------  -------------
Year 1..........................................................   $  50,546   $     50,547-$63,183   $    63,183
Year 2..........................................................   $  73,115   $     73,116-$91,394   $    91,394
Year 3..........................................................   $  91,798   $    91,799-$114,747   $   114,747
Year 4..........................................................   $  95,693   $    95,694-$119,616   $   119,616
Year 5..........................................................   $ 104,107   $   104,108-$130,134   $   130,134
Year 6 (subject to Buyout Option)...............................   $ 114,335   $   114,336-$142,919   $   142,919
Year 7 (subject to Buyout Option)...............................   $ 130,944   $   130,945-$163,680   $   163,680
                                                                  -----------  --------------------  -------------
                                                                  -----------  --------------------  -------------

    The monthly management fee payments are calculated against 1/12th of the amounts set forth above, and then adjusted annually within 60 days of the close of the fiscal year. This annual adjustment might or might not have a material effect on cash flow. As defined in the Management Agreement, "Net Revenues" of the Mohegan Sun means the amount of the Gross Revenues of the facility less operating expenses and certain specified categories of revenue, such as income from any financing or refinancing, taxes or charges received from patrons on behalf of and remitted to a governmental entity, proceeds from the sale of capital assets, insurance proceeds and interest on the Reserve Fund. Net Revenues also include Net Gaming Revenues, which are equal to the amount of the "net win" from Class III Gaming operations (ie., the difference between gaming wins and losses) less all gaming-related operational expenses (excluding the management fee). Within 25 days after the end of each calendar month, the Manager is required to calculate and report to the Mohegan Tribe, the gross revenues, operating expenses and Net Revenues.

    In addition, the Manager is required to fund $1.2 million per year ($100,000 per month) from its management fees into a capital replacement reserve. The Management Agreement has a term of seven years that commences upon the opening of the Mohegan Sun, subject to a right of the Authority to buy-out the Management Agreement after the fifth year. If the Management Agreement is bought out after the fifth year, the Company will use its share of the proceeds to redeem Notes.

    Upon receipt of the management fees, the Manager is required to make a number of different types of payments to its partners. Some of these payments are one-time non-recurring payments (the "Nonrecurring Payments") and others are required on a continuing basis (the "Continuing Payments"). The payments marked with an asterisk below are Non-recurring Payments and the others are Continuing Payments. One of the considerations used by the NIGC in determining whether or not to approve a management contract is whether the Manager is providing a portion of the capital required. Accordingly, the Manager agreed to provide or cause to be provided $40 million of capital in the form of the Subordinated Notes. However, at the time that the subordinated loan was made, the partners of the Manager, including the Company's predecessors-in-interest, did not participate in the loan in accordance with their economic interests in the Manager. Therefore, the partners of the Manager agreed that those partners who participated in funding the Subordinated Notes would be entitled to the Additional Amounts as a priority allocation of the Management Fee to compensate these partners for the additional risk of funding the Subordinated Notes. The Additional Amounts represent a priority in the distribution of available cash by the Manager. If every partner of the Manager participated in the Subordinated Notes to the extent of its pro rata economic interest in the Manager, then the Additional Amounts would have no economic effect on the partners. Such payments by the Manager, along with the allocation of the other Management fees, are to compensate the recipients for the services provided by them to the Mohegan Sun, including compensation for the provision of capital resources, and to provide the initial investors in the Mohegan Sun with a return of capital for their initial investment.

    The following table sets forth the priority of the distribution of the Management Fee from the Manager to its Partners:

        *1. Return of capital contributions made after September 24, 1995. These capital contributions aggregated $1.1 million and are to be repaid to the partners, 50% to the Company and 50% to Sun International.

         2. Payment of an amount equal to 11 1/2% per annum on the Original Subordinated Notes. These payments will be made semi-annually to the holders of the Original Subordinated Notes, 50% to the Company and 50% to Sun International.

         3. Payment of an amount equal to the difference between 26 1/2% and the reference rate of Chase Manhattan Bank plus 1.0% on the first $15.0 million advanced under the Completion Guarantee (the "First Tranche Completion Guarantee Subordinated Notes"). This amount will be paid semi-annually PARI PASSU with the amounts under paragraph 4. Upon funding of the First Tranche Completion Guarantee Subordinated Notes, this amount will be paid to Sun International. However, these amounts become payable to the Company as it purchases its share of the First Tranche Completion Guarantee Subordinated Notes over three years.

         4. Payment of an amount equal to the reference rate of Chase Manhattan Bank plus 1.0% on the First Tranche Completion Guarantee Subordinated Notes to the extent the Authority is not permitted to pay interest thereon. This amount will be paid semi-annually PARI PASSU with the amount under paragraph
    3. When the Authority can pay such interest, payment under this paragraph 4 shall be reduced accordingly. In addition, to the extent the Manager has paid amounts otherwise payable by the Authority, the holders will be required to repay the Manager.

         5. Payment of an amount equal to the difference between 26 1/2% and the reference rate of Chase Manhattan Bank plus 1.0% on the amounts advanced under the Completion Guarantee in excess of the First Tranche Completion Guarantee Subordinated Notes (which is expected to total $35.0 million) (the "Second Tranche Completion Guarantee Subordinated Notes"). This amount is paid semi-annually to Sun International.

        *6. Return of capital contributions made before September 24, 1995. These capital contributions aggregated approximately $7.0 million and are repaid to the partners, 50% to the Company and 50% to Sun International. Approximately $2.2 million of these capital contributions will be deemed returned at the closing of this Private Offering upon the distribution by the Manager of the $1.7 million in principal amount of Original Subordinated Notes together with accrued interest and accrued Additional Amounts, 50% to Sun International and 50% to the Company.

        *7. Payment of a Development Services Fee to Sun International equal to 3% of total development costs (less land acquisition costs) of the Mohegan Sun plus $25,000 (estimated to be $8.3 million).

         8. Payment of a monthly Management Services Fee equal to the lesser of 1% of the gross revenues of the Mohegan Sun and 25% of sum of the Excess Cash of the Manager (as defined in the Partnership Agreement) plus the Organizational and Administrative Fee (as defined) and the Marketing and Casino Operations Fee (as defined). After deducting operating expenses (which will be the following amounts: $2.0 million if the Mohegan Sun's EBITDA (as defined) is $200.0 million or less, $3.0 million of the Mohegan Sun's EBITDA is $200.0 million but less than $225.0 million, and $4.0 million if the Mohegan Sun's EBITDA is greater than $225.0 million) the remaining amounts will be distributed in amounts equal to 50% to Sun International and the remainder to the Company.

        *9. Payment of a Completion Guarantee Fee to Sun International equal to 2% of the total development costs (less land acquisition costs) of the Mohegan Sun (approximately $5.5 million).

        10. Payment of an amount equal to the state and federal income tax liability of the Manager as if it were an individual paying federal income tax and the higher of Michigan or Connecticut taxes. This amount will be paid 50% to Sun International, 45% to the Company and 5% to a former partner.

        11. All remaining fees and Excess Cash distributed 50% to Sun International, 45% to the Company and 5% to a former partner.

    The Company has an obligation to purchase one-half ($7.5 million) of the aggregate principal amount of the outstanding First Tranche Completion Subordinated Guarantee Notes in three equal annual installments beginning in October 1997.

    Interest accrues on the Subordinated Notes semi-annually. Interest is deferred (and compounds semi-annually) until the Authority retires or offers to purchase at least 50% of its $175 million Authority Senior Secured Notes. The Authority is required to offer annually to purchase the Authority Senior Secured Notes with 50% of its Excess Cash Flow (as defined). If the holders of the Authority Senior Secured Notes do not accept the offer, then such amount of the Excess Cash Flow must be offered to purchase the Subordinated Notes. In the event that the Company receives an offer to purchase Subordinated Notes (other than in connection with a Change of Control), the Indenture requires the Company to accept such offer to purchase Subordinated Notes in the same proportion as Sun International.

    DISCUSSION OF THE PERIOD FROM SEPTEMBER 30, 1996 (COMMENCEMENT OF
     OPERATIONS) TO DECEMBER 31, 1996

    The Company had no operations prior to September 30, 1996.

    INTEREST INCOME. The Company's sole source of revenue for the period ended December 31, 1996 was interest income of approximately $623, which was primarily attributable to accrued interest on the Subordinated Notes.

    INTEREST EXPENSE. Interest expense of approximately $1,220 for the period ended December 31, 1996 resulted from accrued and unpaid interest on the Private Notes.

    EQUITY IN LOSS OF THE MANAGER. Equity in loss of the Manager of approximately $385 for the period ended December 31, 1996 was primarily attributable to amortization of (i) $221 in connection with the interest in the Manager that was purchased by the Company in connection with the Reorganization and (ii) $164 which represented the Company's pro rata share of the Manager's loss for the period from November 9, 1996 to December 31, 1996.

    NET LOSS. Primarily as a result of the foregoing factors, the Company experienced a net loss of $1,118 for the period ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The initial capital of the Company consists of the partnership interests in the Manager contributed by Slavik and LMW in forming the Company. See "The Reorganization". In connection with the offering of the Private Notes, the Company used approximately $25.1 million to purchase $19.2 million in principal amount of Original Subordinated Notes of the Authority plus accrued and unpaid interest and Additional Amounts. In addition, in connection with the Reorganization the Manager distributed approximately $850,000 in principal amount of Subordinated Notes to the Company.

    If construction costs exceed the current budget or if additional amenities or facilities are constructed, the Manager may determine to loan the Authority funds for such purposes, although it does not have any obligation to do so. The Company currently believes that the completion costs of the Mohegan Sun are within the current budget or can be funded through the $50.0 million completion guarantee, but construction costs may increase, and no assurance can be given that the Authority will be able to obtain sufficient funds if it is required to do so. A portion of the proceeds of the Private Offering were placed in the Cash Collateral Account and are available to fund the Company's share of any additional funding required by the Manager, if any. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments."

                                   MANAGEMENT

    The Mohegan Sun is managed by the Manager pursuant to the Management Agreement. The Management Agreement provides that significant business decisions, such as approving the annual budget, will be made by the Business Board, which consists of two representatives from the Manager (one from the Company, Mr. Len Wolman, and one from Sun International, Mr. Howard Kerzner) and two representatives from the Authority. Decisions of the Business Board must be made unanimously.

    The Manager is managed by two managing general partners, the Company and Sun International. Generally, most decisions require the unanimous decision of both managing general partners.

    The following sections set forth the management personnel of the Company, Finance, Sun International and the Authority. The information concerning Sun International and the Authority has been derived from publicly filed information.

THE COMPANY

    The following tables set forth certain information with respect to persons who are members of the Company's Board of Directors of the Company and Finance or who are executive officers of the Company or Finance.

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------

Len Wolman...........................................         42  Chairman of the Board and Chief Executive Officer

Del J. Lauria........................................         48  Director and Chief Financial Officer

Stephan F. Slavik, Sr................................         76  Director

Mark Wolman..........................................         39  Director

    LEN WOLMAN. Mr. Wolman has been the Chairman of the Board of Directors and the Chief Executive Officer of the Company since its formation. Mr. Wolman is also the Chairman of the Board of Directors and the Chief Executive Officer of the Waterford Hotel Group, Inc. since 1986. Under Mr. Wolman, Waterford Hotel Group, Inc. has grown from one hotel management contract to 18 properties in eight states. Mr. Wolman was actively involved in the development and construction of the Mohegan Sun. Mr. Wolman was instrumental in formation of the relationship of the Manager and the Mohegan Tribe and has been actively working with the Mohegan Tribe in connection with obtaining federal recognition, acquiring the site for the Mohegan Sun and obtaining the financing to construct the Mohegan Sun. Mr. Wolman is the brother of Mark Wolman. Mr. Wolman has served as President and Chief Executive Officer of Finance since its inception.

    DEL J. LAURIA. Mr. Lauria became a director of the Company and Chief Financial Officer upon its formation. Mr. Lauria is also the Executive Vice President of Slavik Suites, Inc. From 1980 to 1982, Mr. Lauria served first as Chief Financial Officer of the Formidable Group, Inc., a real estate management company. In 1982, Mr. Lauria was promoted to Executive Vice President of the Formidable Group, Inc. and served in that position until joining Slavik Suites, Inc. in 1991. Prior to joining the Formidable Group, Inc., Mr. Lauria was associated with the accounting firm now known as Deloitte & Touche and is a certified public accountant. Mr. Lauria has served as Treasurer of Finance since its inception.

    STEPHAN F. SLAVIK, SR. Mr. Slavik became a Director of the Company upon its formation. Mr. Slavik is the Managing Member of Slavik Enterprises, LLC, a residential development company that has developed and constructed more than 6,000 single family homes, 15,000 multiple-family housing units and several planned communities in Michigan and Florida. Slavik Enterprises is currently active in the development, building and ownership of over 4,900 apartment units.

    MARK WOLMAN. Mr. Wolman became a Director of the Company upon its formation. Mr. Wolman has been the President of Wolman Construction since its formation in 1988. Wolman Construction is a residential and commercial development and construction firm based in eastern Connecticut and is actively involved in developing the Mohegan Sun. Mr. Wolman has been working with the Mohegan Tribe since 1992 and has been instrumental in assisting the Mohegan Tribe obtain a number of governmental approvals in connection with the development and construction of the Mohegan Sun. Mr. Wolman is the brother of Len Wolman.

    The Company's directors and officers will not be compensated by the Company, but will receive compensation as part of the operating expenses deducted from the Management Services Fee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUN INTERNATIONAL

    Sun International, drawing upon its gaming and resort expertise, has assembled an experienced management team to oversee the development and operation of the Mohegan Sun. This team includes:

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------

Solomon Kerzner......................................         61  Chairman and Chief Executive Officer

Howard B. Kerzner....................................         33  President

Charles Adamo........................................         36  Executive Vice President--Corporate Development and
                                                                  General Counsel

John R. Allison......................................         50  Executive Vice President--Chief Financial Officer

Kevin DeSanctis......................................         44  Chief Operating Officer--North America & Caribbean

James Boocher........................................         41  Executive Vice President--Project Development

    SOLOMON KERZNER. Mr. Kerzner has been Chairman and Chief Executive Officer of Sun International since October 1993 and from October 1993 to June 1996 was President. Mr. Kerzner is one of the visionary leaders of the resort and gaming industries. Prior to founding Sun International, Mr. Kerzner pioneered the concept of an entertainment and gaming destination resort designed and managed to appeal to multiple market segments by developing Sun City, the Lost City and the Carousel. Mr. Kerzner is the father of Howard Kerzner.

    HOWARD B. KERZNER. Mr. Kerzner is the President of Sun International. Mr. Kerzner joined Sun International in May 1995 as Executive Vice President--Corporate Development. Prior to that time, he was Director--Corporate Development of Sun International Investments Limited ("SIIL") from September 1992. Previously, Mr. Kerzner worked for Lazard Freres & Co. from September 1991. Prior to that time Mr. Kerzner worked for the First Boston Corporation. Mr. Kerzner is the son of Solomon Kerzner.

    CHARLES D. ADAMO. Mr. Adamo is Executive Vice President and General Counsel of Sun International. Mr. Adamo joined Sun International in May 1995 as General Counsel. Prior to that time, he was Group Legal Advisor of SIIL from September 1994. Previously, Mr. Adamo was engaged in the practice of law at the firm of Cravath, Swaine & Moore in New York from 1986. Mr. Adamo is admitted to the bar in the State of New York.

    JOHN R. ALLISON. Mr. Allison is the Executive Vice President--Chief Financial Officer of Sun International. Mr. Allison joined Sun International in May 1995 as Chief Financial Officer. Mr. Allison joined SIIL in March 1994 as Group Financial Director. From December 1987 until February 1994, Mr. Allison was Chief Financial Officer--South African operations of Sun International, Inc., a resort and management holding company with interest in approximately 27 hotels in southern Africa. Prior to that, he was the Group Financial Director of Kimberly-Clark (South Africa) Limited for four years. He is a fellow of the Institute of Chartered Accountants in England and Wales and a member of the South African Institute of Chartered Accountants.

    KEVIN DESANCTIS. Mr. DeSanctis is the Chief Operating Officer--North America & Caribbean. Mr. DeSanctis joined Sun International in July 1995 as President, Gaming. Prior to joining Sun International, Mr. DeSanctis served as Executive Vice President and Chief Operating Officer of Hemmeter Enterprises since April 1994. From 1991 to 1994 Mr. DeSanctis served as President and Chief Operating Officer of the Trump Plaza Hotel and Casino. From August 1989 to February 1991, Mr. DeSanctis served as Vice President of Casino Operations of The Mirage Hotel and Casino in Las Vegas, Nevada. Prior to August 1989, Mr. DeSanctis served in various positions in the gaming industry.

    JAMES BOOCHER. Mr. Boocher is the Executive Vice President--Project Development. Mr. Boocher joined Sun International in November of 1996. He is the executive in charge of Sun International's expansion on Paradise Island. Before joining Sun International, Mr. Boocher was President of Ellis-Don Construction Ltd., Canada's second largest construction company. Prior to joining Ellis-Don, Mr. Boocher was a construction Director for Olympia and York Development. He was involved in projects in the World Financial Center, New York, Canary Wharf, London, England and two office buildings in Dallas, Texas. Mr. Boocher attended Ball State University

THE AUTHORITY

    The following tables provides information as of September 1, 1996 with respect to each of (i) the executive officers of the Authority and (ii) the members of the Management Board of the Authority (the "Management Board"). See "Mohegan Tribe of Indians of Connecticut--Tribal Gaming Authority."

NAME                                                                              POSITION
--------------------------------------------------------  --------------------------------------------------------
Roland Harris...........................................  Chairman and member, Management Board
Jayne Fawcett...........................................  Vice Chairman and member, Management Board
William J. Valardo......................................  Executive Vice President and General Manager
Jeffrey E. Hartmann.....................................  Senior Vice President and Chief Financial Officer
Mitchell Grossinger Etess...............................  Senior Vice President, Marketing
Carlisle Fowler.........................................  Treasurer and member, Management Board
Loretta Roberge.........................................  Corresponding Secretary and member, Management Board
Shirley Walsh...........................................  Recording Secretary and member, Management Board
Mark Brown..............................................  Member, Management Board
Courtland Fowler........................................  Member, Management Board
Maynard Strickland......................................  Member, Management Board
Glen R. LaVigne.........................................  Member, Management Board

    ROLAND HARRIS. Mr Harris has been Chairman and a member of the Management Board since October 1995. Mr. Harris is the founder and president of the firm Harris and Clark, Inc.--Civil Engineers, Land Surveyors & Land Planner, which has performed services for the Authority. Mr. Harris has served as

First Selectman and CEO of the Town of Griswold, Connecticut and also as its Planning and Zoning Commissioner. He has served as Deputy Chief of the Griswold Fire Department and as Fire Marshall and Inspector of the Town of Griswold. Prior to assuming the Chairmanship of the Management Board, Mr. Harris served as the Tribal Planner. In addition to his duties as Chairman, Mr. Harris also is a member of the Business Board and Director of the Mohegan Tribe's Housing Authority.

    JAYNE FAWCETT. Ms. Fawcett has been Vice Chairman of the Management Board since December 1995 and a member of the Management Board since July 15, 1995. Ms. Fawcett worked as a social worker for the State of Connecticut in 1987 and recently retired from teaching after 27 years of service. Ms. Fawcett was Chairman of the Constitutional Review Board from 1992 to 1993. In addition, she serves as an alternate on the Business Board and oversees the Mohegan Tribe's public relations.

    WILLIAM J. VALARDO. Mr. Valardo has been Executive Vice President, General Manager of the Authority since October 1995 and has 20 years of experience in gaming operations. Prior to his employment with the Authority, Mr. Valardo was Chief Operating Officer for River City, a riverboat gaming joint venture in New Orleans, Louisiana. From 1991 to 1994, Mr. Valardo served as Senior Vice President, Casino Operations at Trump Plaza Hotel and Casino in New Jersey. Mr. Valardo was Vice President, Table Games of the Mirage in Las Vegas from its opening in 1989 until 1991. Mr. Valardo also worked as Assistant Casino Manager and Pit Manager for Caesars Tahoe and Caesars Palace.

    JEFFREY E. HARTMANN. Mr. Hartmann, who has been Senior Vice President of Finance and the Chief Financial Officer of the Authority since December 1996, has six years of experience in the casino and hotel industry. Prior to joining the Authority, Mr. Hartmann worked for Foxwoods Resort Casino from August 1991 to December 1996, most recently as its Vice President of Finance. Mr. Hartmann was employed by Coopers and Lybrand as an Audit Manager from 1984 to 1991. Mr. Hartmann is a certified public accountant.

    MITCHELL GROSSINGER ETESS. Mr. Etess has been Senior Vice President, Marketing since November 1995 and has 16 years experience in the casino and hotel industry. Prior to his employment with the Authority, Mr. Etess was Vice President at Players Island and, from 1989 to 1994, was Senior Vice President of Marketing and Hotel Operations at Trump Plaza Hotel and Casino. Prior thereto, Mr. Etess held various management positions in the casino and hotel industry.

    CARLISLE FOWLER. Mr. Fowler has been the Treasurer and a member of the Management Board since July 15, 1995 and has been active in the Mohegan Tribe's government for over 20 years. Prior to his retirement in 1989, Mr. Fowler was an electronics technician for the State of Connecticut and operated his own electronics business. Mr. Fowler serves on the Business Board and on the Finance Committee of the Management Board.

    LORETTA ROBERGE. Ms. Roberge has been Corresponding Secretary and a member of the Management Board since July 15, 1995. Ms. Roberge has served as a paraprofessional at the Mohegan School for 24 years, working with children with special needs. Active in the Mohegan Tribe's community all her life, Ms. Roberge previously served as secretary of the Management Board. She presently chairs the Finance Committee, co-chairs the Glad and Sad Committee and is a member of the Cemetery Committee of the Mohegan Tribe.

    SHIRLEY WALSH. Ms. Walsh has been the Recording Secretary of the Management Board since October 1995 and has been a member of the Management Board since July 15, 1995. Ms. Walsh has worked for the Mohegan Tribe in various capacities for almost four years. Prior to that time, she was employed for 13 years by a local certified public accountant. Ms. Walsh chaired the Mohegan Tribe's Election Committee from 1994 to 1995 and serves on the Bingo, Glad and Sad and the Wigwam Committee of the Mohegan Tribe.

    MARK BROWN. Mr. Brown has been a member of the Management Board since October 1985 and serves as the security liaison for the Tribal Council. Prior to joining the Tribal Council, he served as a law enforcement officer for eight years. Mr. Brown worked with the Mohegan Tribe's historian during the period in which the Mohegan Tribe was working to obtain federal recognition and also served on the Constitutional Review Board from 1993 to 1994. Mr. Brown has co-chaired the Mohegan Tribe's Wigwam Committee for the past two years and also serves on its Cemetery Committee.

    COURTLAND FOWLER. Mr. Fowler has been a member of the Management Board since July 15, 1995 and was a major contributor to the cultural research that led to the federal recognition of the Mohegan Tribe. Mr. Fowler continues to lend his expertise to the Cultural Resources Department. Mr. Fowler was previously employed as a chemical operator and assistant foreman at Pfizer until his retirement in 1990. He has served as Vice Chairman of the Management Board, as a member of the Constitutional Review Board and as a member of the Mohegan Tribe's Cemetery Committee. Mr. Fowler also was on the committee that drafted the first constitution of the Mohegan Tribe. Mr. Courtland Fowler is the brother of Mr. Carlisle Fowler.

    MAYNARD STRICKLAND. Mr. Strickland has been a member of the Management Board since October 1995. During the past 20 years, Mr. Strickland owned and operated several restaurants in Norwich, Connecticut and in Florida. Mr. Strickland was born and raised in the Mohegan Tribe community, continuing a long family tradition of tribal involvement.

    GLENN R. LAVIGNE. Mr. LaVigne has been a member of the Management Board since January 1996. Mr. LaVigne has been employed by the Town of Montville, Connecticut since 1979 and oversees building and maintenance for Montville's seven municipal buildings.

                    MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

GENERAL

    The Mohegan Tribe of Indians of Connecticut is a federally-recognized Indian tribe, whose federal recognition became effective May 15, 1994. The Mohegan Tribe currently has approximately 1,100 members. Although it only recently received federal recognition, the Mohegan Tribe has lived in a cohesive community since time immemorial in what is today southeastern Connecticut. The Mohegan Tribe historically has cooperated with the United States and is proud of the fact that members of the Mohegan Tribe have fought on the side of the United States in every war from the Revolutionary War to Desert Storm. The Mohegan Tribe believes that this philosophy of cooperation exemplifies its approach to developing the Mohegan Sun.

    Although the Mohegan Tribe is a sovereign entity, it has sought to work with, and gain the support of local communities in establishing the Mohegan Sun. For example, the Mohegan Tribe gave up its claim to extensive tracts of land that have been guaranteed by various treaties in consideration for certain agreements in the Mohegan Compact. As a result, local residents and businesses whose property values had been clouded by this dispute were able to gain clear title to their property. In addition, the Mohegan Tribe has been sensitive to the concerns of the local community in developing the Mohegan Sun. This philosophy of cooperation, rather than confrontation, has enabled the Mohegan Tribe to build a unique alliance among local, state and federal officials to achieve its goal of building the Mohegan Sun.

GOVERNANCE

    The Mohegan Tribe's Constitution provides for the governance of the Mohegan Tribe by a Tribal Council (the "Council"), consisting of nine members and a Constitutional Review Board (the "Board"), consisting of seven members. All members of the Council and the board serve terms of five years except in the event that the Chair of the Council has been elevated to the position of Lifetime Chief. A Lifetime Chief serves for life, unless the Lifetime Chief resigns from office or is deemed incompetent and removed from office in accordance with tribal custom. On February 22, 1992, Chief Ralph Sturges was elected to the position of Lifetime Chief of the Mohegan Tribe; however, Chief Sturges has resigned his position as Chair and a member of the Council.

    The legislative and executive powers of the Mohegan Tribe are vested in the Council. The members of the Council are elected by the registered voters of the Mohegan Tribe and must be at least 18 years of age prior to the date of the election. The powers of the Council are set forth in the Mohegan Tribe's Constitution and include the legislative and executive powers to establish a departmental structure of the executive branch and to establish governmental sub-divisions and agencies and delegate appropriate powers to such subdivisions and agencies. The terms of each of the Council members expire during October 2000. As of April 1997, the members of the council were:

                                 TRIBAL COUNCIL

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
Mark Brown..............................................................................          39
Jayne Fawcett...........................................................................          61
Carlisle Fowler.........................................................................          68
Courtland Fowler........................................................................          69
Roland Harris...........................................................................          49
Loretta Roberge.........................................................................          65
Shirley Walsh...........................................................................          52
Maynard Strickland......................................................................          57
Glenn R. LaVigne........................................................................          36

    The Board is the Mohegan Tribe's traditional "council of elders." Six members of the Board must be registered voters of the Mohegan Tribe who are at least 55 years of age. The members of the Board are elected by the registered voters of the Mohegan Tribe. Any case or controversy arising under the Mohegan Tribe's Constitution must be submitted to the Board for determination, except those matters which relate to the Mohegan Sun, including, the Authority Senior Secured Notes and the Subordinated Notes, which are required to be submitted to the Gaming Disputes Court. The decision of the Board on such matters is final. The Board is not permitted to issue advisory opinions. The term of each of the Board members expires during October 1999.

                          CONSTITUTIONAL REVIEW BOARD

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
Pauline Brown...........................................................................          68
Carlton Eichelberg......................................................................          67
Everett Eichelberg......................................................................          63
Melissa Fawcett.........................................................................          37
Margaret LaVigne........................................................................          66
Dorothy Long............................................................................          69
Laurence Schultz........................................................................          65

MOHEGAN TRIBAL GAMING AUTHORITY

    On July 15, 1995, the Mohegan Tribe established the Mohegan Tribal Gaming Authority. The Mohegan Constitution provides that the Authority shall exercise all governmental and proprietary powers of the Mohegan Tribe over all gaming-related development. Presently, the members of the Authority's Management Board are the same as the members of the Council.

    The Authority has two major functions. The first, delegated to the Authority's Management Board, is to direct the development, operation, management, promotion and construction of the gaming enterprise and all related development. The Management Board consists of the nine members of the Council. The Management Board also selects tribal representations to a Business Board which oversees the business aspects of the gaming operation (the "Business Board"). The Business Board is established under the Management Agreement and consists of two member appointed by the Mohegan Tribe and two members appointed by the Manager.

    The second major function of the Authority is to regulate gaming. The Management Board appoints an independent Director of Regulation to ensure the integrity of the gaming operation throughout the promulgation and enforcement of appropriate regulation. The Director of Regulation serves at the pleasure of the Management Board. The Director of Regulation employs a staff that is responsible for performing background investigation into gaming license applicants. The Director is responsible for issuance and revocation of gaming licenses.

GAMING DISPUTES COURT

    On July 20, 1995, the Council enacted the Tribal Ordinance creating the Gaming Disputes Court (the "Gaming Disputes Court"). The Gaming Disputes Court is composed of a trial and an appellate branch. A single judge presides over cases at the trial level. Trial court decisions can be appealed to the appellate branch where they will be heard by a panel of three judges, one of whom will be the Chief Judge, and none of whom shall have presided over the case below. Decisions of the appellate branch are final and no further appeal is available in the Gaming Disputes Court.

    The Mohegan Constitution and the tribal ordinance establishing the Gaming Dispute Court give the Court exclusive jurisdiction for the Mohegan Tribe over all disputes related to gaming. This includes jurisdiction over all disputes or controversies related to gaming between any person or entity and the Authority, the Mohegan Tribe, or the Manager. The Gaming Disputes Court has jurisdiction over all disputes arising out of the Authority's regulatory powers, including licensing actions. By ordinance, the Mohegan Tribe has adopted the substantive law of the State of Connecticut as the applicable law of the Gaming Dispute Court. The Mohegan Tribe has also adopted all of the Connecticut's rules of civil and appellate procedure and professional and judicial conduct to govern the Gaming Disputes Court.

    Judges of the Gaming Disputes Court are chosen by the Tribal Council from a publicly available list of eligible retired federal judges and Connecticut Attorney Trial Referees appointed by the Chief Justice of Connecticut Supreme Court pursuant to Connecticut General Statute 52-434(a)(4), all of whom remain licensed to practice law in the State of Connecticut. Judges are appointed sequentially from the list as cases are filed with the clerk of the Gaming Disputes Court. The Chief Judge of the Gaming Disputes Court, who serves as the Gaming Disputes Court's administrative superintendent, is chosen by the Tribal Council from the list of eligible judges and serves a five-year term. Judges of the Gaming Disputes Court are subject to discipline and removal for cause pursuant to the rules of the Gaming Disputes Court. The Chief Judge is vested with the sole authority to revise the rules of the Gaming Disputes Court. Judges are compensated by the Tribal Council at an agreed rate of pay commensurate with their duties and responsibilities and such rate cannot be diminished during a judge's tenure.

                              CERTAIN TRANSACTIONS

THE REORGANIZATION

    The Company, a Delaware limited liability company, was formed in September 1996 and is owned by Slavik and LMW. Prior to the offering of the Private Notes, Slavik and LMW were partners of the Manager. In connection with the formation of the Company, Slavik and LMW each contributed to the Company their partnership interests in the Manager in exchange for a 66 2/3% and a 33 1/3% ownership interest, respectively, of the Company. Upon consummation of the Private Offering, (i) $6,666,667 of the proceeds from the offering of the Private Notes was distributed directly to Slavik for the purpose of redeeming certain ownership interests in Slavik, and (ii) $3,333,333 of the proceeds from the offering of the Private Notes was distributed to LMW, which will in turn loaned such proceeds to Len and Mark Wolman, as individuals, who used such funds to purchase certain interests in Slavik. In addition to its partnership interest in the Manager, Slavik is an owner of certain hotel properties. The Company used $10.6 million of the proceeds from the offering of the Private Notes to purchase RJH Development Corp.'s ownership interest in the Manager. See "Business--Material Agreements--Trading Cove Associates Partnership Agreement." As a result of the Reorganization, each of Slavik and LMW own approximately two-thirds and approximately one-third of the Company, respectively, and the Company became a Managing General Partner of the Manager and owns a 45% economic interest in the Manager. Following the Reorganization, the only two Partners of the Manager are the Company and Sun and each has equal voting power.

RELATED PARTY TRANSACTIONS

    Under the partnership agreement with the Manager, Sun International is entitled to a development fee equal to 3% of the total cost of the Mohegan Sun (exclusive of land acquisition costs).

    Pursuant to a subcontract, Wolman Construction will receive 20.83% of the development fee plus $25,000. Wolman Construction is owned by Mr. Len Wolman, Chairman of the Board of the Company and Mr. Mark Wolman, a director of the Company.

    Slavik and/or the other principals of the Company have interests or may acquire interests in hotels in eastern Connecticut which have or may have arrangements with the Mohegan Sun to reserve and provide hotel rooms to patrons of the Mohegan Sun.

                              MATERIAL AGREEMENTS

    The following discussion summarizes the material terms of certain material agreements which affect the operations of the Mohegan Sun. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the agreement being described (unless otherwise indicated).

TRIBAL-STATE MOHEGAN COMPACT

    The Mohegan Tribe and the State of Connecticut entered into The Mohegan Tribe--State of Connecticut Gaming Mohegan Compact (the "Mohegan Compact") to authorize and regulate certain Class III Gaming operations on lands owned by the Mohegan Tribe. The Mohegan Compact is substantively similar to the agreement governing Class III Gaming of the Pequot Tribe in the State of Connecticut. The Mohegan Compact provides, among other things, that:

        (1) The Mohegan Tribe agrees to submit all gaming-related operation and development to the regulation of the State of Connecticut Gaming Commission, in order to attempt to insure the fair and honest operation of gaming activities and to maintain the integrity of all activities conducted in regard to Class III gaming. The Mohegan Tribe further agrees to adopt certain standards of operation and management of all gaming operations and to regulate the same through a Tribal gaming agency.

        (2) The Mohegan Tribe may conduct games of chance, including: Blackjack, Poker, Dice, Money-Wheels, Roulette, Baccarat, Chuck-a-Luck, Pai Gow, Over and Under, Horse Race Game, Acey-ducey, Beat the Dealer, Bouncing Ball, Slot Machines, video facsimile games and Pari-mutuel betting.

        (3) Law enforcement matters relating to Class III Gaming activities will be under the jurisdiction of the State of Connecticut and the Mohegan Tribe.

        (4) All gaming employees will obtain and maintain a gaming license issued by the State of Connecticut gaming agency. Documentation relating to personal and family history, personal and business references, criminal convictions, business activities, financial affairs, gaming industry experience, gaming school education and general education, as well as photographs and fingerprints, will be submitted to the State of Connecticut gaming agency. State and federal criminal record checks will be conducted on all applicants.

        (5) Any enterprise providing gaming services or gaming equipment to the Mohegan Tribe will be required to hold a current valid registration issued by the State of Connecticut gaming agency.

        (6) The State of Connecticut will annually assess the Mohegan Tribe for the reasonably necessary costs attributable to its regulation of the Mohegan Tribe's gaming operations and for the provision of law enforcement in accordance with the Mohegan Compact.

        (7) The Mohegan Tribe shall have each of its Class III Gaming operations audited on an annual basis by an independent certified public accountant and shall include any additional procedures required by the State of Connecticut gaming agency, such additional procedures to be performed at the sole expense of the State of Connecticut gaming agency.

        (8) In order to beneficially effect health and safety, the Mohegan Tribe shall enact fire, building, sanitary and health ordinances and regulations no less rigorous than laws and regulations of the State of Connecticut.

        (9) Service of alcoholic beverages within any gaming facility will be subject to regulation by the State of Connecticut.

        (10) The Mohegan Tribe waived any defense which it may have by virtue of sovereign immunity in respect to any action in United States District Court to enforce the Mohegan Compact.

    In addition, the Mohegan Tribe and the State of Connecticut entered into a memorandum of understanding, as amended (the "Memorandum"), setting forth certain matters regarding the implementation of the Mohegan Compact. The Memorandum provides that:

        (1) So long as there is no change in state law to permit the operation of slot machines or other commercial casino games by any other person (other than the Pequot Tribe under IGRA), the Mohegan Tribe will contribute to the State of Connecticut on a monthly basis a sum equal to twenty-five percent (25%) of gross operating revenues derived from the slot machines operated by the Mohegan Tribe, which amount shall be reduced by the amounts set forth in
    (2) and (3) hereof.

        (2) The payment of the State of Connecticut is to be reduced by $5,000,000 in the second year of the Mohegan Tribe's gaming operations, by $2,500,000 in the third year of the Mohegan Tribe's gaming operations, and by $2,500,000 in the fourth year of the Mohegan Tribe's gaming operations. This represents the settlement of the land claims of the Mohegan Tribe.

        (3) The Mohegan Tribe's payment is to be reduced by $3,000,000 in the first year following the completed transfer of Fort Shantok State Park to the United States to be held in trust for the Mohegan Tribe.

        (4) For each fiscal year commencing July 1, the minimum contribution of the Mohegan Tribe to the State of Connecticut shall be the lesser of (a) thirty percent (30%) of gross revenues from slot machines, or (b) the greater of (i) twenty-five percent (25%) of gross revenues from slot machines or (ii) $80,000,000.

    On December 5, 1994, the Secretary of the Interior approved the Mohegan Compact in accordance with the IGRA.

DEVELOPMENT AGREEMENT

    GENERAL. The Mohegan Tribe and the Manager entered into an Amended and Restated Gaming Facility Development and Construction Agreement (the "Development and Construction Agreement") providing for the design, construction, furnishing and site development of the Mohegan Sun by the Manager. The Mohegan Tribe has assigned its rights and obligations in this agreement to the Authority. The Manager and the Authority have consented to this assignment.

    EXCLUSIVE RIGHTS OF THE MANAGER; CONDITIONS TO THE MANAGER'S
OBLIGATION. Subject to certain design and budget approval rights retained by the Mohegan Tribe and the Tribal Council under the Development Agreement, the Mohegan Tribe has granted to the Manager the exclusive right to design, engineer, develop, construct, furnish and maintain the Mohegan Sun and any related facilities that are owned by the Mohegan Tribe or any of its instrumentalities, including the Authority.

    BUSINESS BOARD. Under the Development Agreement, certain decision-making authority and oversight duties are delegated to a committee comprised of an equal number of representatives of the Mohegan Tribe and the Manager (the "Development Agreement Business Board") but in no event more than four persons. The Development Agreement Business Board is responsible for various matters, including, without limitation, the selection and approval of architects and/or engineers (the "Architect"), the approval of one or more contractors and/or construction managers, selected by the Manager, the establishment of design, construction and furnishing budgets, which are subject to approval by the Tribal Council, and the procurement of trade fixtures, furnishings and equipment ("Furnishings"). In addition, the Development Agreement Business Board is responsible for establishing a program implementing the Manager's and the Mohegan Tribe's objectives, schedule requirements and design criteria with respect to the Mohegan Sun.

    CONSTRUCTION BUDGETS; FUNDING REQUIREMENTS; COST OVERRUNS. With the assistance of the architect, the Development Agreement Business Board is responsible for the preparation of budgets for the design, construction and furnishing of the Mohegan Sun, which will be subject to the approval of the Tribal Council (the "Tribal Council"). This budget is subject to revision from time to time by the Manager, in its capacity as Manager under the Management Agreement (as hereinafter defined) and with prior notice to the Tribal Council, to reflect unpredicted significant changes or events or to include significant, additional or unanticipated expenses. Development Agreement Business Board approval is required, however, for any individual or cumulative budget modification that constitutes an increase of 5% or more over the approved budget for any specific design package. In addition, the Mohegan Tribe's representatives on the Development Agreement Business Board may require Tribal Council approval of any other budget adjustment that varies from the terms of the Development Agreement.

    Currently, the Mohegan Tribe and the Manager have estimated that the total costs for development and construction of the Mohegan Sun will be approximately $305 million, exclusive of working capital and equipment operating leases. If there are any cost overruns related to the construction of the Mohegan Sun, the Manager has agreed to assist the Mohegan Tribe in obtaining additional funds necessary to finance such overrun, up to a maximum total for the principal amount of all Project Costs of $325.0 million for the Mohegan Sun.

    DESIGN PHASE--ARCHITECT SELECTION; PLANS AND SPECIFICATIONS. The Development Agreement provides that the construction of the Mohegan Sun is divided into two phases: a "Design Phase" and a "Construction Phase." The Design Phase consisted of the engagement of the architect, who was employed and directly compensated by the Mohegan Tribe, the preparation of design, construction, and furnishings budgets, preliminary program evaluation, design development and the approval of final detailed plans and specifications (the "Plans and Specifications"). The Mohegan Tribe assigned to the Manager its responsibilities under any architectural and/or engineering agreements to allow the Manager to directly supervise and administer directly the duties of the Architect and/or engineer thereunder. Adjustments to budgets in excess of five percent required the approval of the Development Agreement Business Board.

    The Development Agreement provides that the design and construction of the Mohegan Sun must comply with all federal and Connecticut statutes and regulations that otherwise would apply if the Mohegan Sun was located outside the jurisdictional boundaries of the Mohegan Tribe.

    CONSTRUCTION PHASE--CONTRACTOR SELECTION; EMPLOYMENT PREFERENCE; THE MANAGER OVERSIGHT. The Construction Phase consisted of the selection of contractors and subcontractors and the commencement and completion of construction. Morsel Diesel was selected as the general contractor. Following the Manager's review of proposals from prospective contractors, the Development Agreement Business Board to negotiated and awarded contracts to the qualified applicants of its choosing. All contractors were engaged and paid directly by the Mohegan Tribe. In addition, as required by the Development Agreement, subcontractors were selected in accordance with certain provisions of the Management Agreement, which requires, among other things, that employment preference be given to members of the Mohegan Tribe, their spouses and children, and business entities controlled by members of the Mohegan Tribe, who or which, in the Manager's opinion, possess sufficient skills and competence.

    The Manager is responsible for the administration and supervision of all contracts and agreements with contractors and will act as the Mohegan Tribe's representative, with full power and authority to act on behalf of the Mohegan Tribe, in connection with any such contracts that are approved by the Development Agreement Business Board. Specifically, the Manager will be responsible for control and charge of all persons performing work on the site of the Mohegan Sun, inspecting the progress of construction, determining completion dates and reviewing contractor payment requests submitted to the Mohegan Tribe. The Mohegan Tribe, subject to the direction and approval of the Business Board, will make progress payments to the contractors. All contractors will be required to warrant that their construction is free of defects and constructed in a workmanlike manner for a period of at least one year from the date of completion and the Manager will have the authority to reject any work that does not comply with the applicable contracts.

    FURNISHINGS. Furnishings for the Mohegan Sun will be purchased by the Mohegan Tribe from vendors selected by the Development Agreement Business Board or leased on terms arranged by the Manager and approved by the Development Agreement Business Board. The Manager has agreed to use good business practices and, where appropriate, competitive bidding with respect to the procurement of Furnishings.

    TERMINATION, DEFAULT AND DISPUTES. Each party has the right to terminate the Development Agreement in the event that a material breach or failure to perform any material duty or obligation by the other party thereunder remains uncured for at least 20 days following notice to such party of such breach or failure to perform. In addition, each party may terminate the Development Agreement pursuant to applicable provisions of the Management Agreement. In the event of a dispute between the parties or the termination of the Development Agreement and/or any related agreement, the Mohegan Tribe and the Manager may pursue any remedy available under the Management Agreement. See "--Management Agreement--Termination and Default."

MANAGEMENT AGREEMENT

    GENERAL. To provide for the management of the Mohegan Sun, the Mohegan Tribe and the Manager have entered into the Amended and Restated Gaming Facility Management Agreement (the "Management Agreement"), pursuant to which the Mohegan Tribe has retained and engaged the Manager as an independent contractor to develop, operate, manage and maintain the Mohegan Sun and to train members of the Mohegan Tribe and others in the management of the Mohegan Sun. The Mohegan Tribe has assigned its rights and obligations in this agreement to the Authority. The Authority and the Manager have consented to this assignment. The term of the Management Agreement is seven years, subject to a one time option for a buyout by the Mohegan Tribe effective on the last day of the 60th month following the first full month of operations (the "Buyout Option"). In order to exercise the Buyout Option, the Mohegan Tribe must (i) fully pay and satisfy certain outstanding indebtedness, including all indebtedness under the Authority Senior Secured Notes and the Subordinated Notes, (ii) give notice of its intent to exercise the option not more than 90 and not less than 30 days prior to the last day of the 60th month after opening of the Mohegan Sun, (iii) enter into discussion with the Manager to determine the option price on commercially reasonable terms, (iv) execute and deliver to the Manager a full release of all of the Managers obligations under, and claims, whether asserted or unasserted, liquidated or contingent, arising in connection with, the Management Agreement and (v) pay all amounts otherwise due the Manager pursuant to the Management Agreement.

    Under the Management Agreement, the Mohegan Tribe has granted to the Manager the exclusive right and obligation to develop, manage, operate and maintain the Mohegan Sun and all other related facilities that are owned by the Mohegan Tribe or any of its instrumentalities, including the Authority and to train members of the Mohegan Tribe and others in the management of the Mohegan Sun. The Management Agreement is not assignable by either party without the prior consent of the other party. Pursuant to the terms of the Management Agreement, the Mohegan Tribe and the Manager have agreed that neither party may establish or operate any other gaming facility within the states of Connecticut or Rhode Island without first obtaining the consent of the other party, which consent may not be unreasonably withheld. In addition, the Manager has agreed to use its best efforts to promote and manage the Casino and the Mohegan Tribe has agreed that, except as required by law, it will not adopt any amendments to its gaming ordinances that would materially adversely affect the Manager's right to operate and maintain the Mohegan Sun. The Management Agreement provides that neither the Mohegan Tribe nor any of its agents, affiliates or representatives will impose any taxes, fees, assessments or other charges on payments of any debt service to the Manager or any lender, on the Mohegan Sun or the revenues therefrom or on the management fee payable to the Manager thereunder and, if any such tax is imposed, the Manager has the right to obtain compensation from the Mohegan Tribe in equal amount to the amount of the tax.

    MANAGEMENT AGREEMENT BUSINESS BOARD. Under the Management Agreement, certain decision-making authority and oversight duties are delegated to a committee comprised of an equal number of representatives of the Mohegan Tribe and of the Manager (the "Management Agreement Business Board") but in no event more than four persons. Actions by the Management Agreement Business Board require the unanimous approval of its members or their respective designees. The Mohegan Tribe and the Manager have agreed that, in the event that the Management Agreement Business Board is unable to reach a mutual decision or compromise, any disputes will be submitted to summary arbitration before a single arbitrator who shall render a decision within 48 hours of submission of the dispute.

    MANAGEMENT DUTIES AND RELATED OBLIGATIONS OF THE MANAGER. The Management Agreement provides that the Manager will be responsible for the day-to-day management, operation and maintenance of the Mohegan Sun, including the establishment of operating days and hours. The Management Agreement authorizes the Manager to select a general manager ("General Manager") to fulfill its responsibilities thereunder. Any General Manager selected by the Manager is subject to approval by the Mohegan Tribe, by resolution of the Tribal Council or its designee, and may be removed at the Mohegan Tribe's request, by resolution of the Tribal Council and with the consent of the Manager, which consent may not be unreasonably withheld. As manager of the Mohegan Sun, the Manager has agreed to operate the facility in compliance with all Tribal legal requirements and other applicable laws and that the Manager and all of the Managers executive officers shall be licensed by the Mohegan Tribe pursuant to the Mohegan Tribe's Gaming Ordinance.

    Under the Management Agreement, the Mohegan Tribe may not unreasonably withhold, withdraw, qualify or condition such licenses. The enabling resolution which approved the Management Agreement and was approved by the Tribal Council, provides that the Management Agreement itself is the law of the Mohegan Tribe and is enforceable according to its terms. The Tribal Constitution includes a provision which forbids any action by the Tribal Council or any officer of the Mohegan Tribe which impairs contractual obligations.

    The Management Agreement provides that the General Manager shall have the authority to enter into contracts for the operation of the Mohegan Sun on behalf of the Mohegan Tribe. Any contracts that require annual expenditures in excess of $25,000 or that are entered into with affiliates of the Manager must be approved by the Management Agreement Business Board. With respect to contracts for the supply of goods and services, the Manager is required to give preference to members of the Mohegan Tribe, their spouses and children, and business entities controlled by Mohegan Tribe members. In addition, the Manager has agreed to assist the Mohegan Tribe in obtaining funding necessary for the operation of the Mohegan Sun and will be responsible for the marketing, advertisement and promotion thereof. The Manager will have the right to sell alcoholic beverages and tobacco products at the Mohegan Sun in accordance with the Mohegan Compact and Tribal legal requirements.

    Pursuant to the Management Agreement, subject to the law enforcement authority of the Mohegan Tribe, the Manager will be responsible for all aspects of the security and surveillance at the Mohegan Sun. The parties have agreed that the Mohegan Tribe will have 24-hour access to the entire Mohegan Sun, including all security and surveillance facilities and records. In addition, the Manager will be responsible for maintaining, on behalf of the Mohegan Tribe, adequate insurance coverage for the Mohegan Sun, including "all risk," general commercial liability, workers' compensation, employer liability and such other policies of insurance as the Management Agreement Business Board may reasonably request from time to time. All such policies will name the Manager as an additional insured party and/or loss payee to the extent provided in the Management Agreement.

    The Manager will be responsible for defending or settling any legal claim brought against the Manager or the Mohegan Tribe in connection with the operation of the Mohegan Sun and will also be responsible for bringing legal claims relating to the Mohegan Sun on behalf of the Mohegan Tribe. However, the Management Agreement Business Board will have the right to approve the retention of legal counsel and, in the event such proceeding poses substantial risk to the operation of the Mohegan Sun, such proceedings will be supervised by the Management Agreement Business Board with notice to and consultation with the Tribal Council.

    MOHEGAN SUN EMPLOYEES; EMPLOYMENT PREFERENCE. Pursuant to the Management Agreement, the Manager will have the exclusive responsibility and authority to select, retain, train and discharge all employees hired to perform services at the Mohegan Sun; however, all employees will be employees of the Mohegan Tribe and not the Manager. The Mohegan Tribe will have the right to select inspectors, who will be responsible for verifying the daily gross revenues of the Mohegan Sun and who will report directly to the Mohegan Tribe. Subject to the approval of the Tribal Council, the Manager will also have the right to engage its own employees and the employees of its affiliates to provide services for the Mohegan Sun; however, neither the Manager nor any of its officers, employees or partners will be entitled to receive wages or other monetary compensation for such services under the Management Agreement.

    In order to maximize the benefits enjoyed by the Mohegan Tribe, members of the Mohegan Tribe, their spouses and children will be given preference in recruiting, employment and training with respect to all job categories in connection with the operation of the Mohegan Sun, including management positions. Pursuant to the terms of the Management Agreement, however, no member or employee of the government of the Mohegan Tribe may be employed without a waiver by the Mohegan Tribe and such federal agencies as may be required by law. The Manager has agreed to conduct applicable background investigations with respect to each applicant for employment at the Mohegan Sun.

    The Manager will have the sole responsibility for determining whether a prospective employee possesses necessary skills for any position and the level of compensation to be paid to such individual. In addition, the Manager has agreed to establish standardized personnel policies and procedures, including a job classification system with salary levels and scales, which will be subject to approval by the Tribal Council and include a grievance procedure to promote fair and uniform standards for members of the Mohegan Tribe employed at the Mohegan Sun. The Manager has agreed that any discharge, demotion or discipline of employees will be conducted in accordance with such policies and procedures.

    OPERATING AND CAPITAL BUDGETS; REPLACEMENT RESERVE FUND. Prior to the first date that the Mohegan Sun is substantially complete and open to the public (the "Commencement Date") and not less than 60 days prior to the commencement of each full or partial fiscal year thereafter, the Manager must submit to the Tribal Council, for its approval, a detailed proposed operating budget for the facility for the ensuing fiscal year. Under the Management Agreement, the Manager is required to meet with the Tribal Council to discuss the proposed budget and the Tribal Council is obligated to review the budget on a line-by-line basis. The Tribal Council may not unreasonably withhold or delay its approval of a budget proposed by the Manager and the Management Agreement establish specific procedures and time limits for the Tribal Council to object to any budget submitted for its approval. In the event that the Manager and the Tribal Council are unable to agree on one or more budget items, the Management Agreement provides for arbitration of the disputed item(s), in the case of the initial budget, and a carry over of the prior fiscal year's allocation (with adjustments for inflation), in the case of subsequent annual budgets. Upon notice to the Tribal Council, the Manager will have the right to revise the budget and/or reallocate budgeted items from time to time to reflect any unpredicted significant changes, variables or events, or to include significant, additional, unanticipated items of expense. Any increase in planned expenditures of more than 5% of the amount budgeted for any profit center of the Mohegan Sun will require approval of the Business Board, and the Mohegan Tribe's representative(s) to the Business Board may require written approval of the Mohegan Tribe for any budget modification that varies from the terms of the Management Agreement.

    In addition to an annual operating budget, the Manager is required to submit, not less than 45 days prior to the commencement of each fiscal year, a recommended capital budget for furnishings, equipment and ordinary capital replacement items required to operate the Mohegan Sun in accordance with sound business practices for the ensuing fiscal year. The approval and dispute resolution provisions applicable to capital budgets are the same is those for operating budgets. The Manager will be responsible for the design and installation of all capital replacement items, and the Mohegan Tribe has agreed to expend such amounts as are necessary to maintain the Mohegan Sun in compliance with all legal requirements and to correct any emergency conditions. In addition, the Mohegan Tribe has agreed to authorize such funds as are necessary to comply with the capital renovation and improvement programs recommended by the Business Board to maintain first class standards at the Mohegan Sun and maintain its competitiveness.

    Pursuant to the terms of the Management Agreement, the Manager will be required to establish a replacement reserve fund (the "Reserve Fund"), which may be used to pay any approved budgeted capital expenditures. Any portion of the Reserve Fund which remains unused at the end of any fiscal year will be carried forward to the following year. Each of the Manager and the Mohegan Tribe will be required to make monthly contributions to the Reserve Fund at the rate of 60% from the Mohegan Tribe and 40% from the Manager up to a combined total of $3 million per year from both parties. Deposits by the Mohegan Tribe to the Reserve Fund will be deemed capital expenditures and will not reduce amounts distributable as Net Revenues; however, deposits made by the Manager will reduce Net Revenues payable to the Manager under the Management Agreement. In addition, proceeds from the sale of capital items no longer needed for the operation of the Mohegan Sun and insurance proceeds received in reimbursement for items previously paid for out of the Reserve Fund will be deposited into the Reserve Fund. In the event that the Reserve Fund is insufficient to cover replacements authorized to be paid out of such fund, the Manager may, in its discretion, advance funds necessary to cover such insufficiency and will be entitled to reimbursement therefor. See "--Management Fee; Reimbursement and Disbursement."

    BANK ACCOUNTS AND ACCOUNTING PROCEDURES; INSPECTION BY TRIBE. Under the Management Agreement, the Business Board is authorized to establish such bank accounts, for the benefit of the Mohegan Tribe, as the Manager shall deem necessary for the operation of the Mohegan Sun. The accounts are also subject to the terms of the indenture for the Authority Senior Secured Notes, which provides for the establishment of a security interest in the accounts, and requires that the accounts be opened in the name of such trustee. The Management Agreement provides for the establishment of depositary and disbursement accounts and authorizes the Manager to pay from the disbursement accounts such funds as are necessary to cover the operating expenses of the Mohegan Sun, debt service payments under the Authority Senior Secured Notes, the Development Agreement fees payable to the Manager under the Management Agreement and disbursements to the Mohegan Tribe. The Manager may not make any cash disbursements from the depositary accounts, except for disbursements of cash prizes from a cash contingency reserve fund and petty cash fund established in accordance with the terms of the Management Agreement. In addition, the Manager will be responsible for the installation of internal control systems for the monitoring of all funds, which systems will be subject to approval by the Business Board and review by the Mohegan Tribe. The Mohegan Tribe is entitled to appoint an inspector, who will have the right to inspect and oversee such internal control systems at all times and will have full access to the "hard count" (ie., coins and tokens) and "soft count" (ie., non-coin revenues and credits) rooms as well as to the closed-circuit television system required to be installed by the Manager to monitor the cash- handling activities at the Mohegan Sun.

    The Management Agreement requires the Manager to maintain, in accordance with generally accepted accounting principles, books and records reflecting the operations of the Mohegan Sun and to prepare monthly, quarterly and annual statements for the Mohegan Tribe. An annual audit of the Mohegan Sun will be conducted by a nationally-recognized independent certified public accounting firm with experience in the casino industry. In addition, the Mohegan Tribe's inspector or any other authorized agent of the Mohegan Tribe, the NIGC and the BIA will have an unlimited right to inspect such books and supporting business records.

    MANAGEMENT FEE; REIMBURSEMENT AND DISBURSEMENT. Subject to the priorities described below and in accordance with the required Reserve Fund contributions, the Management Agreement authorizes the

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
Manager to pay itself a monthly management fee. The annual fee is calculated in three tiers based upon Net Revenues set forth below (in thousands):

                                                                       I                II                III
                                                                  -----------  --------------------  -------------
                                                                                                      REVENUES IN
                                                                                REVENUES IN TIER I     TIERS I &
                                                                                       PLUS           II PLUS 30%
                                                                  40% OF NET        35% OF NET            OF
                                                                   REVENUES          REVENUES        NET REVENUES
                                                                     UP TO           BETWEEN             ABOVE
                                                                  -----------  --------------------  -------------
Year 1..........................................................   $  50,546   $     50,547-$63,183   $    63,183
Year 2..........................................................   $  73,115   $     73,116-$91,394   $    91,394
Year 3..........................................................   $  91,798   $    91,799-$114,747   $   114,747
Year 4..........................................................   $  95,693   $    95,694-$119,616   $   119,616
Year 5..........................................................   $ 104,107   $   104,108-$130,134   $   130,134
Year 6 (subject to Buyout Option)...............................   $ 114,335   $   114,336-$142,919   $   142,919
Year 7 (subject to Buyout Option)...............................   $ 130,944   $   130,945-$163,680   $   163,680

    The monthly management fee payments are calculated against 1/12th of the amounts set forth above, and then adjusted annually within 60 days of the close of the fiscal year. This annual adjustment might or might not have a material effect on cash flow. As defined in the Management Agreement, "Net Revenues" of the Mohegan Sun means the amount of the Gross Revenues of the facility less operating expenses and certain specified categories of revenue, such as income from any financing or refinancing, taxes or charges received from patrons on behalf of and remitted to a governmental entity, proceeds from the sale of capital assets, insurance proceeds and interest on the Reserve Fund. Net Revenues also include Net Gaming Revenues, which are equal to the amount of the "net win" from Class III Gaming operations (ie., the difference between gaming wins and losses) less all gaming-related operational expenses (excluding the management fee). Within 25 days after the end of each calendar month, the Manager is required to calculate and report to the Mohegan Tribe, the gross revenues, operating expenses and Net Revenues.

    Class II Gaming (primarily bingo and certain types of card games) conducted at the Mohegan Sun is not subject to the Management Agreement; the Agreement does not provide for the Manager to manage any Class II Gaming or to share in any Class II Gaming revenues.

    As and when received by the Manager, all revenues from Mohegan Sun operations are required to be deposited in the bank account established under the Management Agreement and to be disbursed, for and on behalf of the Mohegan Tribe, on a monthly basis to cover operating expenses and required deposits to the Reserve Fund. In addition, the Manager will be required to reserve additional funds each month, in excess of any required minimum balances established by the Business Board to cover working capital costs, sufficient to cover operating and other costs that are not paid on a monthly basis, such as insurance premiums. See "--Operating and Capital Budgets--Replacement Reserve Fund" and "--Bank Accounts and Accounting Procedures; Inspection by Mohegan Tribe."

    Under the Management Agreement, Net Revenues (less any amount reasonably required to maintain a cash contingency reserve fund for the payment of cash prizes) are required to be disbursed, to the extent due and payable and earned, in the following order of priority:

        (1) $50,000 shall be paid each month to the Mohegan Tribe as a "Minimum Priority Payment," chargeable against the Mohegan Tribe's distribution of Net Revenues. In the event that Net Revenues for any given month are less than the Minimum Priority Payment, the Manager will be required to fund any deficiency and will be entitled to reimbursement by the Mohegan Tribe therefor in subsequent months. Minimum Priority Payments shall be made for any month during which any gaming is conducted, even if only for part of a month. No Minimum Priority Payment will be required to be made for any month during which gaming at the Mohegan Sun is suspended or terminated for the full month.

        (2) current principal and other debt service payments, including sinking funds or any required deposit to the accounts for the benefit of the Authority Senior Secured Notes (exclusive of interest, which is paid as an operating expense);

        (3) recoupment payment to the Manager for funds advanced in prior periods and reimbursement of amounts advanced by the Manager (including any Minimum Priority Payment deficiencies funded by the Manager pursuant to Item
    (1), above; all such funds are charged without interest against the Mohegan Tribe's share of Net Revenues);

        (4) deposits to the Reserve Fund by the Mohegan Tribe and the Manager;
    and

        (5) payment of the Management Fee to the Manager.

    All remaining Net Revenues, if any, and cash shall be distributed to the Mohegan Tribe, subject to restrictions on distributions to the Mohegan Tribe in the indenture governing the Authority Senior Secured Notes. In the event of liquidation all disbursements will be subordinate to repayment of the Authority Senior Secured Notes.

    LIENS; TAXES. Under the Management Agreement, the Mohegan Tribe and the Manager have represented and warranted to the other that it will not act in any way to cause any party, other than the Manager, the holders of Authority Senior Secured Notes and holders of the Subordinated Notes to become a lienholder of the leased property or the Mohegan Sun, or to allow any party to obtain any such interest under the Management Agreement without the prior consent of the Manager or the Mohegan Tribe, as the case may be, and, if required, the United States. In addition, the Mohegan Tribe and the Manager have agreed to keep the leased property and the Mohegan Sun free and clear of any liens, whether resulting from the construction of the Mohegan Sun or otherwise.

    The parties have agreed that in the event that any government attempts to impose taxes upon any party to the Management Agreement or upon the property or operations of the Mohegan Sun or the Leased Property, the Business Board may elect unanimously to resist such attempt on behalf of such party or entity through appropriate legal proceedings. The costs of such proceedings and any tax or other payment required to be made will be treated as an operating expense of the Mohegan Sun. The Mohegan Tribe has agreed not to impose any taxes, fees, assessments or other charges (i) on payments of any debt service to the Manager or any other lender furnishing financing to the Mohegan Sun, and (ii) on the salaries, benefits or dividends paid to any of the Managers' partners, officers, employees or affiliates or any employees of the Mohegan Sun. The Management Agreement provides that the Mohegan Tribe shall have the right, however, to assess license fees that reflect reasonable regulatory costs incurred by the Mohegan Tribe.

    RELATIONSHIP BETWEEN TRIBE AND THE MANAGER. Under the Management Agreement, the Manager agrees not to unduly interfere in or attempt to improperly influence the internal governmental affairs of the Mohegan Tribe. Furthermore, the Manager has agreed that it will not make any payments or gifts of services, except for gifts of nominal value, to any member of the government or other official of the Mohegan Tribe or their relatives (a "Tribe Official"). In addition, the Manager may not offer any promotional allowances (e.g., complimentary meals, drinks, accommodations or gaming tokens) to any member of the Tribal government. Similarly, no officer of the Mohegan Tribe or family member of any officer or member of the Mohegan Tribe may be employed at the Mohegan Sun without a written waiver by the Mohegan Tribe and, if required under applicable law, the NIGC or other applicable government agency. Furthermore, no Tribe Official may have any direct or indirect interest in the Mohegan Sun greater than the interest of any other member of the Mohegan Tribe, except for minimal equity ownership in the Manager, its partners, parents, subsidiaries or affiliates. Pursuant to the Management Agreement, the Manager has agreed to guarantee to the Mohegan Tribe payment of 40% of the amount of the outstanding balance of the indebtedness of the Authority for Project Costs. This obligation to guarantee will be met to the extent of any participation by the Manager or any of its affiliates in the Subordinated Notes and the

Secured Completion Guarantee. This guarantee is for the sole benefit of the Mohegan Tribe and the Authority and is not for the benefit of any holder of the Authority's Notes.

    DAMAGE, CONDEMNATION OR IMPOSSIBILITY OF THE ENTERPRISE. In the event that the Mohegan Sun is damaged or destroyed, taken by condemnation (or sold under threat thereof), or if gaming at the Mohegan Sun is legally prohibited, the Management Agreement provides that the Manager will have certain options with respect to the continuation of gaming operations under the Management Agreement. First, the Manager will have the option to retain its obligations under the Management Agreement and commence or recommence the operation of the Mohegan Sun if, at some point during the term of the Management Agreement, commencement or recommencement is legally and commercially feasible.

    Second, if the Mohegan Sun is damaged, destroyed or condemned, and the Business Board elects to apply insurance or condemnation proceeds to the repair or replacement thereof, the Manager may elect within 60 days to reconstruct such facility. In the event that the insurance or condemnation proceeds are insufficient to fund such reconstruction, the Manager may, at its option, elect to provide additional funds to finance the reconstruction, subject to the approval of the Mohegan Tribe, the BIA and the NIGC, as appropriate. Such funds will constitute a loan to the Mohegan Tribe, will be secured by the revenues of the Mohegan Sun and will not be subject to the limitations set forth in the Development Agreement. See "--Development Agreement; Construction Budget; Funding Requirements; Cost Overruns." Alternatively, if the Business Board elects not to apply the insurance or condemnation proceeds to the reconstruction of the Mohegan Sun, such proceeds will be applied first to amounts due under the Authority's Senior Secured Notes, second, to the Subordinated Notes and other outstanding indebtedness of the Authority, third, to any undistributed Net Revenues and, fourth, to the Mohegan Tribe and the Manager in accordance with their respective interests.

    The Manager will have the option to use the Mohegan Sun for any other business purposes reasonably incidental to a Class III Gaming facility. In the event that the Mohegan Sun is to be used for any purpose other than gaming, the Manager and the Business Board will be required to obtain all approvals necessary under applicable law.

    In the event of the failure of the Mohegan Sun to produce a Management Fee for a period of six consecutive months, or the cessation of gaming on the Leased Property, the Management Agreement provides that the Manager will have the right to terminate its obligations. Following such termination, the Manager will remain entitled to undistributed Net Revenues in accordance with the terms of the terminated Management Agreement. However, in the event that the Manager elects not to terminate, it will have the right, with the approval of the Business Board, to take whatever actions are necessary to reduce operating expenses of the Mohegan Sun, during such period. In addition, during any period of cessation of operation of the Mohegan Sun, the term of the Management Agreement will be deemed to have been tolled and the expiration date of the term thereof will be accordingly extended.

    TERMINATION AND DEFAULT. Each party has the right to terminate the Management Agreement for cause, which includes, without limitation, a default or failure by the other party to perform any material duty or obligation that remains uncured for at least 60 days following notice to such party of such breach or failure to perform. In addition, the Mohegan Tribe may terminate the Management Agreement if the Manager has its gaming license withdrawn as a result of the conviction of any director or officer of the Manager for a criminal felony or misdemeanor offense directly related to the performance of the Manager's duties under such agreement. In the event that the Management Agreement is terminated for cause, regardless of which party is at fault, the parties will be entitled to retain all funds previously disbursed to them under the agreement and the Mohegan Tribe shall retain title to the Mohegan Sun. Following such termination, the Manager shall have the right to receive its share of all accrued and unpaid Net Revenues and will continue to have the right to repayment of unpaid principal and interest under the Subordinated Notes owned by it, pursuant to the terms thereof.

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    The Management Agreement may also be terminated in the event that any change in law renders the operation of the Mohegan Sun unlawful. For a description of the Managers' rights in the event of such a termination, see "--Damage, Condemnation or Impossibility of the Enterprise." Similarly, the Manager has the right to terminate the Management Agreement in the event that any Tribal, federal or state authority fails to approve, or objects to, the performance by the Manager of its obligations under such agreement or if the Managers performance would jeopardize any licenses or approvals previously obtained by the Manager.

    WAIVER OF TRIBAL SOVEREIGN IMMUNITY; ARBITRATION. Under the Management Agreement, the Mohegan Tribe has waived sovereign immunity for the purposes of permitting, compelling or enforcing arbitration and to be sued by the Manager in any court of competent jurisdiction for the purposes of compelling arbitration or enforcing any arbitration or judicial award arising out of the Management Agreement. The parties have agreed that all disputes and claims arising out of the Management Agreement or the Mohegan Tribe's Gaming Ordinance will be submitted to binding arbitration, which shall be the sole remedy of the parties and that punitive damages may not be awarded to either party by any arbitrator. The Mohegan Tribe's waiver of immunity is limited to enforcement of money damages from undistributed or future Net Revenues of the Mohegan Sun (or, under certain conditions, net revenues of other gaming operations of the Mohegan Tribe). Funds earned and paid over to the Mohegan Tribe as the Mohegan Tribe's share of Net Revenues prior to any judgement or award are not subject to the waiver and would not be available for levy pursuant to any judgement or award.

TRADING COVE ASSOCIATES PARTNERSHIP AGREEMENT

    GENERAL. In September 1994, Sun Cove, Ltd. (an affiliate of Sun International), a Connecticut corporation ("Sun Cove"), RJH Development Corp., a New York corporation ("RJH"), Leisure Resort Technology, Inc., a Connecticut corporation ("Leisure"), Slavik and LMW entered into an Amended and Restated Partnership Agreement (the "Partnership Agreement"), to form the Trading Cove Associates Partnership (the "Manager") in order to, among other things: (i) admit Sun Cove as a partner; (ii) act as the exclusive agent of the Mohegan Tribe to manage and develop an entertainment and gaming facility (the "Facility") on the Mohegan Tribe Reservation; and (iii) engage in any other activities incidental or related to the foregoing. In February 1995, the parties entered into an Acknowledgment and Release Agreement whereby Leisure withdrew from the Manager for all purposes, except that Leisure retained a 5% "Beneficial Interest" in the Manager. Leisure's Beneficial Interest is defined as the right to receive certain distributions of Excess Cash and the Organizational and Administrative Fee on the earlier to occur of (i) 14 years from the date of commencement of the Management Agreement and (ii) the termination of the Management Agreement. Following the Private Offering and Reorganization, and pursuant to (i) a First Amendment to Amended and Restated Partnership Agreement of Trading Cove Associates, dated October 22, 1996, effective as of the date of the closing of the Private Offering, and (ii) an Agreement for Purchase and Sale of Partnership Interest, dated September 12, 1996 whereby RJH agrees to sell and the Company agrees to buy RJH's partnership interest for $10.6 million, the Company, (referred to below as the "Original Partner") and Sun Cove will be the only Partners in the Manager. Recently, the Manager has been advised that certain parties have acquired interests in Leisure and such acquisitions are subject to review by the Connecticut Commission of Revenue Services. See "The Reorganization" and "Use of Proceeds."

    TERM. The term of the Manager continues until the first to occur of: (i) December 31, 2040; (ii) a final disposition of the Facility (or any alternative facility that may be developed or acquired pursuant to the terms of the Partnership Agreement); (iii) the decision of the Managing Partners to terminate the Manager; and (iv) any other event which results in dissolution of the Manager.

    CAPITALIZATION. In connection with its entry into the partnership, Sun Cove made a capital contribution in an amount sufficient to equal a 50% partnership interest. The Partnership Agreement provides for additional capital contributions ("Additional Contributions") which have been made by the Partners, in the

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amount of $1,100,000 in the aggregate. In the event that the Manager requires additional funds, and subject to unanimous approval by the Partners, the Partners may make loans (the "Loans") on a pro rata basis, based on their respective partnership interests. Such Loans are non-recourse and unsecured and bear interest at an annual rate of 2% above the prime rate. In the event that the Company issues a capital call and Sun Cove does not make the requested Additional Contribution within 30 days, generally Sun Cove is automatically deemed to have withdrawn from the Manager. In such event, Sun Cove is not entitled to any return of any of its previous capital contributions or Additional Contributions, but it is generally entitled to receive repayment of any Loans.

    In the event that the Company and Sun Cove determine that additional monies are required in excess of the Additional Contributions, such partners may issue a call for an additional capital contribution (the "Additional Capital Contribution"). In the event that the Sun Cove and the Company issue a capital call and Sun Cove does not make the requested Additional Capital Contribution within 30 days, generally Sun Cove is automatically deemed to have withdrawn from the Manager. In such event, Sun Cove is not entitled to any return of any of its previous capital contributions or Additional Contributions, but it is generally entitled to receive repayment of any Loans.

    In the event that an Additional Capital Contribution is required and if the Company elects not to make such contributions, then Sun Cove may, at its election, pay such contributions, which payment shall be deemed, at the election of Sun Cove, to be either (i) a loan to the Company or (ii) a Capital Contribution by Sun Cove, thereby increasing Sun Cove's partnership interest and diluting the Company's partnership interest.

    No Partner is obligated to restore a capital account deficit.

    DISTRIBUTIONS. Subject to certain special allocations which are intended to comply with certain federal tax regulations, the Manager's profits and losses are generally allocated among the Partners pro rata in accordance with their percentage interest in the partnership. In the event that the Manager has Excess Cash (as defined below), as determined at least on a monthly basis, the Managing Partners are required to make distributions as follows: first, to the Partners, pro rata based on their respective percentage interests in an amount generally intended to be sufficient to provide for the payment of each Partner's federal and state income taxes, second, to Sun Cove for the payment of certain fees in connection with the development of the Facility and third, the balance to the Partners, pro rata based on their respective percentage interests. "Excess Cash" is that portion of cash which exceeds the amount needed to the Manager to (i) service its debts and other obligations to third parties, (ii) pay certain fees required by the Partnership Agreement, (iii) maintain adequate working capital and other reserves, (iv) to conduct its business and (v) repay Loans.

    OTHER ACTIVITIES. The Partners are required to bring to the attention of the Partnership all opportunities to manage or operate (i) any gaming activities on Native American reservations and involving Native Americans or (ii) any other gaming activity within 100 miles of the Mohegan Sun. The Partners have agreed to discuss such opportunities on a good faith basis to achieve mutually satisfactory arrangements to deal with such opportunities. In the event that the Partners are unable to achieve a mutually satisfactory agreement relating to an opportunity, no Partner may participate in such activity without the prior consent of the non-participating Partners. To the extent that the Partners agree to pursue additional gaming opportunities together pursuant to this provision, they have agreed to form a new entity (other than the Manager) to pursue such opportunities. See "Description of Notes--Certain Covenants--Limitation on Activities of the Issuers."

    MANAGEMENT. Upon consummation of the Private Offering, the Company and Sun Cove will be the Managing Partners of the Manager, and as such, have the full, exclusive and absolute right, power and authority to manage and control the Partnership and the property, assets and business thereof. All decisions relating to the management of the Manager require unanimous agreement between the Company and Sun Cove.

    The Partnership Agreement provides that Howard Kerzner will serve as the designated representative of Sun Cove in its capacity as Managing Partner. In the absence of Mr. Kerzner, John Allison will serve as Sun Cove's designated representative. Each designated representative has the right, power and authority to act for and on behalf of and to bind Sun Cove with respect to all matters relating to the partnership. The Partnership Agreement grants Mr. Kerzner the right to appoint a proxy upon written notice to the other Original Partners Managing Partners. Len Wolman will serve as the designated representative of the Company.

    BUY/SELL OPTION IN THE EVENT OF A DISPUTE. In the event that a dispute arises under the Partnership Agreement, upon notice by one disputing party to the other, the parties have ten days to resolve the dispute. If the dispute is not resolved in such ten day period then, in accordance with specific notice procedures set forth in the Partnership Agreement, either party has the right to deliver a buy-out notice ("Buy-Out Notice") to the other to require such party to elect to either (i) sell their partnership interest to the party delivering the notice (at a price and under the terms set forth in such Buy-Out Notice (the "Buy-Out Price")), or (ii) have the other party or its designee purchase the interest of the party giving notice at the Buy-Out Price. In the event that the party receiving the Buy-Out Notice fails to respond, such party is deemed to have agreed to sell its partnership interest to the party delivering such notice at the Buy-Out Price specified therein. See "Risk Factors--Certain Risks Related to the Manager and the Partnership Agreement."

    FEES. The Partnership Agreement provides for the payment of the following fees: (i) a "Management Services Fee" of 1% of gross revenues of the Facility (but not to exceed 25% of the Excess Cash plus the Organizational and Administrative Fee and the Marketing and Casino Operations Fee) to be paid 50% to Sun Cove and 50% to the Company after payment by the Manager of operating expenses which will be $2.0 million if the Mohegan Sun's EBITDA (as defined) is $200.0 million or less, $3.0 million of the Mohegan Sun's EBITDA is $200.0 million but less than $225.0 million, and $4.0 million if the Mohegan Sun's EBITDA is greater than or equal to $225.0 million; (ii) a "Marketing and Casino Operations Fee" equal to (a) 1.5% of gross revenues of the Facility in excess of $300 million and (b) 2.0% of gross revenues in excess of the Facility in excess of $400 million, to be paid to an affiliate of Sun Cove for marketing and casino operations consulting services pursuant to the Management Agreement; (iii) an "Organizational and Administrative Fee" equal to (a) 1.5% of gross revenues of the Facility in excess of $300 million and (b) 2.0% of gross revenues of the Facility in excess of $400 million, to be paid to the Company and a former partner for certain organizational and administrative services including advising the Mohegan Tribe in connection with the regulatory approval process relating to the development of the Facility and certain other tribal activities; and (iv) a "Development Services Fee" equal to 3% of the total development costs of "Phase One" of the Facility to be paid to an affiliate of Sun Cove for making available it expertise, plans and employees to enable the Partnership to perform its obligations under the Development Agreement. In connection with the Development Services Fee, Sun Cove has agreed to enter into a construction contract with Wolman Construction Company (an affiliate of LMW) pursuant to which Sun Cove will be obligated to pay approximately 21% of the Development Services Fee to Wolman Construction Company.

    ASSIGNMENT OF PARTNERSHIP INTEREST. Subject to the following exceptions, Sun Cove is generally prohibited from assigning its partnership interest. Sun Cove may assign its interest to (i) certain of its affiliates and (ii) to any party making a bona fide written offer to purchase any or all of Sun Cove's partnership interest if, after offering its interest to the Original Partners at the same price and on the same terms and conditions as set forth in such written offer, the Original Partners elect not to purchase Sun Cove's partnership interest.

    Subject to the following exceptions, the Original Partners are generally prohibited from assigning its partnership interest. The Original Partners may assign their interests (i) to an affiliate of such Original Partner with the consent of a majority of the remaining Original Partners, (ii) to any party making a bona fide written offer to purchase all, but not less than all, of such Original Partner's partnership interest if, after offering its interest first to the non-selling Original Partners at the same price and on the same terms and conditions as set forth in such written offer and, in the event that such non-selling Original Partners, next to Sun Cove at the same price and on the same terms and conditions as set forth in such written offer, the Original Partners or Sun Cove, as the case may be, elect not to purchase Sun Cove's partnership interest.

    WITHDRAWAL. Except as otherwise permitted by the Partnership Agreement, no Partner may withdraw from the partnership with out the consent of the remaining Partners. In the event that a Partner withdraws from the partnership in violation of the Partnership Agreement, such Partner will be liable to the remaining Partners for all damages cause by such withdrawal and shall immediately cease to have any rights (including rights to receive any monies) in the partnership.

NOTE PURCHASE AGREEMENT

    GENERAL. Pursuant to a Note Purchase Agreement (the "Note Purchase Agreement"), entered into between the Authority and Sun International, the Authority issued $40.0 million aggregate principal amount of 15% Subordinated Notes due 2003 (the "Original Subordinated Notes") at an aggregate purchase price equal to 100% of the principal amount thereof. In addition, to evidence advances under the Completion Guarantee, it is expected that the Authority will issue up to $50.0 million of floating rate Subordinated Notes due 2003 (the "Completion Guarantee Subordinated Notes", which collectively with the Original Subordinated Notes are hereinafter referred to as the "Subordinated Notes") to Sun International under the Note Purchase Agreement. The Subordinated Notes are subordinate in right of payment to the Authority's Senior Secured Notes.

    INTEREST. The Original Subordinated Notes bear interest at the rate of 15% per annum of the principal amount then outstanding from the issuance date to the date of payment of such principal amount of such Subordinated Note. Each Completion Guarantee Subordinated Note bears interest at the rate per annum then most recently announced by Chase Manhattan Bank of New York as its prime rate at New York, New York plus 1% per annum, which rate shall be set and revised at six month intervals. Installments of interest will become due and payable semi-annually in arrears on each May 15 and November 15 to the holders of record at the close of business on the preceding April 30 or October 31. Additionally, installments of accrued and unpaid interest will become due and payable with respect to any principal amount of the Subordinated Notes that matures (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation, upon repurchase or otherwise) upon such maturity of such principal amount of the Subordinated Notes. Interest on the Subordinated Notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months. Each installment of interest will be calculated to accrue from and include the most recent date to which interest has been paid or provided for (or from and including the Issuance Date if no installment of interest has been paid) to, but not including, the date of payment.

    Interest with respect to the most recently ended semi-annual period shall be deferred unless (i) $87.5 million in aggregate principal amount of the Authority Senior Secured Notes have been repurchased or retired (for purposes of such determination, the aggregate principal amount of the Authority Senior Secured Notes offered to be repurchased in any required repurchase offer shall be deemed to have been repurchased, whether or not such amount was properly tendered pursuant to such repurchase offer) and (ii) the Authority's Fixed Charge Coverage Ratio (as defined) for the four full fiscal quarters last ended is equal to or greater than 2.5 to 1 and no deferred cash flow participation interest on the Authority Senior Secured Notes remains unpaid. Deferred interest shall continue to be deferred unless (and then only to the extent) current interest may be paid in cash and the Authority's Fixed Charge Coverage Ratio for the four full fiscal quarters last ended (calculated as if such accrued interest payable were the oldest interest accrued and was added to interest expense for such period if not already included therein) is equal to or greater than 4.0 to
1. Notwithstanding the foregoing, all accrued and unpaid interest shall be payable in cash on the interest payment dates and shall not be deferred if the Authority has paid in full all obligations under the Authority Senior Secured Notes and the related indenture and the same shall have been discharged. Notwithstanding anything herein to the contrary, installments of accrued or deferred and unpaid interest shall become due and payable (and shall not be further deferred) with respect to any principal amount of Subordinated Notes that matures (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise) upon the maturity of such principal amount of Subordinated Notes. The term "Fixed Charge Coverage Ratio" generally means the ratio of cash flow to fixed charges (including any capitalized interest expense) for any entity.

    The Subordinated Notes will be payable both as to principal and interest at the office or agency of the Authority maintained for such purpose within the City and State of New York or, at the option of the Authority, payment of interest may be made by check mailed to the holders of the Subordinated Notes at their respective addresses set forth in the register of holders of Subordinated Notes. Until otherwise designated by the Authority, its office or agency in New York will be the office of the Trustee maintained for such purpose. The Subordinated Notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

    In addition to the 15% interest payment, holders of the Subordinated Notes shall be entitled to an additional payment of 11.5% as an allocation of management fees, referred to herein as the "Additional Amounts." See "--Omnibus Financing Agreement."

    SUBORDINATION. The Subordinated Notes will rank subordinate in right of payment to the prior payment of all obligations related to the Authority Senior Secured Notes and PARI PASSU or senior to all other subordinated indebtedness of the Authority. Payments of interest on the Subordinated Notes may be made only if at the time of such payment, no Default or Event of Default exists and is continuing with respect to the Authority Senior Secured Notes. No payment of principal of or premium, if any, on the Subordinated Notes may be made, and no Subordinated Notes may be repurchased, redeemed or otherwise retired, until all obligations in respect of the Authority Senior Secured Notes under the Indenture have been paid in full, except that (i) payments of principal and premium, if any, and interest on Subordinated Notes tendered in connection with a change of control offer may be made if the Authority has fulfilled all obligations in respect of a change of control offer with respect to the Authority Senior Secured Notes and no other Default or Event of Default has occurred and is continuing under the Authority Senior Secured Notes, (ii) payments of principal and premium, if any, and interest on the Subordinated Notes to be redeemed in the circumstances described in the second paragraph under "Optional Redemption of Subordinated Notes by Authority" may be made if no Default or Event of Default has occurred and is continuing under the Indenture and (iii) payments of principal and premium, if any, and interest on Subordinated Notes tendered in connection with a Remaining Excess Cash Purchase Offer (as defined) if no Default or Event of Default has occurred and is continuing under the Indenture. See "--Remaining Excess Cash Purchase Offer."

    Upon any payment or distribution of the assets of the Authority to creditors in a total or partial liquidation or dissolution of the Authority, holders of the Authority Senior Secured Notes shall be entitled to receive payment in full of all obligations in respect of the Authority Senior Secured Notes before the holders of the Subordinated Notes shall receive any payment in respect of the Subordinated Notes. If the payment of the Subordinated Notes is accelerated because of an Event of Default under the Note Purchase Agreement, the Authority and the holders of the Subordinated Notes are required to promptly notify holders of the Authority Senior Secured Notes of such acceleration and the Authority may not pay the Subordinated Notes until five days after such notice is received and, thereafter, may pay the Subordinated Notes only if the Note Purchase Agreement otherwise permits the payment at that time. In the event that any distributions are made to the holders of the Subordinated Notes in violation of the Note Purchase Agreement, the holders of the Subordinated Notes shall be obligated to hold such distributions, in trust, for the benefit of the holders of the Authority Senior Secured Notes and pay over such amounts to the holders of the Authority Senior Secured Notes as their interests may appear.

    MANDATORY REDEMPTION. The Authority will not be required to make a mandatory redemption or sinking fund payments with respect to the Subordinated Notes.

    OPTIONAL REDEMPTION OF SUBORDINATED NOTES BY AUTHORITY. Under the Note Purchase Agreement, the Authority may make an optional redemption of the Subordinated Notes; however, such redemption may be made only after the Authority Senior Secured Notes have been paid in full. Subject to the foregoing, the Authority may redeem the Subordinated Notes at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest on the unpaid principal to the date of redemption. Any redemption of the Subordinated Notes, whether in whole or in part, must be made in accordance with procedures set forth in the Note Purchase Agreement.

    Notwithstanding the foregoing, in the event that any holder or beneficial owner of the Subordinated Notes is found unsuitable, or refuses or is unable to, within 30 days after being asked to do so by the applicable gaming regulatory authority, become licensed or qualified under any applicable gaming laws requiring such holder or beneficial owner of the Subordinated Notes to be so licensed, qualified or suitable in order for the Authority to maintain any gaming license or franchise, then, the Authority shall have, at its option, the right to (i) require such holder or beneficial owner to dispose of such holder's or beneficial owner's Subordinated Notes within 30 days of the receipt of such notice of such finding by the gaming regulatory authority or (ii) call for the redemption of the Subordinated Notes of such holder or beneficial owner at a redemption price equal to the lesser of the outstanding principal balance of such Subordinated Notes or the price at which such holder or beneficial owner paid to acquire such Subordinated Notes (in each case together with accrued and unpaid interest to the date of redemption). Redemption of the Subordinated Notes pursuant to the foregoing circumstances, however, may not be made if any Event of Default has occurred and is continuing under the Authority's Senior Secured Notes.

    OFFER TO REPURCHASE SUBORDINATED NOTES UPON CHANGE OF CONTROL. Upon any Change of Control and subject to certain priority rights of the holders of the Authority Senior Secured Notes, the Authority will be required to offer to purchase all of the outstanding Subordinated Notes at a purchase price equal to 101% of the aggregate principal thereof plus accrued and unpaid interest to the purchase date; provided, however, the Authority will not be required to make an offer to repurchase the Subordinated Notes if (i) an event deemed to be a Change of Control ceases to exist prior to the closing of such offer or (ii) if on or before the 120th day after the Change of Control, which Change of Control arises under either clause (iv) or (v) of the definition thereof, the Manager is replaced (or the Authority is using its best efforts to effect such a replacement) with a person with experience and reputation comparable to Sun International. Any offer to repurchase the Subordinated Notes may be made by the Authority only after a repurchase offer has been made to the holders of the Authority's Senior Secured Notes. A "Change of Control" means any of the following: (i) the Authority ceases to be a wholly owned unit, instrumentality or subdivision of the government of the Mohegan Tribe; (ii) the Authority ceases to have the exclusive legal right to operate gaming operations of the Mohegan Tribe; (iii) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Mohegan Sun; (iv) the Manager or any other entity in which Sun International owns, directly or indirectly, at least 50% of the capital stock ceases to be the Manager or fails to hold any material governmental consent or permit required to manage the Mohegan Sun; or (v) Sun International fails to own directly or indirectly, at lease 50% of the capital stock of the Manager.

    CASH MAINTENANCE ACCOUNT; SECURITY INTEREST. The Authority will be obligated to make monthly deposits into the Cash Maintenance Account as provided for under the indenture for the Authority Senior Secured Notes.

    Under the Note Purchase Agreement, the Authority is required to grant and maintain a perfected first priority security interest in favor of the trustee for the ratable benefit of the holders of the Authority Senior Secured Notes and a perfected, second priority security interest for the ratable benefit of the holders of the Subordinated Notes in all amounts in, or investments constituting amounts in, the Cash Maintenance Account. The second priority security interest of the holders of the Subordinated Notes; however, will not impair or prevent the Authority from transferring amounts in the Cash Maintenance Account to the holders of the Authority Senior Secured Notes in accordance with the terms of the Indenture, free and clear of such second priority security interest. Upon full repayment of the Authority Senior Secured Notes, the perfected, second priority security interest shall automatically become, and the Authority is required to take all acts to assure, a perfected, first priority-security interest in favor of the holders of the Subordinated Notes. Furthermore, if an Event of Default has occurred and is continuing under the Note Purchase Agreement and the Authority Senior Secured Notes have been paid in full, then, the holders of the Subordinated Notes will have the right, among other things, to direct any investments in the Cash Maintenance Account and to apply any cash or investments therein to the payment of principal and interest on the Subordinated Notes.

    REMAINING EXCESS CASH PURCHASE OFFER. To the extent that the aggregate purchase price of the Authority Senior Secured Notes tendered pursuant to any Excess Cash Purchase Offer required to be made pursuant to the indenture for the Authority Senior Secured Notes is less than the Excess Cash Purchase Amount with respect thereto, the Authority has agreed to make an offer to the holders of the Subordinated Notes to purchase the maximum principal amount of Subordinated Notes that is an integral multiple of $1,000 that may be purchased with the Remaining Excess Cash Flow (as defined in the Note Purchase Agreement) at an offer price in cash equal to the principal amount of the Subordinated Notes to be purchased plus accrued and unpaid interest. In the event that more Subordinated Notes are tendered than are required to be purchased by the Authority, the Authority will purchase Subordinated Notes pro rata from each tendering holder. Any Remaining Excess Cash Flow not used to repurchase Subordinated Notes in accordance with the foregoing may be used by the Authority for general purposes.

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. Under the Note Purchase Agreement, the Authority has agreed that the total outstanding principal balance of indebtedness of the Authority shall not exceed an aggregate of $320 million. The total indebtedness of the Authority permitted to be outstanding at any one time shall be reduced from time to time. In addition, the Authority has agreed that the principal amount of any indebtedness incurred by the Authority to refinance other outstanding indebtedness will not exceed the principal amount of such refinanced indebtedness and, in the event refinancing indebtedness is issued to refinance the Authority Senior Secured Notes or any portion thereof, such refinancing indebtedness shall have a weighted average life to maturity not less than that of the Authority Senior Secured Notes.

    CERTAIN OTHER COVENANTS OF THE AUTHORITY. Under the Note Purchase Agreement, the Authority has made certain other covenants with respect to the repayment of the Subordinated Notes and the conduct of its business during the period which such Subordinated Notes remain outstanding that are substantially similar to the covenants made by the Authority under its Senior Secured Notes.

    EVENTS OF DEFAULT. Under the Note Purchase Agreement, Events of Default include the following:

        (i) a default by the Authority for 30 days in payment of any interest due on the Subordinated Notes (such due date shall take into account any interest payments entitled to be deferred by the Authority under the Note Purchase Agreement);

        (ii) default by the Authority in the payment of the principal of or premium, if any, on any Subordinated Notes when due;

       (iii) failure by the Authority to observe or perform any other covenant, representation, warranty or agreement under the Note Purchase Agreement or the Subordinated Notes that continues for 90 days after written notice to holders of at least 25% of the principal amount of the Subordinated Notes; and

        (iv) certain events of bankruptcy and insolvency of the Authority.

    If an Event of Default (other than certain events with respect to bankruptcy, insolvency and reorganization) shall occur and be continuing, then the holders of 25% of the aggregate principal amount of the Subordinated Notes outstanding may declare by written notice to the Authority the principal amount of, premium, if any, and interest on the Subordinated Notes to be due and payable immediately;

provided, however, that no such declaration may be made unless all obligations under the Authority Senior Secured Notes and the Indenture have been paid in full and discharged. If an Event of Default with respect to certain events of bankruptcy or insolvency occurs and all obligations under the Authority Senior Secured Notes and the Indenture have been paid in full and discharged, then all outstanding Subordinated Notes will become due and payable without any act on the part of any holder of Subordinated Notes.

    LEGAL DEFEASANCE AND COVENANT DEFEASANCE. The Note Purchase Agreement will contain legal defeasance and covenant defeasance provisions that are substantially similar to those under the indenture for the Authority Senior Secured Notes.

OMNIBUS FINANCING AGREEMENT

    In connection with the development, construction and management of the Mohegan Sun the Manager and Sun International entered into an Omnibus Financing Agreement (the "Omnibus Agreement"), in September 1995. Pursuant to the Omnibus Agreement, Sun International agreed to (i) acquire the Original Subordinated Notes, (ii) provide a Completion Guarantee in which Sun International guaranteed that the Mohegan Sun project would be completed, (the "Completion Guarantee"),
(iii) pledge certain shares of its stock as collateral for the Completion Guarantee and (iv) post a letter of credit (the "Letter of Credit") in an amount up to $15 million to support its obligations under the Completion Guarantee. In exchange, the Authority agreed to (i) issue the Completion Guarantee Subordinated Notes to Sun International when Sun International is required to pay funds under the Completion Guarantee, and (ii) pay certain fees as described below.

    On the Original Subordinated Notes, the Authority shall pay interest at an annual rate of 15% and the Manager shall pay the Additional Amounts at an annual rate equal to 11.5%. However, the Manager's obligation to pay such Additional Amounts over and above the stated 15% interest rate does not constitute interest on the Subordinated Notes. See "Description of Exchange Notes--Security." Subject to certain priorities set forth in the Omnibus Agreement, to the extent that the Manager does not receive sufficient Management Fees to pay the full amount of any additional payments due, the Manager shall pay the entire Management Fee as partial payment of the additional payments on the Subordinated Notes and any portion which remains outstanding shall be deferred until the Manager receives sufficient Management Fees. One of the considerations used by the NIGC in determining whether or not to approve a management contract is whether the Manager is providing a portion of the capital required. Accordingly, the Manager agreed to provide or cause to be provided $40 million of capital in the form of the Subordinated Notes. However, at the time that the subordinated loan was made, the partners of the Manager, including the Company's predecessors-in-interest, did not participate in the loan in accordance with their economic interests in the Manager. Therefore, the partners of the Manager agreed that those partners who participated in funding the Subordinated Notes would be entitled to the Additional Amounts as a priority allocation of the Management Fee to compensate those partners for the additional risk of funding the Subordinated Notes. The Additional Amounts represent a priority in the distribution of available cash by the Manager. If every partner of the Manager participated in the Subordinated Notes to the extent of its pro rata economic interest in the Manager, then the Additional Amounts would have no economic effect on the partners.

    On the Completion Guarantee Subordinated Notes, which may be issued in two tranches, the Authority shall pay annually a "Base Interest Rate" equivalent to the prime interest rate plus one percent. The Manager shall pay annually, Additional Amounts equal to the difference between 26 1/2 %and the Base Interest Rate. In the event that the indenture for the Authority Senior Secured Notes prohibits the Authority from making interest payments on the Completion Guarantee Subordinated Notes, the Omnibus Agreement provides that the Manager will pay the Authority's portion of such interest (the "Deferred Interest Amount") on the $15.0 million of First Tranche Completion Guarantee Subordinated Notes, subject to the Manager's right to receive a credit from the Authority for Deferred Interest Amounts.

    The Omnibus Agreement provides for the payment of certain additional fees to Sun International, including reimbursement for out-of-pocket expenses incurred by Sun International, all of which have been paid.

    The Omnibus Agreement provides that payments required to be made by the Manager out of the Management Fees shall be prioritized as follows:

        (a) First, to return capital contributions made by the Partners of the Manager after September 24, 1995, the closing date of the sale of the Subordinated Notes;

        (b) Second, to pay Additional Amounts due on the Original Subordinated Notes;

        (c) Third, to pay Deferred Interest Amounts and Additional Amounts due on First Tranche Completion Guarantee Subordinated Notes on a pari passu basis;

        (d) Fourth, to pay Additional Amounts due on the Second Tranche Completion Guarantee Subordinated Notes;

        (e) Fifth, to return capital contributions made by the Partners of the Manager before September 24, 1995, the closing date of the sale of the Original Subordinated Notes;

        (f) Sixth, to pay the Development Services Fee;

        (g) Seventh, to pay the Management Service Fee;

        (h) Eighth, to pay the Completion Guarantee Fee;

        (i) Ninth, to pay the Partners, pro rata based on their respective Percentage Interest, an amount equal to state and federal income tax obligations;

        (j) Tenth, to pay the Organizational and Administrative Fee and the Marketing and Casino Operations Fee on a pari passu basis; and

        (k) Eleventh, to distribute the Excess Cash in the manner set forth in the Partnership Agreement. See "Trading Cove Associates Partnership Agreement--Distributions."

    The Omnibus Agreement was amended on October 19, 1996. Under such amendment, the Company has the obligation to purchase from Sun International, on each of October 12, 1997, October 12, 1998 and October 12, 1999, a portion of the outstanding principal amount of First Tranche Completion Guarantee Subordinated Notes owned by Sun International. In addition, Sun International has the obligation to notify the Company of its decision with respect to any Remaining Excess Cash Purchase Offer.

13% SENIOR NOTES DUE 2002 WITH CASH FLOW PARTICIPATION INTEREST

    GENERAL. The Authority has issued $175.0 million in aggregate principal amount of 13 1/2% Senior Notes due 2002 (the "Authority Senior Secured Notes") with Cash Flow Participation Interest (the "Senior Note Participation Interest") to finance the development, construction, equipping and opening of the Mohegan Sun. The Authority Senior Secured Notes rank senior in right of payment to all subordinated indebtedness of the Authority and pari passu in right of payment with certain working capital and equipment financing. The Authority Senior Secured Notes are secured by a first lien certain cash collateral accounts owned by the Authority and, with certain exceptions, all of the assets of the Mohegan Sun, including the leasehold interest of the Authority in the Mohegan Sun.

    SENIOR NOTE PARTICIPATION INTEREST. The Senior Note Participation Interest is payable on each interest payment date, in an aggregate amount equal to 5.0% of the Authority's Cash Flow (as defined below), up to a limit of $250.0 million of the Authority's Cash Flow during any two consecutive semi-annual periods ending on September 30; provided that no Senior Note Participation Interest is payable with respect to any period prior to the earlier of the first day the Mohegan Sun commences operations and October 31, 1996.

Payment of all or a portion of any of the Senior Note Participation Interest may be deferred if (a) such payment will cause the Authority's "Fixed Charge Coverage Ratio," which is defined in the indenture governing the Authority Senior Secured Notes (the "Authority Senior Secured Note Indenture") generally as the ratio of cash flow to fixed charges (including any capitalized interest expense) for any person) to be less than 2.0:1 on a pro forma basis and (b) the principal of the Authority Senior Secured Notes corresponding to such Senior Note Participation Interest has not then matured and become due and payable.

    MANDATORY REDEMPTION. The Authority will not be required to make any mandatory redemption or sinking fund payments with respect to the Authority Senior Secured Notes.

    OPTIONAL REDEMPTION. Unless otherwise required by the any gaming regulatory authority, the Authority Senior Secured Notes may not be redeemed prior to November 15, 1999. Thereafter, the Authority may redeem the Authority Senior Secured Notes in whole or in part, at its option at the redemption prices set forth in the Authority Senior Secured Note Indenture.

    OFFER TO PURCHASE UPON A CHANGE OF CONTROL. Upon a change of control, subject to certain limitations, each holder of the Authority Senior Secured Notes will have the right, at such holder's option, to require the Authority to repurchase such holder's Authority Senior Secured Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any to the date of repurchase.

    EXCESS CASH PURCHASE OFFER. Within 120 days after the last day of each fiscal year of the Authority, beginning with the fiscal year ending September 30, 1997, the Authority will be required to make an offer to purchase (an "Excess Cash Purchase Offer") outstanding Authority Senior Secured Notes in an amount equal to the sum of (i) 50% of the Excess Cash Flow (defined as an amount equal to the cash flow of the Authority for any given period, less (a) the Management Fees for such period, (b) interest expense and principal payments on indebtedness of the Authority for such period, (c) amounts set aside in the Cash Maintenance Account for such period, (d) amounts for the payment of federal and state for such period, and (e) certain other amounts (not to exceed $6.8 million) for such fiscal year, (ii) 100% of the amount of Deferred Subordinated Interest for such fiscal year and (iii) accrued interest to the purchase date and liquidated damages, if any, on such principal at the purchase prices set forth below (expressed as a percentage of the principal amount).

YEAR                                                                    %
------------------------------------------------------------------  ---------
1997..............................................................      113.5%
1998..............................................................      112.0
1999..............................................................      110.0
2000..............................................................      105.0
2001..............................................................      100.0

    OTHER OFFERS TO PURCHASE. Under certain circumstances, the Authority may be required to make an offer to purchase outstanding Authority Senior Secured Notes following certain asset sales. In addition, the Authority may be required to purchase outstanding Authority Senior Secured Notes following certain events of loss.

CERTAIN COVENANTS

    USE OF PROCEEDS. The Authority Senior Secured Note Indenture requires the Authority to use the net proceeds from the sale of the Authority Senior Secured Notes to, among other things, fund interest payments on the Authority Senior Secured Notes, fund project costs relating to the construction of the Mohegan Sun, and to repay certain amounts advanced to or paid on behalf of the Mohegan Tribe or the Authority for fees and expenses incurred in connection with obtaining a gaming license, and certain administrative and operating expenses of the Mohegan Tribe and the Authority relating to the Mohegan Sun.

    CASH MAINTENANCE ACCOUNT. Generally, the Authority Senior Secured Note Indenture requires the Authority to deposit into a cash maintenance account, on a monthly basis, beginning in 1997 through 2001, $6.0 million annually, and thereafter such amount as necessary to keep at least $36.0 million in such cash maintenance account.

    GAMING LICENSES. The Authority Senior Secured Note Indenture requires the Authority to use its best efforts to obtain and retain in full force and effect at all times all gaming licenses necessary for the operation of the Mohegan Sun.

    RESTRICTED PAYMENTS. Subject to certain exceptions, the Authority Senior Secured Note Indenture prohibits the Authority from making certain restricted payments, including: (i) the purchase, redemption, defeasance or other acquisition or retirement of value of any Subordinated Indebtedness and the payment of any interest on the Subordinated Notes; (ii) any general distribution to the members of the Mohegan Tribe; (iii) subject to the next sentence, the payment of the Management Fee; and (iv) any payment in respect of repayment or reimbursement of any obligations under the Secured Completion Guarantee. The Authority Senior Secured Note Indenture permits the Authority to pay the Management Fee, however such payment is subordinated to all payments required under the terms of the Authority Senior Secured Note Indenture.

    INCURRENCE OF INDEBTEDNESS. Subject to certain exceptions, the Authority Senior Secured Note Indenture provides that the Authority will not directly or indirectly incur any additional indebtedness unless: (i) the Authority's Fixed Charge Coverage Ratio is at least 2.5 to 1 if the date on which the indebtedness is incurred is prior to November 15, 1997, at least 2.75 to 1 if the date on which the indebtedness is incurred is after November 15, 1997 and prior to November 15, 1998 and at least 3.00 to 1 thereafter; (ii) such indebtedness is expressly subordinated in right of payment to the Authority Senior Secured Notes and (iii) such indebtedness does not mature prior to the maturity date of the Authority Senior Secured Notes.

    CERTAIN ADDITIONAL COVENANTS. The Authority Senior Secured Note Indenture restricts the ability of the Authority to incur liens, lease property, engage in transactions with affiliates, engage in certain business activities and requires the Authority to maintain certain additional accounts and agreements.

HOTEL/RESORT MANAGEMENT AGREEMENT

    GENERAL. In July 1994, the Mohegan Tribe and the Manager entered into an agreement (the "Hotel/ Resort Management Agreement") to provide for the management of a hotel for the Mohegan Sun (the "Hotel"). The Hotel/Resort Management Agreement grants the Manager the exclusive right and obligation to develop, maintain and operate the Hotel. In return for its services, the Manager will receive a fee equivalent to forty percent (40%) of the Hotel's net revenues, gross revenues less operating expenses, ("Hotel Net Revenues").

    FINANCING. In order to finance the development, design, construction and furnishing of the Hotel and to provide start-up and working capital, the Mohegan Tribe and a third party lender will enter into a separate loan agreement (the "Loan Agreement"). In addition, a separate agreement between the Mohegan Tribe and the Manager, provides for the Manager to construct and develop the Hotel facilities (the "Hotel/Resort Development and Construction Agreement").

    MANAGEMENT FEE; REIMBURSEMENT AND DISBURSEMENT. The Hotel/Resort Management Agreement authorizes the Manager to pay itself a monthly management fee equivalent to forty percent (40%) of the Hotel's Net Revenues. Hotel Net Revenues will be disbursed in the following order: (i) principal, interest and other payments due under the Loan Agreement, (ii) reimbursements for any amounts advanced by the

Manager, (iii) payments to the Reserve Fund (as defined below) by the Manager and the Mohegan Tribe, and (iv) management fees. All remaining Hotel Net Revenues will be distributed to the Mohegan Tribe.

    TERM, TERMINATION AND DEFAULT. The term of the Hotel/Resort Management Agreement is fourteen (14) years, beginning five days following the date on which (i) the property on which the Hotel is to be built has been secured by the Mohegan Tribe and (ii) the Hotel/Resort Management, Development and Construction, and Loan Agreements have been approved by the BIA and the Mohegan Tribe.

    HOTEL BUSINESS BOARD. Under the Hotel/Resort Management Agreement, certain decision-making authority and oversight duties are delegated to a committee comprised of an equal number of representatives of the Mohegan Tribe and of the Manager (the "Hotel Business Board"). Actions taken by the Hotel Business Board require unanimous approval of its members or their respective designees.

    MANAGEMENT DUTIES AND RELATED OBLIGATIONS OF THE MANAGER. The Hotel/Resort Management Agreement provides that the Manager will be responsible for day-to-day management, operation and maintenance of the Hotel. Subject to approval by the Mohegan Tribe, the Manager is authorized to select a general manager to fulfill its responsibilities under the Hotel/Resort Management Agreement. The Manager, on behalf of the Mohegan Tribe, shall maintain at all times during construction and operation of the Hotel insurance policies that meet the approval of the Mohegan Tribe.

    HOTEL EMPLOYEES; EMPLOYMENT PREFERENCES. Pursuant to the Hotel Management Agreement, the Manager will have the exclusive responsibility and authority to select, train, determine compensation, and discharge all employees of the Hotel; however, all employees will be employees of the Mohegan Tribe and not the Manager. In selecting employees, the Manager will give preference to qualified members of the Mohegan Tribe; thereafter, preference will be given to qualified members of other federally recognized Indian tribes. Subject to the approval of the Mohegan Tribe, the Manager will also have the right to use employees of the Manager, or any of its subsidiaries or affiliates, to provide services to the Hotel ("Off-Site Employees"). In entering into contracts for the supply of goods and services for the Hotel, the Manager shall give preference to qualified members and certified business entities of the Mohegan Tribe.

    OPERATING AND CAPITAL BUDGETS; REPLACEMENT RESERVE FUNDS. Prior to the first date that the Hotel is substantially complete and open to the public, and not less then sixty (60) days prior to the commencement of each full or partial fiscal year thereafter, the Manager shall submit to the Mohegan Tribe, for its approval, a detailed operating budget. In addition to an annual operating budget, the Manager is required to submit a recommended capital budget for furnishings, equipment and ordinary capital replacement items. Likewise, the Mohegan Tribe has agreed to expend funds to cover repairs, modernizations, improvements, and other necessary capital replacements. The Hotel/Resort Management Agreement further requires the Manager to establish a replacement reserve fund (the "Reserve Fund"), which may be used to pay for any approved budgeted capital expenditures. The Manager and the Mohegan Tribe will be required to make monthly contributions to the Reserve Fund.

    LIENS; TAXES. The Mohegan Tribe has agreed not to impose any taxes, fees, assessments or other charges (i) on payments of any debt service to the Manager or any other lender furnishing financing to the Hotel, (ii) on revenues from the Hotel, (iii) on management fees, or (iv) on the salaries, benefits, or dividends paid to any of the Manager's partners, officers, employees or affiliates or any employees of the Hotel.

                             GOVERNMENT REGULATION

GENERAL

    In addition to a variety of generally applicable state and federal laws governing business operations, the Mohegan Sun is also subject to extensive regulation by special federal, state and tribal laws and regulations applicable to commercial relationships with Indians generally, as well as Indian gaming and the management and financing of Indian casinos. In addition, the Mohegan Sun is regulated by federal and state laws and regulations applicable to the gaming industry generally and to the distribution of gaming equipment. The following description of the regulatory environment in which gaming takes place is intended to be a summary and is not intended to be a complete recitation of all applicable law. Moreover, because the regulatory environment is dynamic and evolving, it is impossible to predict how certain provisions will be ultimately interpreted or how they may affect the Mohegan Sun or the Company. Changes in such laws or regulations could have a material adverse impact on the Mohegan Sun's operations, and consequently, on the Company. See "Risk Factors."

TRIBAL LAW AND LEGAL SYSTEMS

    APPLICABILITY OF STATE AND FEDERAL LAW. Federally-recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. The power of Indian tribes to enact their own laws to regulate gaming derives from the exercise of tribal sovereignty. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and enterprises conducting business on Indian lands, and also have the right to require licenses, and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

    Absent the consent of the Mohegan Tribe or the United States Congress, the laws of the State of Connecticut do not apply to the Mohegan Tribe or the Authority. Under the federal law that recognizes the Mohegan Tribe, the Mohegan Tribe consented to the extension of Connecticut criminal law and Connecticut state traffic controls over the Mohegan Sun site.

    WAIVER OF SOVEREIGN IMMUNITY; JURISDICTION; EXHAUSTION OF TRIBAL REMEDIES. Indian tribes enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. In order to sue an Indian tribe (or an agency or instrumentality of an Indian tribe, such as the Authority), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Further, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. A commercial dispute is unlikely to present a federal question, and some courts have ruled that an Indian tribe as a party is not a citizen of any state for purposes of establishing diversity jurisdiction in the federal courts. State courts may also lack jurisdiction over suits brought by non-Indians against Indian tribes in Connecticut. The remedies available against an Indian tribe also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies of tribal tribunals and, as to some judicial remedies, the tribe's consent to jurisdictional provisions contained in the disputed agreements. The United States Supreme Court has held that where a tribal court exists, the jurisdiction in that forum must first be exhausted before any dispute can be properly heard by federal courts which would otherwise have jurisdiction. Where a dispute as to the existence of jurisdiction in the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction.

    In connection with the Subordinated Notes and the Management Agreement, the Mohegan Tribe has agreed, and has constitutionally granted the Authority the power, to waive its sovereign immunity, and the Authority has agreed to waive its sovereign immunity, for the limited purpose of any suit to enforce repayment of the Subordinated Notes, and any arbitration action to enforce the Management Agreement. The Mohegan Tribe has also adopted a constitutional restraint against any action by the Mohegan Tribe or its officers which impairs contractual obligations. In the event that such waiver of sovereign immunity is held to be ineffective, the Trustee and the Note holders could be precluded from judicially enforcing their rights and remedies against the Mohegan Tribe or the Authority. In the event that the waiver of the rule requiring exhaustion of tribal remedies is held to be ineffective, the Trustee and the Note holders could be subjected to substantial delay, cost and expense while seeking such remedies in the Gaming Disputes Court or other tribunals of the Mohegan Tribe. In addition, unless the decisions of the Gaming Disputes Court or other tribunals of the Mohegan Tribe violate applicable state or federal law, there might be no effective right to appeal such decisions in state or federal court.

THE INDIAN GAMING REGULATORY ACT OF 1988

    REGULATORY AUTHORITY. The terms and conditions of the Management Agreement, as well as the operation of casinos and of all gaming on Indian land, are subject to the Indian Gaming Regulatory Act of 1988, 25 U.S.C. 2701 et seq. ("IGRA").

    IGRA is administered by the National Indian Gaming Commission ("NIGC"), an independent agency, within the U.S. Department of Interior, exercising primary federal regulatory responsibility over Indian gaming. The NIGC has exclusive authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III Gaming (as described below), approve managements for gaming facilities, conduct investigations, and generally monitor tribal gaming. Certain responsibilities under IGRA (such as the approval of per capita distribution plans to tribal members, and the approval of transfer of lands into trust status for gaming) are retained by the BIA. The BIA also has responsibility to review and approve land leases and other agreements relating to Indian lands. Criminal enforcement is the exclusive responsibility of the United States Department of Justice, except to the extent such enforcement responsibility is shared with the State of Connecticut under the Mohegan Compact and under the federal law that recognizes the Mohegan Tribe.

    The NIGC is empowered to inspect and audit all Indian gaming facilities, to conduct background checks on all persons associated with Indian gaming, to hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for violations of IGRA. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities.

    In 1993, the NIGC published rules implementing certain provisions of IGRA. These rules govern, among other things, the submission and approval of tribal gaming ordinances or resolutions, and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming.

    Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations for primary management officials and key employees, and to maintain facilities in a manner that adequately protects the environment and the public health and safety.

    The 1993 rules also set out a review procedure for tribal licensing of all gaming operation employees. Reporting requirements applicable to tribes are articulated, requiring the report of specified information, including that derived from background investigations, to the NIGC.

    TRIBAL ORDINANCES. Under IGRA, except to the extent otherwise provided in a tribal-state compact, Indian tribal governments have primary regulatory authority over Class III Gaming on land within the tribe's jurisdiction. Therefore, the Authority's gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Mohegan Tribe's ordinances and regulations regarding gaming.

    IGRA requires that the NIGC review tribal gaming ordinances, and authorizes the NIGC to approve such ordinances only if they meet certain requirements relating to (i) the ownership, security, personnel background, recordkeeping, and auditing of a tribe's gaming enterprises; (ii) the use of the revenues from such gaming; and (iii) the protection of the environment and the public health and safety. The Mohegan Tribe adopted its gaming ordinance on July 24, 1994, and the NIGC approved the gaming ordinance on November 8, 1994.

    CLASSES OF GAMING. IGRA classifies games that may be conducted on Indian lands into three categories. "Class I Gaming" includes social games solely for prizes of minimal value, or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. "Class II Gaming" includes bingo, pulltabs, lotto, punch boards, tip jars, instant bingo, and certain other games similar to bingo, if those games are played at the same location as bingo is played. "Class III Gaming" includes all other forms of gaming, such as slot machines, video casino games (e.g., video slots, video blackjack and video poker), so-called "table games" (e.g., blackjack, craps, roulette), and other commercial gaming (e.g., sports betting and parimutuel wagering).

    Class I Gaming on Indian lands is within the exclusive jurisdiction of the Indian tribes and is not subject to the provision of IGRA. Class II Gaming is permitted on Indian lands if (i) the state in which the Indian lands lies permits such gaming for any purpose by any person, organization or entity; (ii) the gaming is not otherwise specifically prohibited on Indian lands by federal law; (iii) the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC; (iv) an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming; (v) the primary management officials and key employees are tribally licensed; and (vi) several other requirements are met. Class III Gaming is permitted on Indian lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformance with the terms of a written agreement between the tribal government and the government of the state within whose boundaries the tribe's lands lie (a "Tribal-State Compact").

    TRIBAL-STATE COMPACTS. IGRA requires states to negotiate in good faith with Indian tribes that seek to enter into Tribal-State Compacts for the conduct of Class III Gaming. Such Tribal-State Compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of such laws and regulations, taxation by the Indian tribe of such activity in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach, standards for the operation of such activity and maintenance of the gaming facility, including licensing, and any other subjects that are directly related to the operation of gaming activities. The terms of Tribal-State Compacts vary from state to state; however, Tribal-State Compacts within one state tend to be substantially similar. Tribal-State Compacts usually specify the types of permitted games, establish technical standards for video gaming machines, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees, and may require the tribe to pay a portion of the state's expenses for establishing and maintaining regulatory agencies. Some Tribal State Compacts are for set terms, while others are for indefinite duration. The Mohegan Compact was entered into in May 1994 and was approved by the Secretary of the Interior on December 14, 1994, does not have a specific term and will remain in effect until terminated by written agreement of both parties, or the provisions are modified as a result of a change in applicable law. See "Risk Factors--Highly Regulated Industry."

    Tribal-State Compacts have been the subject of litigation in several states, including Alabama, California, Florida, Kansas, Michigan, Mississippi, New Mexico, New York, Oklahoma, Oregon, South Dakota, Wisconsin and Washington. Among the issues being litigated are the constitutionality of the provision of IGRA which entitles tribes to sue in federal court to force states to negotiate Tribal-State Compacts. The United States Supreme Court has recently ruled that the Eleventh Amendment to the United States Constitution immunizes states from suit by Indian tribes in federal court unless the state consents to such suit. As a result, certain provisions of IGRA have been ruled unconstitutional.

    There has also been litigation challenging the authority of governors, under state law, to enter into Tribal-State Compacts. Federal courts have upheld the authority of the governors of Louisiana and Mississippi to enter into compacts, while the highest state courts of New Mexico and Kansas have held that the governors of those states did not have authority to enter into such compacts without the consent or authorization of the legislatures of those states. In the New Mexico and Kansas cases, the courts held that compacting is a legislative function under the respective state constitutions. The court in the New Mexico case also held that state law does not permit casino-style gaming.

    In Connecticut, there has been no litigation challenging the governor's authority to enter into the Mohegan Compact. If such a suit were filed, however, the Company does not believe that the precedent in New Mexico or Kansas cases would apply. On May 18, 1994, the Connecticut Attorney General issued a formal opinion that concluded that "existing [state] statutes provide the Governor with the authority to negotiate and execute the ... [Mohegan] Compact". The Attorney General therefore declined to follow the Kansas case. In addition, the United States Court of Appeals for the Second Circuit Court has held, in a case brought by the Pequot Tribe, that Connecticut law authorizes casino gaming. After execution of the Mohegan Compact in May 1994, the Connecticut Legislature passed a law to require future gaming compacts to be approved by the legislature, but that law does not apply to previously executed compacts such as the Mohegan Compact.

    The Authority's operation of gaming is subject to the requirements and restrictions contained in the Mohegan Compact. The Mohegan Compact authorizes the Mohegan Tribe to conduct most forms of Class III Gaming.

    POSSIBLE CHANGES IN FEDERAL LAW. Several bills have been introduced in Congress which would amend IGRA. To this date, no such bill has passed either house of Congress. If IGRA were amended, the amendment could change the governmental structure and requirements within which the Mohegan Tribe could conduct gaming.

NIGC AND BIA APPROVALS

    The Authority operates, and the Manager manages, the Mohegan Sun, which is located on lands held in trust for the Mohegan Tribe by the United States of America and which are leased by the Mohegan Tribe to the Authority. Such leases, and modifications or amendments to such lease, must be approved by the BIA pursuant to 25 U.S.C. ss.415 and 25 C.F.R. ss.162. In addition, 25 U.S.C. ss. 81 ("Section 81"), a federal statute originally passed in 1871, requires that all contracts "by any person with any tribe of Indians" which are "relative to their lands" must be approved by the Secretary of the Interior. The remedies pursuant to Section 81 enable the federal courts to find agreements which violate this statute to be void ab initio, and to grant full restitution of all amounts paid to the non-Indian party by the tribe.

    The full scope of required review and approval pursuant to this statute is not fully or precisely defined. The regulations and guidelines which the NIGC and the BIA use to interpret their respective responsibilities regarding Section 81 are incomplete and evolving. Both Section 81 and IGRA have been the subject of litigation and may be subject to further judicial or legislative interpretation.

    IGRA requires that the Management Agreement must be approved by the Chairman of the NIGC. The Management Agreement has been approved by the Chairman of the NIGC. Documents that are collateral to the Management Agreement must be reviewed by the NIGC. The NIGC advised the tribe that although it must review such collateral documents, it has no authority to directly approve or disapprove such agreements. The Company does not believe that the Notes or the Indenture is a collateral document that is subject to review by the NIGC. The Company believes that the Indenture, the Notes, the Management Agreement and the Subordinated Note documents are in compliance with all applicable federal Indian laws and regulations and has received all approvals that the NIGC and the BIA have advised are required. However, the rules and regulations relating to Indian gaming have only recently been promulgated and the NIGC and BIA have had little or no experience reviewing documents relative to a public bond financing. If a court of competent jurisdiction later holds that the NIGC or the BIA has the authority and responsibility to approve any document, and if such approval cannot then be obtained, or if such approval was obtained, but that such document violated applicable federal law or regulation, then such document could be held to be void, and any payments from the Authority or the Mohegan Tribe pursuant to such agreements could be ordered returned.

LICENSING

    Prior to opening the Mohegan Sun, each of the partners of the Manager, and the shareholders of the Company and certain employees of the Mohegan Sun were required to be licensed by relevant tribal and state authorities. Each of the partners of the Manager and each of the shareholders of the Company has applied for and received temporary gaming licenses from the Commissioner of Revenue Services of the State of Connecticut. Mr. Len Wolman, Mr. Mark Wolman and Mr. Solomon Kerzner have each received permanent gaming licenses that are subject to renewal. As each employee who is required to be licensed is hired, the Authority or the Manager will cause such employee to apply for all required licenses.

                           PRINCIPAL SECURITY HOLDERS

    The following table sets forth the beneficial ownership interest in the Company, as adjusted to reflect the Reorganization, by each person known by the Company to beneficially own 5% or more of the outstanding Company interests. Finance is a wholly-owned subsidiary of the Company.

NAME OF                                                                           % OWNERSHIP
BENEFICIAL OWNER                                                                IN THE COMPANY
-----------------------------------------------------------------------------  -----------------
LMW, Inc.(1).................................................................          32.26%
Slavik Suites, Inc.(2).......................................................          67.74%

------------------------

(1) LMW, Inc. is owned 50% by Mr. Len Wolman and 50% by Mr. Mark Wolman. The address for LMW, Inc. is c/o the Company, 914 Hartford Turnpike, P.O. Box 715, Waterford, Connecticut.

(2) Messrs. Len and Mark Wolman together own approximately 22.5% of the outstanding shares of Slavik Suites, Inc. The address for Slavik Suites, Inc. is 32605 West 12 Mile Road, Suite 350, Farmington Hills, Michigan.

                         DESCRIPTION OF EXCHANGE NOTES

    The Exchange Notes will be issued by the Issuers pursuant to the Indenture between the Issuers and Fleet National Bank, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Notes include those stated in the Indenture and the Collateral Agreements (as defined below) and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The following summaries of the material provisions of the Indenture and the Collateral Agreements are summaries and should be read in conjunction with the provisions of the Indenture and the Collateral Agreements which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Set forth below is a summary of the material provisions of the Notes.

GENERAL

    The Notes will be senior, secured, joint and several general obligations of the Issuers, limited in aggregate principal amount to $65.0 million and secured as set forth under "--Security for the Notes" below. The Notes will be issued only in fully registered form, without coupons, in denominations of $l,000 and integral multiples thereof.

    The Notes will mature on November 15, 2003. The Notes will bear interest at the rate per annum stated on the cover page hereof from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1997, to the persons in whose names such Notes are registered at the close of business on the May 1 or November 1 immediately preceding such Interest Payment Date (the "Record Date"). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Issuers maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The State and City of New York. At the option of the Issuers, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Issuers; PROVIDED, that all payments with respect to Global Notes will be required to be made by wire transfer of immediately available funds to the account specified by the Holder thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Issuers, the Issuers' office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The State and City of New York.

SECURITY

    The obligations of the Issuers with respect to the Notes will be secured on an exclusive basis by a pledge of the Subordinated Notes and a pledge of all cash and Cash Equivalents held by the Company (collectively, the "Collateral"). Finance does not have, and pursuant to the requirements of the Indenture will not have, any significant assets. The Company will enter into one or more pledge and assignment agreements (collectively, the "Collateral Agreements") that will provide for the pledge of the Collateral to the Trustee for the benefit of the Holders of the Notes. Such pledges will secure the payment and performance when due of all of the obligations of the Issuers under the Indenture and the Notes. The Indenture and the Collateral Agreements permit the Trustee only to collect and pay the Noteholders in cash. Holders of the Company's notes cannot obtain ownership of the Subordinated Notes or pursue remedies in their own right. The Manager will not be a party to the Indenture or the Collateral Agreements and accordingly in an Event of Default the Trustee will be unable to foreclose on any rights of the Manager under the Management Agreement. The Issuers will not have a pledge of the Company's partnership interest in the Manager. Accordingly, in the event of an acceleration under the Indenture, the Trustee under the Indenture will not be able to foreclose upon the equity in the Manager without bringing suit against the Company. Moreover, the Company has pledged only the Subordinated Notes to the Trustee and has not given a security interst in the requirement to pay the Additional Amounts. Because the requirement to pay the Additional Amounts constitutes an indirect interest in the management fee, the Company is prohibited by the National Indian Gaming Regulatory Act of 1988 from pledging this amount to any person who has not been approved by the National Indian Gaming Commission as a manager. Thus, the security interest in the Subordinated Notes includes only the principal and the stated interest of 15% and not the Additional Amounts.
    As a result of federal Indian gaming law prohibiting any non-Indian entity, including the Manager, the Company and Sun International, from owning an equity interest in an Indian casino, Sun International structured its initial investment in the Mohegan Sun in the form of a deferred interest subordinated loan (i.e. the Subordinated Notes). The obligation of the Manager to provide the Additional Amounts over and above the stated 15% interest rate on the Subordinated Notes is not an obligation to pay interest, and while it may increase the overall effective rate of interest on the Subordinated Notes, if the funds are not available to pay such Additional Amounts, then it will not be paid. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview of Future Cash Flows."
    The Manager, in connection with the overall financing plan for the Mohegan Sun, retained the right to purchase one-half of the Original Subordinated Notes from Sun International in the Omnibus Financing Agreement. In connection with the Offering of the Private Notes, pursuant to any amendment to the Omnibus Financing Agreement, the Company acquired such rights to purchase the Original Subordinated Notes from Sun International and purchased such Original Subordinated Notes. See "Offering Summary-- The Reorganization" and "Use of Proceeds."
    For a description of the material terms of the Subordinated Notes, see "Material Agreements--Note Purchase Agreement."

    Following an Event of Default, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. See "Risk Factors--Ability to Foreclose on Collateral."

CERTAIN BANKRUPTCY CONSIDERATIONS

    The Company's only assets are the Collateral and its partnership interest in the Manager, and it conducts no operations other than serving as a partner in the Manager, which in turn has no operations other than managing the Mohegan Sun for the Authority. In the event of a bankruptcy of the Manager or bankruptcy or similar proceeding with respect to the Authority, the Issuers will have no rights with respect to the assets of either the Manager or the Authority. In the event of a bankruptcy of the Manager, the Company will only have the rights of an equity holder in the Manager. The Company will not be an assignee of the Management Agreement and accordingly will not have the right to perform under the Management Agreement in the event that the Manager is unable to perform its obligations thereunder, and the Management Agreement may be terminated for cause by the Authority in the event of a failure to perform thereunder. In the event of a bankruptcy or similar proceeding with respect to the Authority, the Company will be a general unsecured creditor with respect to the Subordinated Notes, and the Management Agreement may be subject to being rejected by the Authority.

MANDATORY REDEMPTION WITH EXCESS CASH FLOW OR UPON EXERCISE OF BUY/SELL OPTION

    The Issuers will be required to make a mandatory redemption on each May 15 and November 15, commencing November 15, 1997, of Notes in the largest principal amount that is an integral multiple of

$1,000, that may be redeemed using 100% of Company Excess Cash as of the preceding September 30 and March 31, respectively, at the following redemption prices (expressed as percentage of principal amount) if redeemed during the 12-month period commencing May 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest and Liquidated Damages, if any, due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
1997..................................................................................     112.750%
1998..................................................................................     110.625
1999..................................................................................     108.500
2000..................................................................................     106.375
2001..................................................................................     104.250
2002..................................................................................     102.125
2003..................................................................................     100.000

    In the event that either the Company or Sun International shall deliver an election to either buy or sell the other party's interest in the Manager pursuant to a Buy-Out Notice (as defined in the Partnership Agreement) or be deemed to have delivered an election to sell such interest and such election to buy or sell is consummated, the Issuers will be required to make a mandatory redemption of all the Notes then outstanding, at the redemption prices described above. Such redemption shall be made on a date no more than 35 days after the date of the Closing (as such term is defined in the Partnership Agreement) under the option.

OPTIONAL REDEMPTION

    Except as provided above, the Issuers will not have the right to redeem any Notes prior to November 15, 1999. The Notes will be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after November 15, 1999, with Company Excess Cash as of the date notice is given at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing May 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest and Liquidated Damages, if any, due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
1999..................................................................................     108.500%
2000..................................................................................     106.375
2001..................................................................................     104.250
2002..................................................................................     102.125
2003..................................................................................     100.000

REGULATORY REDEMPTION

    Notwithstanding any other provisions of the Indenture, if any Gaming Regulatory Authority requires that a Holder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise related to the Mohegan Sun under any applicable gaming laws, and the Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Regulatory Authority (or such lesser period that may be required by such Gaming Regulatory Authority) or if such Holder or beneficial owner is not so licensed, qualified or found suitable, the Company shall have the right, at its option:

        (1) to require such Holder or beneficial owners to dispose of such Holder's or beneficial owner's Notes within 30 days of receipt of such finding by the applicable Gaming Regulatory Authority (or such earlier date as may be required by the applicable Gaming Regulatory Authority); or

        (2) to call for redemption of the Notes of such Holder or beneficial owner at a redemption price equal to (a) the lesser of the principal amount thereof or the price at which such Holder or beneficial owner acquired the Notes, together with, in either case, accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the finding of unsuitability by such Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Regulatory Authority or (b) such other amount as may be determined by such Gaming Regulatory Authority.

    In connection with any such redemption, and except as may be required by a Gaming Regulatory Authority, the Company shall comply with the procedures contained in the Indenture for redemptions of the Notes. Under the Indenture, the Company is not required to pay or reimburse any Holder of the Notes or beneficial owner of Notes who is required to apply for any such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses will, therefore, be the obligation of such Holder or beneficial owner. See "Government Regulation."

PROCEDURES FOR REDEMPTIONS

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair; provided, however, that mandatory or optional redemptions from Company Excess Cash will be done as nearly as practicable on a pro rata basis. The Notes may be redeemed in part in multiples of $1,000 only.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest and Liquidated Damages, if any, will cease to accrue on the Notes or portions thereof called for redemption, unless the Issuers default in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company or Finance (the "Change of Control Offer"), to require the Issuers to repurchase all or any part of such Holder's Notes (provided, however, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Issuers promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means any event, the result of which is that Len Wolman and Mark Wolman and their Permitted Assignees cease in the aggregate to "beneficially own," directly or indirectly, at least 40% of the total voting power in the aggregate of the Company.

    On or before the Change of Control Purchase Date, the Issuers will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

LIMITATION ON ACTIVITIES OF THE ISSUERS

    The Issuers will not conduct any business (including having any Subsidiary, other than Finance in the case of the Company) whatsoever, other than to (i) own and act upon the Collateral, in the case of the Company, and the Notes and (ii) comply with their respective rights and obligations under the Partnership Agreement, the Indenture, the Registration Rights Agreement, the Notes, the Management Agreement, the Omnibus Agreement, the Purchase Agreement described under "Plan of Distribution" and the Collateral Agreements and take action arising under such agreements or related or incidental thereto.

LIMITATION ON INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture provides that the Issuers will not, directly or indirectly, create, issue, assume, guaranty, incur, suffer to exist, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock, other than the Notes.

LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Issuers will not, directly or indirectly, make any Restricted Payment.

    The preceding paragraph, however, will not prohibit (i) the payment of Permitted Quarterly Tax Distributions to the members of the Company as described below and (ii) Investments in connection with the development and/or improvement of the Mohegan Sun or a hotel adjacent to the Mohegan Sun or the purchase of the 5% interest of the minority partner in the Manager, provided, however, that, after giving pro forma effect to the proposed Investment, (i) no Default or Event of Default shall have occurred or be continuing and (ii) the aggregate amount of all such Investments made on or after the Issue Date that are outstanding (after giving effect to any such Investments that are returned to the Company without restriction, in cash, on or prior to the date of any such calculation) at any time does not exceed $5.0 million.

    Notwithstanding the foregoing provisions of this covenant, the Issuers will not, directly or indirectly, make any Investment in the Manager other than a capital contribution or loan made (i) substantially concurrently with proportionate capital contributions or loans made in cash by all other partners of the

Manager and (ii) at a time when the Manager is in compliance (without regard to any cure periods) with the terms of the covenant described below under "Covenants with Respect to the Manager."

    For so long as the Company is a partnership or substantially similar pass-through entity for Federal income tax purposes, the Company may make cash distributions to its members, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period. If any portion of a Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such undistributed portion.

    Within 10 days following the Company's filing of Internal Revenue Service Form 1065 for the immediately preceding taxable year, the Tax Amounts CPA shall file with the Trustee a written statement indicating in reasonable detail the calculation of the True-up Amount. In the case of a True-up Amount due to the members, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such True-up Amount. In the case of a True-up Amount due to the Company, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be reduced by such True-up Amount and the excess, if any, of the True- up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distributions until such True-up Amount is entirely offset.

LIMITATIONS ON LIENS

    The Indenture provides that the Issuers will not, directly or indirectly, create, incur or suffer to exist any Lien upon any of their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, other than (i) Liens on assets and property of the Company pursuant to the Collateral Agreements or (ii) Permitted Liens.

LIMITATION ON SALE OF ASSETS

    The Indenture provides that the Issuers will not, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets having a value in excess of $1,000 (an "Asset Sale"), except pursuant to a sale of its partnership interest in the Manager pursuant to a Buy-Out Notice as described above under the caption "--Mandatory Redemption with Excess Cash Flow or Upon Exercise of Buy/Sell Option."

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that neither of the Issuers will, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of their respective assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, or adopt a plan of liquidation.

COVENANTS WITH RESPECT TO THE MANAGER

    The Indenture provides that the Company will not permit the Manager to: (i) incur any Indebtedness, except for any guarantees required by the Hotel/Resort Management Agreement with respect to the construction of the hotel or any Investment permitted by the covenant entitled "--Limitations on Restricted Payments" and any pro rata investment by the other partner; (ii) directly or indirectly create, incur or suffer to exist any Liens on any of its properties or assets; (iii) directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of the Manager or any Subsidiary of the Manager to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company, except, in each case, for Permitted Liens and restrictions imposed by the

Operative Documents, provided, however, that customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall not in and of themselves be considered a restriction on the ability of the Manager or the applicable Subsidiary to transfer such agreement or assets, as the case may be; (iv) directly or indirectly make any Asset Sale; (v) enter into any subcontract to delegate the duties of the Manager under the Management Agreement other than those described in Article IV of the Partnership Agreement; (vi) issue any equity security in a manner that dilutes distributions to the Company; (vii) make payments for the management services, except for payments made in accordance with the Operative Documents; or (viii) engage in any business other than as described in the Partnership Agreement. In addition, the Company will not agree, and will not permit the Manager to agree, to terminate, amend or waive any provision of an Operative Document in a manner adverse to the economic interest of the Holders without the consent of holders of a majority of the principal amount of the Notes outstanding, provided, however, that this sentence will not apply to the terms of the Hotel/Resort Management Agreement or the Hotel/Resort Development and Construction Agreement.

    ACCEPTANCE OF REMAINING EXCESS CASH PURCHASE OFFERS AND CHANGE OF CONTROL OFFERS

    The Indenture requires the Company to accept Remaining Excess Cash Purchase Offers (as defined in the Note Purchase Agreement) or any other offer to purchase Subordinated Notes made by the Authority other than a Change of Control Offer (as defined in the Note Purchase Agreement) as made as follows. The Company shall accept any such offer, if accepted by Sun International. If less than all the Subordinated Notes owned by Sun International are to be tendered, the Company shall tender that principal amount of the Subordinated Notes, rounded to the nearest multiple of $1,000, owned by the Company (with the First Tranche Completion Guarantee Subordinated Notes (as defined below under "Material Agreements--Omnibus Agreement") to be tendered first) that bears the same proportion to the total principal amount of Subordinated Notes owned by the Company that the principal amount of Subordinated Notes to be tendered by Sun International and its Affiliates bears to the total principal amount of Subordinated Notes owned by Sun International and its Affiliates. In the event that the total amount available for a Remaining Excess Cash Purchase Offer or other offer is less than the total amount needed to purchase the Subordinated Notes to be tendered by the Company and Sun International and its Affiliates pursuant to the above formula, the Company shall reduce the amount of Subordinated Notes to be tendered pro rata, assuming Sun International and its Affiliates likewise reduce their amount of Subordinated Notes to be so tendered, in each case rounded to the nearest multiple of $1,000, such that the total amount of Subordinated Notes to be tendered can be purchased in such offer.

    Notwithstanding the foregoing, in the event that either (i) Sun International fails to notify the Company of its intention to tender into such offer prior to the time at which tenders are due and has not as of such time tendered into such offer or (ii) the total amount of cash or Cash Equivalents held by the Company as of the date tenders are due is less than $5.0 million, the Company shall tender into such offer all Subordinated Notes then held by it.

    The Indenture requires the Company to accept Change of Control Offers (as defined in the Note Purchase Agreement) in full.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not permit the Manager on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate of the Company (an "Affiliate Transaction"), or any series of related Affiliate Transactions, other than those existing on the Issue Date (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Manager, and no less favorable to the Manager, than could have been obtained in an arm's length transaction with a non-Affiliate of the Company and, (ii) if involving consideration to either party in excess of $500,000, unless such Affiliate Transaction (or Transactions) is evidenced by an Officers'

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Certificate addressed and delivered to the Trustee certifying that such
Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and
(iii) if involving consideration to either party in excess of $1 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Manager from a financial point of view from an independent investment banking firm or accounting firm, in each case having a national reputation.

REPORTS

    The Indenture provides that whether or not the Issuers are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each of the Issuers shall deliver to the Trustee, to each Holder and to prospective purchasers of Notes identified to the Issuers by an Initial Purchaser, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Issuers were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuers' certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Commission (if it were subject to such reporting obligations), file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Issuers to pay any installment of interest or Liquidated Damages, if any, on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Issuers to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or on a mandatory redemption, or otherwise, (iii) the failure by the Issuers to observe or perform the terms of the covenant described above under "Limitation on Merger, Sale or Consolidation," (iv) the failure by the Issuers to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Issuers, (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $2.0 million, at any one time rendered against either or both of the Issuers and not stayed, bonded or discharged within 60 days, or (vii) any default in the performance or breach of the terms of an Operative Document by the Manager or by the Company with respect to the Partnership Agreement, extending past any applicable cure period, that would result in material damages to either the Company or the Manager, (viii) the failure by the Company to observe or perform any material covenant set forth in a Collateral Agreement, subject to applicable cure periods or (ix) an Event of Default under the Senior Secured Notes resulting in an acceleration of the maturity thereof. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default; provided, however, that if the Manager is notified in writing of any default by the Manager under the Management Agreement (regardless of whether or not any cure period has expired) the Company shall promptly notify the Holders of such event.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v), above, relating to either or both of the Issuers), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate

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principal amount of the Notes then outstanding, by notice in writing to the
Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest and Liquidated Damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (v), above, relating to either or both of the Issuers occurs, all principal and accrued interest and Liquidated Damages, if any, thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes which have become due solely by such acceleration, have been cured or waived, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest and Liquidated Damages, if any, on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented, the Collateral shall be released from the Liens in favor of the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust funds described below; (ii) the Issuers' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuers' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, the Collateral shall be released from the Liens in favor of the Notes and certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and

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interest and Liquidated Damages, if any, on such Notes on the stated date for payment thereof or on an optional redemption date of such principal or installment of principal of, premium, if any, or interest and Liquidated Damages, if any, on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that
(A) the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit or such earlier time as, in the opinion of counsel, such deposit is not voidable as a preference under applicable bankruptcy law; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default any material agreement (other than the Indenture) or instrument to which either Issuer is a party or by which either is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of such Notes over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; and (vii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate,
(i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

    The Indenture contains provisions permitting the Issuers and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Issuers and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, however, that no such modification may without the consent of Holders of at least 66- 2/3% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" in a manner adverse to the Holders, and provided further, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment other than a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default resulting from such acceleration) of interest and Liquidated Damages, if any, thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest and Liquidated Damages, if any, thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or alter the provisions

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(including the defined terms used therein) regarding the redemption of the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) cause the Notes to become subordinate in right of payment to any other Indebtedness, or (v) modify any of the provisions relating to the Collateral (including without limitation the Collateral Agreements) in a manner adverse to the Holders.

    The Issuers shall not, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND MEMBERS

    The Indenture provides that no direct or indirect officer, director, manager, employee or member, as such, past, present or future of the Issuers, or any successor entity shall have any personal liability in respect of the obligations of the Issuers under the Indenture, the Notes or the Collateral Agreements by reason of his or its status as such officer, director, employee or member, except to the extent such person is an Issuer.

CERTAIN DEFINITIONS

    "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, stock purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, however, that with respect to ownership interest in the Company a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules l3d-3 and l3d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and

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eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $300.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within one year after the date of acquisition and (vi) investment funds investing solely in securities of the types described in clauses (ii)--(v) above.

    "Company Excess Cash" means at any date of determination all cash and Cash Equivalents held by the Company in excess of $10 million, provided, however, if the principal amount of Notes then outstanding, together with accrued and unpaid interest and Liquidated Damages, if any, thereon, is less than $10 million, then the Company shall treat all cash and Cash Equivalents held by the Company as Company Excess Cash.

    "Disqualified Capital Stock" means with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is then convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes.

    "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person.

    "Estimation Period" means the period for which a partner who is an individual is required to estimate for federal income tax purposes his allocation of taxable income from a calendar year partnership in connection with determining his estimated federal income tax liability for such period.

    "Gaming Regulatory Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any division of the Authority or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Mohegan Tribe or the Authority.

    "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any Equity Interests; (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties; and (e) all Disqualified Capital Stock of such Person.

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    "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "Investment" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; and (d) the making of any capital contribution by such person to such other person.

    "Issue Date" means the date of first issuance of the Notes under the Indenture.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "Operative Documents" means collectively the Partnership Agreement, the Omnibus Agreement, the Note Purchase Agreement, the Subordinated Notes, the Management Agreement, the Hotel/Resort Management Agreement, the Hotel/Resort Development and Construction Agreement and the Gaming Facility Development and Construction Agreement.

    "Permitted Assignee" means (i) any immediate family member of Len and Mark Wolman, the estate of Len or Mark Wolman and any heirs upon distribution of such estate, and any partnership, trust or similar entity controlled by Len or Mark Wolman exclusively for their benefit and/or the benefit of immediate family members and (ii) any charitable organization upon whose board of directors or similar governing entity either Len or Mark Wolman serves.

    "Permitted Investment" means Investments in Cash Equivalents, First Tranche Completion Guarantee Subordinated Notes not in excess of $7.5 million original principal amount (plus accrued and unpaid interest and amounts due from the Manager under the Omnibus Agreement), Original Subordinated Notes not in excess of $19.2 million original principal amount (plus accrued and unpaid interest and amounts due from the Manager under the Omnibus Agreement) and the purchase of RJH Development Corp.'s interest in the Manager for $10.6 million.

    "Permitted Lien" means (a) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Manager or the Issuers, as the case may be, in accordance with GAAP; (b) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Manager or the Issuers, as the case may be, in accordance with GAAP; (c) Liens securing the performance of bids, trade contracts (other

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than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (d) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Manager or the Issuers, as the case may be) or interfere with the ordinary conduct of the business of the Manager or the Issuers, as the case may be; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (g) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Manager or the Issuers, as the case may be, or materially detracting from the value of the relative assets of the Manager or the Issuers, as the case may be; and (h) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Manager or the Issuers, as the case may be, in the ordinary course of business.

    "Permitted Quarterly Tax Distributions" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Company, for the related Estimation Period, as determined by the Tax Amounts CPA in a statement filed with the Trustee; provided, however, that (A) prior to any distributions of Tax Amounts the Company shall deliver an officers' certificate stating to the effect that the Company qualifies as a partnership or substantially similar pass-through entity for Federal income tax purposes and
(B) at the time of such distributions, the most recent audited financial statements of the Company reflect that the Company was treated as a partnership or substantially similar pass-through entity for Federal income tax purposes for the period covered by such financial statements.

    "Qualified Capital Stock" means any Equity Interests of any person that is not Disqualified Capital Stock.

    "Quarterly Payment Period" means the period commencing on the tenth day and ending on and including the twentieth day of each month in which Federal individual estimated tax payments are due (provided that payments in respect of estimated state income taxes due in January may instead, at the option of the Company, be paid during the last five days of the immediately preceding December).

    "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Affiliate or parent of such person, (c) any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Indebtedness, directly or indirectly, by such person or a parent prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness, other than mandatory or optional redemption of the Notes or pursuant to a Change of Control Offer or defeasance thereof as provided herein and (d) any Investment by such person; provided, however, that the term "Restricted Payment" does not include any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer.

    "Stated Maturity," when used with respect to any Note, means November 15, 2003.

    "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation or a partnership) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

    "Tax Amounts" with respect to any taxable period shall not exceed an amount equal to (A) the product of (x) the taxable income of the Company for such period as determined by the Tax Amounts CPA and (y) the Tax Percentage reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to the Company which could be realized (without regard to the actual realization) by its members in the current or any prior taxable year, or portion thereof, commencing on or after the Issue Date (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation.

    "Tax Amounts CPA" means a nationally recognized certified public accounting firm.

    "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of Federal and state income tax, imposed on an individual taxpayer, as certified by the Tax Amounts CPA in a certificate filed with the Trustee. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the higher of (A) the highest Connecticut income tax rate imposed on individuals for such year or (B) the sum of (x) the highest Michigan income tax rate imposed on individuals for such year and (y) the Michigan intangibles tax rate.

    "True-up Amount" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (i) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year and (ii) the aggregate amount permitted to be distributed in respect of such year as determined by reference to the Company's Internal Revenue Service Form 1065 filed for such year. For purposes of this Agreement, the amount equal to the excess, if any, of the amount described in clause (i) above over the amount described in clause (ii) above shall be referred to as the "True-up Amount due to the Company" and the excess, if any, of the amount described in clause (ii) over the amount described in clause (i) shall be referred to as the "True-up Amount due to the members".

    "True-up Determination Date" means the date on which the Tax Amounts CPA delivers a statement to the Trustee indicating the True-up Amount.

    "True-up Payment Period" means, in respect of any immediately preceding taxable year of the Company, the later of (i) the period commencing on the tenth day and ending on and including the twentieth day of April or (ii) the period commencing on the tenth day following the True-up Determination Date and ending on and including the twentieth day following the True-up Determination Date.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be initially represented by one or more global notes (the "Global Notes") issued in the form of fully registered Global Notes, which will be deposited with or on behalf of the Depository and registered in the name of a nominee of the Depository. Interests in Global Notes will be available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs").

    The Depository has advised the Company and the Initial Purchasers that the Depository intends to follow the procedures described below:

        The Depository will act as securities depository for the Global Notes. The Global Notes will be issued as a fully registered security registered in the name of Cede & Co. (the Depository's nominee).

        The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal

    Reserve System, a "clearing corporation" within the meaning of New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depository and its Participants are on file with the Commission.

        Purchase of Notes must be made by or through Direct Participants, which will receive a credit for the Notes on the Depository's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participant's records. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

        Conveyance of Notes and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither the Depository nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depository mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal of, premium and Liquidated Damages, if any, and interest payments on the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to the Depository of principal of, premium and Liquidated Damages, if any, and interest on the Notes are the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    If the Depository is at any time unwilling, unable or ineligible to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated securities in exchange for the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes in registered form represented by the Global Notes and, in such event, will issue certificated securities in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of certificated securities registered in its name. Upon the exchange of the Global Notes for certificated securities, the Global Notes will be canceled by the Trustee.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The tax treatment of a holder of Notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, tax-exempt organizations, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States, and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

THE EXCHANGE NOTES

    The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

THE PRIVATE NOTES

    RECOGNITION OF INTEREST INCOME

    Because the Company will be required to use the Company Excess Cash generated during certain specified semi-annual periods to redeem at a premium a portion of the Notes on a pro rata basis and such redemption payments will be contingent in nature, Treasury Regulations regarding contingent payment debt instruments will apply to the Notes, requiring the Company to construct a projected payment schedule for the Notes. Holders generally will recognize all interest income with respect to a Note on a constant yield basis based on this projected payment schedule (but would not recognize ordinary income upon receipt of cash payments denominated as interest), subject to certain adjustments if actual contingent payments differ from those projected. Such interest is treated as "original issue discount" (or "OID").

    The projected payment schedule will include each noncontingent payment and a projection of the amount and timing of each contingent payment on the Notes as of the issue date. The projected payment schedule must produce the "comparable yield," which is the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to those of the Notes. The amount of interest that accrues each accrual period is the product of the "comparable yield" (adjusted for the length of the accrual period) and the Note's "adjusted issue price" at the beginning of each accrual period. The "adjusted issue price" of a Note is equal to its issue price (i.e., the initial offering price paid by the holders for a Note), increased by interest previously accrued on the Note (determined without adjustments), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the Note. Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a holder of a Note is the sum of the "daily portions" of interest income with respect to the Note for each day during the taxable year (or portion thereof) on which such holder held such Note. The "daily portions" of interest income are determined by allocating to each day in the accrual period the ratable portion of the interest that accrues in the accrual period. If the total actual payments exceed the total projected payments in a tax year (a "net positive adjustment"), holders will generally be required to treat such excess as additional interest includible in gross income for such tax year. If the total actual payments are less than the total projected payments in a tax year (a "net negative adjustment"), holders will be required to reduce the amount of interest income that they would otherwise account for by the amount of such difference. If the net negative adjustment exceeds the amount of interest income that the holder would otherwise account for, such excess will be treated as ordinary loss to the extent that the holder's total interest inclusions with respect to the Note exceed the total net negative adjustments treated as ordinary loss on the Note in prior taxable years. Any remaining excess will be a "negative adjustment carryforward" and treated as a negative adjustment in the succeeding tax year. If a Note is sold, exchanged or retired, any negative adjustment carryforward from the prior year will reduce the holder's amount realized on the sale, exchange or retirement. Thus, because the yield to maturity of the Notes, for federal income tax purposes, will be determined by assuming that the projected payments will be made on specific dates, holders of Notes may be required to include amounts in income prior to the receipt of cash payments attributable to such income.

    The Company will provide to holders the projected payment schedule for the Notes. The payment amounts, timing thereof, and yield set forth on the projected payment schedule are for federal income tax purposes only and are not assurances by the Company with respect to any aspect of the Notes. Holders will generally be bound by the projected payment schedule. The Service, however, will not respect the projected payment schedule if it determines such schedule to be unreasonable. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE CONTINGENT PAYMENT RULES DESCRIBED ABOVE TO THE NOTES.

SALE OR OTHER TAXABLE DISPOSITION

    A holder of a Note will generally recognize gain or loss upon the sale or other taxable disposition of such Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued but unrecognized original issue discount, which generally will be taxable to a holder as ordinary income), reduced by any negative adjustment carryforward (as described above), and (ii) the holder's adjusted tax basis in such Note. A holder's tax basis in a Note generally will be equal to the price paid for such Note, increased by the amount of interest previously accrued on the Note (determined without adjustments), and decreased by the amount of any noncontingent payments and the projected amount of contingent payments previously made on the Note.

    If a Note is sold or otherwise disposed of when there are remaining contingent payments due under the projected payment schedule, then any gain recognized upon such sale or other disposition will be ordinary interest income, while any loss recognized will be ordinary loss to the extent the holder's total interest inclusions on a Note exceed the total net negative adjustments on the Note the holder took into account as ordinary loss under the rules described above, and any additional loss will generally be a capital loss. If, however, a
Note is sold or otherwise disposed of after there are no remaining contingent payments due on the Notes under the projected payment schedule, the resulting gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the Note had been held for more than one year.

LIQUIDATED DAMAGES

    The Company intends to take the position that the Liquidated Damages described above will, if paid, be taxable to the holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. The Service may take a different position, however, which could affect the timing of both the holder's income and the Company's deduction with respect to the Liquidated Damages.

BACKUP WITHHOLDING

    A holder of Notes may be subject to backup withholding at the rate of 31% with respect to certain payments of principal of, and interest on (and the amount of original issue discount accrued on), a Note and proceeds of certain sales of Notes unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Notes who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount withheld under these rules will be creditable against the federal tax liability of a holder, and will be refundable to the extent that it results in an overpayment of tax.

    The Company will report to the holders of the Notes and the Service the amount of any "reportable payments" (including any original issue discount accrued on the Notes) and any amount withheld with respect to the Notes during the calendar year.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

    The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuers have agreed to pay all expenses incident to the Issuers's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Exchange Notes will be passed upon for the Company by Latham & Watkins, New York, New York.

                                    EXPERTS

    The financial statements of the Company and Finance included as of and for the period ended December 31, 1996 in the Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Issuers have filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Issuers and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Issuers will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Issuers with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Pursuant to the Indenture, the Issuers have agreed to furnish to the Trustee and to registered holders of the Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Issuers with the Commission under the Exchange Act, whether or not the Issuers are then required to file reports with the Commission. As a result of this Exchange Offer, the Issuers will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Issuers ceases to be subject to the informational requirements of the Exchange Act, the Issuers have agreed that, so long as any Notes remain outstanding, they will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Issuers will also furnish such other reports as it may determine or as may be required by law.

    The principal address of the Issuers is 914 Hartford Turnpike, P.O. Box 715, Waterford, CT 06385 and the Issuer's telephone number is (860) 442-4559.

                         INDEX TO FINANCIAL STATEMENTS

                            WATERFORD GAMING, L.L.C.

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2
Balance Sheet as of December 31, 1996......................................................................        F-3
Statement of Operations for the period from September 30, 1996
  (commencement of operations) to December 31, 1996........................................................        F-4
Statement of Changes in Members' Equity (Deficiency) for the period from
  September 30, 1996 (commencement of operations) to December 31, 1996.....................................        F-5
Statement of Cash Flows for the period from September 30, 1996 (commencement of operations) to December 31,
  1996.....................................................................................................        F-6
Notes to Financial Statements..............................................................................        F-7

                                      WATERFORD GAMING FINANCE CORP.


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................       F-11
Balance Sheet as of December 31, 1996......................................................................       F-12
Statement of Operations and Retained Earnings (Deficit) for the period
  from November 6, 1996 (commencement of operations) to December 31, 1996..................................       F-13
Statement of Cash Flows for the period from November 6, 1996 (commencement
  of operations) to December 31, 1996......................................................................       F-14
Notes to Financial Statements..............................................................................       F-15

                                      MOHEGAN TRIBAL GAMING AUTHORITY

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................       F-16
Balance Sheets of Mohegan Tribal Gaming Authority as of September 30, 1996 and 1995........................       F-17
Statement of Cash Flow of Mohegan Tribal Gaming Authority for the period from Inception (July 15, 1995)
  through September 30, 1996...............................................................................       F-18
Notes to Financial Statements of Mohegan Tribal Gaming Authority...........................................       F-19

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Accountants' Review Report.................................................................................       F-26
Condensed Balance Sheets of Mohegan Tribal Gaming Authority as of December 31, 1996 (unaudited) and
  September 30, 1996.......................................................................................       F-27
Condensed Statement of Income and Capital of Mohegan Tribal Gaming Authority for the Period October 12,
  1996 (date of commencement of operations), through December 31, 1996 (unaudited).........................       F-28
Condensed Statement of Cash Flow of Mohegan Tribal Gaming Authority for the Period October 12, 1996 (date
  of commencement of operations), through December 31, 1996 (unaudited)....................................       F-29
Notes to Condensed Financial Statements of Mohegan Tribal Gaming Authority.................................       F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
  Waterford Gaming, L.L.C.:

    We have audited the accompanying balance sheet of Waterford Gaming, L.L.C. (the "Company") as of December 31, 1996, and the related statements of operations, changes in members' equity (deficiency) and cash flows for the period from September 30, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waterford Gaming, L.L.C. as of December 31, 1996, and the results of its operations and its cash flows for the period from September 30, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.

Hartford, Connecticut

April 11, 1997

                            WATERFORD GAMING, L.L.C.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                          ASSETS
Current assets:
  Cash.........................................................................  $  841,512
  Temporary Investments........................................................  15,895,904
                                                                                 ----------
        Total current assets...................................................  16,737,416
                                                                                 ----------
Investment in Trading Cove Associates..........................................  12,682,469
Investment in 15% subordinated notes receivable................................  25,965,897
Deferred bond costs, net of accumulated amortization of $58,731................   2,788,529
                                                                                 ----------
        Total assets...........................................................  $58,174,311
                                                                                 ----------
                                                                                 ----------

                            LIABILITIES AND MEMBERS' DEFICIENCY
Current liabilities:
  Accrued expenses.............................................................  $   53,510
  Accrued interest on bonds payable............................................   1,220,104
                                                                                 ----------
        Total current liabilities..............................................   1,273,614
12 3/4% senior bonds payable...................................................  65,000,000
                                                                                 ----------
        Total liabilities......................................................  66,273,614
                                                                                 ----------
Members' deficiency (Note 3)...................................................  (8,099,903)
                                                                                 ----------
        Total liabilities and members' deficiency..............................  $58,174,311
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of the financial statements.

                            WATERFORD GAMING, L.L.C.

                            STATEMENT OF OPERATIONS

                     FOR THE PERIOD FROM SEPTEMBER 30, 1996
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996

Revenue
  Interest income...............................................................  $  623,213
                                                                                  ----------
    Total revenue...............................................................     623,213
                                                                                  ----------
Expenses:
  Interest expense..............................................................   1,220,104
  Amortization on deferred bond costs...........................................      58,731
  General and administrative....................................................      77,150
                                                                                  ----------
    Total expenses..............................................................   1,355,985
                                                                                  ----------
                                                                                    (732,772)
Equity in loss of Trading Cove Associates.......................................    (384,826)
                                                                                  ----------
    Net loss....................................................................  $(1,117,598)
                                                                                  ----------
                                                                                  ----------

    The accompanying notes are an integral part of the financial statements.

                            WATERFORD GAMING, L.L.C.

              STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIENCY)

                     FOR THE PERIOD FROM SEPTEMBER 30, 1996
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996

                                                              SLAVIK               LMW               TOTAL
                                                           SUITES, INC.     INVESTMENTS, INC.      MEMBERS'
                                                              EQUITY             EQUITY             EQUITY
                                                           (DEFICIENCY)       (DEFICIENCY)       (DEFICIENCY)
                                                         -----------------  -----------------  -----------------
Balance, September 30, 1996............................    $         667      $         333      $       1,000
Capital contributions..................................        2,011,530          1,005,765          3,017,295
Net Loss...............................................         (757,695)          (359,903)        (1,117,598)
Distributions..........................................       (6,666,667)        (3,333,333)       (10,000,000)
                                                         -----------------  -----------------  -----------------
Balance, December 31, 1996.............................    $  (5,412,165)     $  (2,687,138)     $  (8,099,303)
                                                         -----------------  -----------------  -----------------
                                                         -----------------  -----------------  -----------------

    The accompanying notes are an integral part of the financial statements.

                            WATERFORD GAMING, L.L.C.

                            STATEMENT OF CASH FLOWS

                     FOR THE PERIOD FROM SEPTEMBER 30, 1996
               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996

Cash flows from operating activities:
  Net loss......................................................  $(1,117,598)
                                                                  ----------
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Amortization................................................      58,731
    Equity in loss in Trading Cove Associates...................     384,826
    Changes in operating assets and liabilities:
      Accrued interest receivable...............................    (507,448)
      Accrued interest on temporary investments.................     (59,061)
      Accrued expenses..........................................      53,510
      Accrued interest on bonds payable.........................   1,220,104
                                                                  ----------
        Total adjustments.......................................   1,150,662
                                                                  ----------
        Net cash provided by operating activities...............      33,064
                                                                  ----------
Cash flows from investing activities:
  Purchases of temporary investments............................  (50,963,919)
  Sales of temporary investments................................  35,127,076
  Investment in 15% subordinated notes receivable...............  (25,072,543)
  Return on investment in 15% subordinated notes receivable.....     612,500
  Investments in Trading Cove Associates........................  (11,186,000)
  Distributions from Trading Cove Associates....................     137,594
  Deferred Costs................................................  (2,847,260)
                                                                  ----------
        Net cash used in investing activities...................  (54,192,552)
                                                                  ----------
Cash flows from financing activities:
  Proceeds from bond issuance...................................  65,000,000
  Distributions to members......................................  (10,000,000)
                                                                  ----------
        Net cash provided by financing activities...............  55,000,000
                                                                  ----------
Net increase in cash............................................     840,512
Cash at beginning of period.....................................       1,000
                                                                  ----------
Cash at end of period...........................................  $  841,512
                                                                  ----------
                                                                  ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest........................  $   --
                                                                  ----------
                                                                  ----------
Supplemental schedule of noncash investing activities:
  The members transferred their interests, totalling $3,017,295, to the Company on November 8, 1996. This amount was recorded as a capital contribution and as an investment in Trading
    Cove Associates. Additionally, on November 8, 1996, the
    Company received, as a distribution, a $850,000 note
    receivable, along with accrued interest of $148,406 (Note
    5).

    The accompanying notes are an integral part of the financial statements.

                            WATERFORD GAMING, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND MEMBERS' AGREEMENT:

    Waterford Gaming, L.L.C. (the "Company"), a Delaware limited liability company, was formed on September 30, 1996. The Company initially acquired and owns an interest in Trading Cove Associates ("TCA") a Connecticut General Partnership, and invests in certain financial instruments issued by the Mohegan Tribal Gaming Authority ("MTGA"). TCA has a contract to manage a casino on behalf of MTGA.

    The Company is governed by a board of managers pursuant to the members' agreement described in Note 3.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ACCOUNTING METHOD

    The accrual method of accounting is used in the preparation of the financial statements and the partnership income tax returns.

    TEMPORARY INVESTMENTS

    Temporary investments are comprised of commercial paper investments, all having original maturities of less than 90 days. They are classified as held-to-maturity and are reported at amortized cost plus accrued interest, which approximates market.

    INVESTMENT IN TRADING COVE ASSOCIATES

    The investment in Trading Cove Associates is accounted for utilizing the equity method. Included in the investment is $10,600,000, which represents the purchase price paid to a corporation for their 12.5% interest in TCA. This amount is being amortized on a straight-line basis over a 7-year term, which represents the term of the management agreement between TCA and MTGA.

    DEFERRED BOND COSTS

    Costs incurred with the issuance of the bonds were capitalized and are amortized on a straight-line basis over the 7-year term of the bonds.

    INCOME TAXES

    The Company, as a limited liability company, files Federal and State partnership income tax returns which indicate each member's share of taxable income or loss to be reported on each member's tax return. As a result, no provision for Federal and State income taxes has been made in the accompanying financial statements.

    CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to a concentration of credit risk, principally consist of cash in excess of the financial institutions' insurance limits. The Company invests available cash with high credit quality institutions.

                            WATERFORD GAMING, L.L.C.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), requires that the Company disclose the estimated fair values of its financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in forced liquidation. However, in many instances, current exchange prices are not available for certain of the Company's financial instruments, since no active market generally exists for such financial instruments.

    Fair value estimates are subjective and are dependent on a number of significant assumptions, based on management's judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar, may be difficult.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MEMBER ALLOCATIONS:

    The Limited Liability Company Agreement (the "Agreement") is effective until September 30, 2020 and may be terminated by the unanimous decision of the members or any other event as stated in the Agreement.

    The members' profits interests, as defined, were adjusted after the 1996 distribution to the members of $10,000,000 made in order to purchase and retire certain indirect ownership interests. The members' respective allocation of income, gains, losses and deductions, as amended, are generally as follows:

Slavik Suites, Inc................................................    67.7967%
LMW Investments, Inc..............................................    32.2033
                                                                    ---------
                                                                     100.0000%
                                                                    ---------
                                                                    ---------

4. INVESTMENT IN TRADING COVE ASSOCIATES:

    Trading Cove Associates (a general partnership) was formed primarily for the purpose of acting as the exclusive managing agent of The Mohegan Tribal Gaming Authority, an instrumentality of The Mohegan Nation. On November 8, 1996, certain partners of Trading Cove Associates withdrew and, concurrently, consented to the admission of the Company as a partner to TCA. Also, on November 8, 1996, the Company acquired an additional interest (12.5%) in TCA from a corporation for $10,600,000. The Company now has a 50% voting and a 45% profits interest in Trading Cove Associates. The remaining 50% voting interest is owned by Sun Cove, LTD, an affiliate of Sun International Hotels Limited ("SIHL"). TCA entered into an Omnibus Financing Agreement with SIHL on September 21, 1996, as amended

                            WATERFORD GAMING, L.L.C.

4. INVESTMENT IN TRADING COVE ASSOCIATES: (CONTINUED)
October 16, 1996, which establishes certain priorities for payments for services to be made by TCA out of available cash flow, if any.

    As of December 31, 1996, the following summary information relates to TCA. Total revenues and net loss are for the period from November 9 through December 31, 1996, which represents the period that the Company was a partner in TCA:

Total assets...................................................  $7,107,914
Total liabilities..............................................     488,723
                                                                 ----------
Partners capital...............................................  $6,619,191
                                                                 ----------
Total revenues (November 9-December 31, 1996)..................  $1,252,196
                                                                 ----------
Net loss (November 9-December 31, 1996)........................  $ (326,930)
                                                                 ----------
Company's interest:
  Initial contribution.........................................   3,017,295
  Interest purchased...........................................  10,600,000
  Additional contributions.....................................     586,000
                                                                 ----------
    Total contributions........................................  14,203,295
  Distributions................................................  (1,136,000)
                                                                 ----------
                                                                 13,067,295
                                                                 ----------
  Loss from TCA (November 9-December 31, 1996).................    (163,465)
  Amortization of interests purchased..........................    (221,361)
                                                                 ----------
  Equity in loss in TCA........................................    (384,826)
                                                                 ----------
  Investment in Trading Cove Associates........................  $12,682,469
                                                                 ----------
                                                                 ----------

5. NOTES RECEIVABLE:

    On November 8, 1996, the Company invested in 15% subordinated notes receivable from MTGA (the "Notes") in the principal amount of $19,150,000 from Sun International Hotels Limited. The Company also purchased the related accrued and deferred interest as of November 8, 1996 of $5,922,543. In addition, the Company received a distribution of an additional 15%, $850,000 subordinated note receivable from MTGA, together with accrued interest of $148,406, on November 8, 1996.

    The Notes represent Original Subordinated Notes of the Mohegan Tribal Gaming Authority. The Notes bear interest at 15% and mature November 15, 2003. Interest is payable semi-annually in arrears on each May 15 and November 15. Interest is deferred and compounds semi-annually until MTGA retires or offers to purchase at least 50% of its $175,000,000 senior secured notes. Interest on deferred interest shall accrue and be deferred semi-annually at the above interest rate. MTGA has the option to prepay the Notes, subject to certain restrictions of its senior notes. Additional payments on the Notes are payable by TCA at an annual rate of 11 1/2% on the outstanding amount of the Notes, contingent upon priority payments, if any, as set forth by the Omnibus Financing Agreement for TCA. MTGA is required to offer annually to purchase the senior secured notes with 50% of its excess cash flow, as defined. If the holders of these senior secured notes do not accept the offer, then such amounts of excess cash flow must be offered

                            WATERFORD GAMING, L.L.C.

5. NOTES RECEIVABLE: (CONTINUED)
to purchase the Notes. The Company must accept such offer to purchase the Notes in the same proportion as SIHL.

    The carrying value of the Notes, plus accrued interest, are stated at cost, which approximates market.

6. BONDS PAYABLE:

    The bonds at December 31, 1996 consist of $65,000,000 of exchange notes ("Senior Notes") issued on November 8, 1996 by the Company and an affiliate, maturing November 15, 2003. The Senior Notes bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 1997. The Senior Notes will be redeemable at the option of the Company in whole or in part at any time on or after November 15, 1999. Accrued interest payable on the bonds totaled $1,220,104 as of December 31, 1996.

    The Senior Notes will be collateralized by the Company's subordinated notes receivable (Note 5), cash and temporary investments. The indenture on the bond issuance prohibits the Company and its issuing affiliate from incurring any other indebtedness other than the Senior Note.

    The fair value of the Company's bonds payable is estimated, based on the quoted market prices for the same or similar issues, or on current rates offered to the Company for debt of the same remaining maturities.

7. RECONCILIATION OF FINANCIAL STATEMENT AND TAX INFORMATION:

    The following is a reconciliation of net loss for financial statement purposes to net loss for federal income tax purposes for the period from September 30, 1996 (commencement of operations) to December 31, 1996:

Financial statement net loss....................................  $(1,117,598)
Financial statement equity in loss of investment in TCA over tax
  basis equity in loss of investment in TCA.....................     148,102
                                                                  ----------
Financial income tax basis net loss.............................  $ (989,496)
                                                                  ----------
                                                                  ----------

    The following is a reconciliation of members' equity (deficiency) for financial statement purposes to members' deficiency for federal income tax purposes as of December 31, 1996:

Financial statement members' deficiency.........................  $(8,099,303)
Adjustment for cumulative difference between tax basis of
  Investment in TCA and GAAP basis of Investment in TCA at date
  of contribution...............................................   1,091,260
Current year financial statement net loss over federal income
  tax basis net loss............................................     148,102
                                                                  ----------
Federal income tax basis members' deficiency....................  $(6,859,941)
                                                                  ----------
                                                                  ----------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
  Waterford Gaming Finance Corp.:

    We have audited the accompanying balance sheet of Waterford Gaming Finance Corp. (the "Company") as of December 31, 1996, and the related statements of operations and retained earnings (deficit) and cash flows for the period from November 6, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waterford Gaming Finance Corp. as of December 31, 1996, and the results of its operations and its cash flows for the period from November 6, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.

Hartford, Connecticut
April 17, 1997

                         WATERFORD GAMING FINANCE CORP.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                     ASSETS

Cash..................................................................................  $      81
                                                                                              ---
                                                                                              ---

                              STOCKHOLDER'S EQUITY

Stockholder's equity:
  Common stock, $.01 par value:
    1,000 shares authorized, issued and outstanding                                     $      10
  Additional paid-in capital..........................................................         90
  Deficit.............................................................................        (19)
                                                                                              ---
        Total stockholder's equity....................................................  $      81
                                                                                              ---
                                                                                              ---

   The accompanying notes are an intergral part of the financial statements.

                         WATERFORD GAMING FINANCE CORP.

            STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                      FOR THE PERIOD FROM NOVEMBER 6, 1996
                (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31 1996

Revenue..............................................................................  $  --
Expenses:
  Bank charges.......................................................................         19
                                                                                       ---------
      Net loss.......................................................................        (19)
Retained earnings, beginning of period...............................................     --
                                                                                       ---------
Deficit, end of year.................................................................  $     (19)
                                                                                       ---------
                                                                                       ---------

    The accompanying notes are an integral part of the financial statements.

                         WATERFORD GAMING FINANCE CORP.

                            STATEMENT OF CASH FLOWS

       FOR THE PERIOD FROM NOVEMBER 6, 1996 (COMMENCEMENT OF OPERATIONS)
                              TO DECEMBER 31 1996

Cash flows from operating activities:
    Net loss..........................................................................  $     (19)
                                                                                              ---
Net cash used in operating activities.................................................        (19)
                                                                                              ---
Net decrease in cash..................................................................        (19)
Cash at beginning of period...........................................................        100
                                                                                              ---
Cash at end of year...................................................................  $      81
                                                                                              ---
                                                                                              ---

    The accompanying notes are an integral part of the financial statements.

                         WATERFORD GAMING FINANCE CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:

    Waterford Gaming Finance Corp. (the "Company"), a Delaware corporation, was formed on October 22, 1996 as a wholly-owned subsidiary of Waterford Gaming, L.L.C. The Company acts as a co-issuer of financing transactions with its parent company, Waterford Gaming, L.L.C.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The financial statements have been prepared utilizing the accrual method of accounting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Mohegan Tribal Gaming Authority:

    We have audited the accompanying balance sheets of the Mohegan Tribal Gaming Authority (a development stage entity) as of September 30, 1996 and 1995, and cash flows for the period from inception (July 15, 1995) to September 30, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Mohegan Tribal Gaming Authority as of September 30, 1996 and 1995, and its cash flows for the period from inception (July 15, 1995) to September 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
November 27, 1996

                        MOHEGAN TRIBAL GAMING AUTHORITY

                                 BALANCE SHEETS
                AS OF SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

                                 (IN THOUSANDS)

                                                                                 SEPTEMBER 30,     SEPTEMBER 30,
                                                                                      1996              1995
                                                                                ----------------  ----------------
                                                      ASSETS
CURRENT ASSETS:
  Cash........................................................................     $    7,437        $   --
  Restricted cash.............................................................          5,100           213,300
  Deposits....................................................................          5,900            --
  Inventory...................................................................            819            --
  Other current assets........................................................          2,135            --
                                                                                     --------          --------
      Total Current Assets....................................................         21,391           213,300
                                                                                     --------          --------
CAPITALIZED PROPERTY COSTS:
  Deferred lease cost.........................................................         30,081            --
  Leasehold interest under construction.......................................        220,578            --
  Furniture, fixture & equipment..............................................         14,259            --
                                                                                     --------          --------
      Total Capitalized Property Costs........................................        264,918            --
                                                                                     --------          --------
OTHER ASSETS:
  Pre-opening costs...........................................................         11,186            --
  Deferred financing costs....................................................          9,286            11,352
  Organizational costs........................................................            700               700
                                                                                     --------          --------
      Total Other Assets......................................................         21,172            12,052
                                                                                     --------          --------
      Total Assets............................................................     $  307,481        $  225,352
                                                                                     --------          --------
                                                                                     --------          --------
                                                   LIABILITIES
  CURRENT LIABILITIES:
  Construction retainage......................................................     $    9,738        $   --
  Current maturities of long-term debt........................................            250            --
  Accounts payable............................................................         33,077            10,352
  Accrued interest............................................................         15,232            --
  Accrued liabilities.........................................................          1,208            --
  Credit line.................................................................          4,749            --
  Other current liabilities...................................................            227            --
                                                                                     --------          --------
      Total Current Liabilities...............................................         64,481            10,352
                                                                                     --------          --------
COMMITMENTS AND CONTINGENCIES (SEE NOTE 5)

NON-CURRENT LIABILITIES:
  Senior notes................................................................        175,000           175,000
  Subordinated notes..........................................................         67,000            40,000
  Other long-term debt, net of current maturities.............................          1,000            --
                                                                                     --------          --------
      Total Non-Current Liabilities...........................................        243,000           215,000
                                                                                     --------          --------
      Total Liabilities.......................................................     $  307,481        $  225,352
                                                                                     --------          --------
                                                                                     --------          --------

  The accompanying notes to financial statements are an integral part of these statements.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                             STATEMENT OF CASH FLOW

                 FOR THE PERIOD FROM INCEPTION (JULY 15, 1995)
                           THROUGH SEPTEMBER 30, 1996

                                 (IN THOUSANDS)

PRE-OPENING ACTIVITIES:
  Increase in inventory...........................................................  $    (819)
  Increase in deposits............................................................     (5,900)
  Increase in other current assets................................................     (2,135)
  Increase in construction retainage..............................................      9,738
  Increase in accounts payable....................................................     33,077
  Increase in accrued liabilities and interest....................................     16,440
  Increase in other current liabilities...........................................        727
                                                                                    ---------
      Net cash provided by pre-opening activities.................................     51,128
                                                                                    ---------
INVESTING ACTIVITIES:
  Deferred lease cost.............................................................    (30,081)
  Leasehold interest under construction...........................................   (220,578)
  Net equipment additions.........................................................    (14,259)
  Pre-opening costs...............................................................    (11,186)
  Deferred financing costs........................................................     (9,286)
  Organizational costs............................................................       (700)
                                                                                    ---------
      Net cash used in investing activities.......................................   (286,090)
                                                                                    ---------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt........................................    247,499
                                                                                    ---------
      Net cash provided by financing activities...................................    247,499
                                                                                    ---------
      Net increase in cash and cash equivalents...................................     12,537
                                                                                    ---------
CASH AND CASH EQUIVALENTS, at beginning of period.................................     --
                                                                                    ---------
CASH AND CASH EQUIVALENTS, at end of period.......................................     12,537
                                                                                    ---------
                                                                                    ---------
SUPPLEMENTAL INFORMATION:
  INTEREST PAID...................................................................  $  14,925
                                                                                    ---------
                                                                                    ---------

  The accompanying notes to financial statements are an integral part of these statements.

        NOTES TO FINANCIAL STATEMENT OF MOHEGAN TRIBAL GAMING AUTHORITY:

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES:

    The Mohegan Tribal Gaming Authority (the "Authority"), established on July 15, 1995, is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"). The Authority is developing a gaming and entertainment facility (the "Mohegan Sun"). The Authority's year-end is September 30.

    The Tribe and the Authority have entered into a land lease ("Lease") (see
Note 3) pursuant to which the Tribe is leasing to the Authority certain land located in southeastern Connecticut on which the Mohegan Sun is being constructed (the "Site"). The Site is a portion of a parcel of land that has been acquired and held in trust for the Tribe by the United States of America, with the Tribe retaining perpetual rights to the use of the Site.

    The Tribe established the Authority with the exclusive power to conduct and regulate gaming activities for the Tribe. Under the Indian Gaming Regulatory Act of 1988, as amended ("IGRA"), federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal-land, subject to, among other things, the negotiation of a tribal state compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the "Compact") that has been approved by the Secretary of the Interior.

    The Authority has engaged Trading Cove Associates ("TCA") to manage the development, construction and operation of the Mohegan Sun. TCA is 50% owned by Sun Cove, an affiliate of Sun International Hotels Limited ("Sun
International"), and 50% owned by Waterford Gaming, LLC.

    The Authority is financing the development of the Mohegan Sun with the proceeds of the sale of senior notes, subordinated notes and equipment and working capital financing as described in Note 2. The total cost of development and construction of Mohegan Sun and working capital is estimated to be $318 million, all of which has been obtained as of the balance sheet date as follows (000's):

Senior Notes......................................................  $ 175,000
Subordinated Notes................................................     40,000
Subordinated Notes: Secured
  Completion Guarantee............................................     50,000
Working Capital Financing.........................................     13,000
Equipment Financing...............................................     40,000
                                                                    ---------
                                                                    $ 318,000
                                                                    ---------
                                                                    ---------

    The Secured Completion Guarantee provides that, subject to certain qualifications, Sun International will provide up to $50.0 million to fund any cost overruns incurred in connection with the construction, development, equipping and opening of the Mohegan Sun. The Guarantee terminates on September 30, 1997, or, if certain other criteria are met as agreed upon by the Authority and Sun International. Any draws on the Guarantee are evidenced by additional subordinated notes issued by the Authority to Sun International. These additional subordinated notes will bear interest at the prime rate plus 1% and are payable under the same terms as the subordinated notes (see Note 2).

USE OF ESTIMATES IN THE PRESENTATION OF FINANCIAL STATEMENTS--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

FAIR VALUE OF FINANCING INSTRUMENTS--

    The Authority's carrying amount of financial instruments including cash, payables and debt, approximate fair market value.

DEVELOPMENT STAGE ENTERPRISE--

    The Authority is classified as a Development Stage enterprise as defined by Statement of Financial Accounting Standards No. 7.

CASH EQUIVALENTS--

    For purposes of the Financial Statements, the Authority has considered all investments with maturities of three months or less to be cash equivalents.

RESTRICTED CASH

    Included in restricted cash are approximately $850,000 held as collateral for road construction permits and land required for the completion of the Authority's roadway access and approximately $4.3 million in working capital for the impressment of the slot machines.

DEPOSITS AND OTHER CURRENT ASSETS

    The Authority has expended approximately $5.9 million in deposits for items relating to the development of the Mohegan Sun that will be refunded in full during the first quarter of fiscal 1997.

INVENTORIES

    Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

CAPITALIZED PROPERTY COSTS--

    Capitalized property costs consist of (i) deferred lease costs related to the payment made by the Authority on behalf of the Tribe for the acquisition of the Site, (ii) leasehold interest costs which represent costs incurred through the balance sheet date for the construction of the Mohegan Sun and (iii) equipment (primarily furniture and computers) that are being used in connection with the pre-opening activities of the Authority. Upon the commencement of operations, these costs will be depreciated or amortized, as applicable, on a straight-line basis over the following estimated useful lives:

Deferred lease cost.............................................    50 years
                                                                       40-50
Leasehold interest cost.........................................       years
Equipment.......................................................   5-7 years

DEFERRED LEASE COST--

    Deferred lease cost consists of the following (000's):

Acquisition cost of the site.......................................  $  28,581
Acquisition cost of additional parcel..............................      1,500
                                                                     ---------
                                                                     $  30,081
                                                                     ---------
                                                                     ---------

    The Site and the additional parcel were acquired from third parties unrelated to the Tribe or the Authority. The Authority will not be reimbursed by the Tribe for these payments.

OTHER ASSETS--

    Other assets consist of pre-opening, deferred financing and organization costs. Pre-opening costs are mainly payroll and related benefits and general office overhead incurred through the balance sheet date. Deferred financing costs have been incurred in connection with the issuance of the senior notes and the subordinated notes. Organization costs represent primarily legal costs incurred in the organization of the Authority.

    Beginning on the opening date of the Mohegan Sun, these costs will be amortized on a straight-line basis over the following estimated useful lives:

Pre-opening costs...............................................  12 months
Deferred financing costs........................................  7 years
Organization costs..............................................  5 years

RETAINAGE

    Retainage consists of amounts withheld from construction draws for the General and Infrastructure contractor to ensure adequate performance and completion of the development of Mohegan Sun and is expected to be remitted in the 1997 fiscal year.

2. DEBT

    A. The Authority has issued $175 million in Senior Notes due 2002 (the "Senior Notes") with fixed interest payable at a rate of 13 1/2% per annum and Cash Flow Participation Interest in an aggregate amount of 5.0% of the Authority's Cash Flow up to a limit, during any two consecutive semi-annual periods, ending September 30, of $250 million of the Authority's Cash Flow. Fixed interest is payable semi-annually and commenced May 15, 1996. No Cash Flow Participation Interest shall be payable with respect to any period prior to the earlier of the first day the Mohegan Sun commences operations or October 31, 1996. The aggregate amount of Cash Flow Participation Interest payable will be reduced pro rata for reductions in outstanding principal amount of Senior Notes. The payment of Cash Flow Participation Interest may be deferred if the Authority's Fixed Charge Coverage Ratio (as defined) is less than 2 to 1. The Senior Notes are redeemable at set prices as set forth in the Senior Notes after November 15, 1999, at the option of the Authority. Upon the occurrence of certain events (as specified in the Indenture for the Senior Notes) each holder of Senior Notes can require the Authority to repurchase the notes at prices specified in the Senior Notes. Beginning with fiscal year ending September 30, 1997, the Authority will be required, under certain circumstances, to offer to purchase, at set prices, certain amounts of Senior Notes then outstanding.

    B. The Authority has obtained $67.0 million of subordinated financing from Sun International and Waterford Gaming LLC in the form of two notes. The first note for $40.0 million (Subordinated Notes) bears interest at 15% per year, paid semi-annually. The second note for $27.0 million (Secured Completion Guarantee) bears interest at 1% over prime. Both are due 2003; however, principal cannot be paid until the Senior Notes have been paid in full, unless certain conditions are met.

    C. The Authority has obtained a mortgage note payable of approximately $1.3 million from a local bank to fund property purchased for the development of Mohegan Sun payable in yearly payments of $250,000 for 5 years.

    D. The Authority has obtained two lines of credit totaling $13.0 million. The line of credit for $12.5 million, obtained from Fleet Bank, offers LIBOR and Base rate options (9.25% as of September 30, 1996). The maximum borrowings under the Fleet line of credit shall be reduced by $2,000,000 on April 1, 1997 and by an additional $2,000,000 on each one month anniversary date thereafter. The second line of credit for $500 thousand was obtained from Norwich Savings bears interest at a rate of 7 3/4%. As of September 30, 1996, $4.8 million was outstanding under both lines of credit. These amounts were used for the impressment of slot machines and Bingo operations.

    Long-term debt consists of the following(000's):

Senior Secured Notes (A)..........................................  $ 175,000
Subordinated Notes (B)............................................     67,000
Mortgage Note Payable (C).........................................      1,250
Line of Credit (D)................................................      4,749
                                                                    ---------
      Total Debt..................................................    247,999

Less Current Maturities...........................................      4,999
                                                                    ---------
                                                                    $ 243,000
                                                                    ---------
                                                                    ---------

    The above described debt is secured by substantially all the assets of the Authority.

                     REPAYMENTS OF DEBT FOR NEXT FIVE YEARS

YEAR ENDING SEPTEMBER 30,                                                            AMOUNTS
----------------------------------------------------------------------------------  ----------
                                                                                     (000'S)
1997..............................................................................  $    4,999
1998..............................................................................         250
1999..............................................................................         250
2000..............................................................................         250
2001..............................................................................         250
THEREAFTER........................................................................     242,000
                                                                                    ----------
                                                                                    $  247,999
                                                                                    ----------
                                                                                    ----------

    The ability of the Authority to meet its debt service requirements will be entirely dependent upon the completion and future successful performance of the Mohegan Sun, which is subject to financial, economic, political, competitive, and other factors, many of which are beyond the Authority's control.

    The amount of interest capitalized in leasehold interest under construction on the balance sheet for the period from inception to September 30, 1996, was approximately $30.2 million.

3. LEASE AGREEMENTS--

    As discussed in Note 1, the Authority has entered into a Lease with the Tribe with respect to the Site. The initial term of the Lease is 25 years, with an option to extend the term for an additional 25 years provided that the Authority is not in default under the Lease. The Lease also provides that all improvements constructed on the Site will become the property of the Tribe and subject to the Lease. The Lease is a net Lease requiring that the Authority be responsible for all costs of operating, constructing, maintaining, repairing, replacing and insuring the leased property, plus paying the Tribe an annual rent of $1.00. In addition to the rent, the Authority has used the proceeds from the issuance of the Subordinated Notes, described in Note 2, to acquire the Site on behalf of the Tribe. Due to these payments and other terms of the Lease described above, expenditures made by the Authority in connection with the acquisition of the Site and the Additional Parcel have been recorded as deferred lease costs. These deferred lease costs will be amortized on a straight-line basis over the term of the Lease, plus the option period (a total of 50 years). The leasehold interest will be amortized on a straight-line basis over the estimated life of the buildings (40 years).

    The Authority leases various equipment and vehicles under operating leases. Future minimum lease payments under the noncancelable operating leases are as follows:

                                                                                      AMOUNTS
                                                                                     ---------
                                                                                      (000'S)
                                                                                     ---------
1997...............................................................................  $   3,664
1998...............................................................................      3,650
1999...............................................................................      3,421
2000...............................................................................      3,041
Thereafter.........................................................................        -0-
                                                                                     ---------
                                                                                     $  13,776
                                                                                     ---------
                                                                                     ---------

4. INCOME TAXES--

    The Tribe is an "Indian Tribal Government" within the meaning of sections 7701(a)(40) and 7871 of the Internal Revenue Code of 1986, as amended. As such, the Authority has tax-exempt status with respect to federal and state income and certain excise taxes.

5. COMMITMENTS AND CONTINGENCIES:

    The Tribe, by itself and acting through the Authority, and TCA have entered into an Amended and Restated Gaming Facility Development and Construction Agreement ("the Construction Agreement") providing for the design, construction, furnishing and site development of the Mohegan Sun by TCA. The total cost of the Mohegan Sun as outlined in the Construction Agreement, is not to exceed $325 million. The Tribe has assigned its rights and obligations in the Agreement to the Authority.

    The Tribe has entered into a seven-year Amended and Restated Gaming Facility Management Agreement ("the Management Agreement") with TCA to provide for the management of the Mohegan Sun. Under the terms of the Management Agreement, the Tribe has granted TCA the exclusive right and obligation to develop, manage, operate and maintain the Mohegan Sun and all other related facilities that are owned by the Tribe or any of its instrumentalities. The Management Agreement authorizes TCA to pay itself a monthly management fee from the Mohegan Sun's net revenues (as defined). The management fee under the Management Agreement is expressed as a percentage of net revenues, which ranges from 30% to 40%, depending on the level of the net revenues generated by the Mohegan Sun. The Tribe has assigned its rights in and delegated its obligations under the Management Agreement to the Authority.

    The Authority has entered into a guaranteed maximum price contract with the general contractor, Morse Diesel International, for the construction of the Mohegan Sun. The final amount paid under such contract, however, is subject to modification based upon the occurrence of certain events, such as design change orders and costs associated with certain types of delays. The Authority and Morse Diesel International currently are negotiating whether certain costs incurred in construction or the Mohegan Sun are covered under the guaranteed maximum price or whether such cost increases are the result of change orders or other events that could result in an increase in the contract price above the guaranteed maximum price. The resolution of all or some of these issues in favor of Morse Diesel International may result in the final cost of Mohegan Sun exceeding its current budget. Based upon its review of the budget and the open cost items, the Authority believes that the final, total cost of developing, constructing, equipping and opening the Mohegan Sun will not exceed the sum of the proceeds from the sale of the Senior Notes and the Subordinated Notes and amounts available under the Secured Completion Guarantee, the Equipment Financing and the Working Capital Financing. However, there is no assurance that such costs will not exceed budgeted amounts. As of December 4, 1996, the Authority has drawn $42 million under the Secured Completion Guarantee and issued additional subordinated notes to Sun International in principal amount equal to the amount of the draw. The Authority may not obligate itself to pay development costs in excess of $325 million without the further consent of the National Indian Gaming Commission (the "NIGC"). In the event the resolution of the issues with Morse Diesel International result in total development costs being in excess of $325 million, the Authority would require the consent of the NIGC, and there can be no assurances such consent would be given.

    The Authority has established a Cash Maintenance Account as a way of accumulating funds to protect the Bond Holders in the event of a default. For the calendar years ended 1997-2001, the annual deposit required is $6.0 million per year and thereafter, such amount necessary to keep at least $36.0 million in the Cash Maintenance Account.

    The Authority also has established an Interest and Excess Cash Flow Account into which it must place the fixed interest accrued during each month on the Senior Debt and the Subordinated Debt, 50% of the Excess Cash Flow (as defined) generated by the Mohegan Sun in the previous month and the Cash Flow Participating interest accrued for the prior month. These amounts are to be used to pay current interest and to provide funds for redemption of Senior Debt as provided in the Indenture. If the Senior Debt holders decline redemption, these funds may be used to redeem the subordinated debt, with any remaining balance available for distribution to the Tribe.

    The Authority shall also make a minimum monthly payment to the Tribe of $50,000. In addition, the Authority may make a monthly payment to the Tribe with respect to net revenues (as defined), generated by the Mohegan Sun in the preceding month. Such amount shall only be made after certain other minimum Priority Payments and required deposits in to certain reserve accounts (as defined) have been made. No payments have been made or are due as of September 30, 1996.

6. COMPACT WITH THE STATE OF CONNECTICUT

    The Tribe's Compact with the State of Connecticut stipulates that a portion of the revenues earned on slot machines will be paid to the State of Connecticut. For each twelve-month period commencing July 1, 1995, the minimum contribution of the Tribe to the State of Connecticut shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80,000,000. These payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines to be operated in the State of Connecticut (other than on certain Indian lands). No payments have been made or are due as of September 30, 1996.

7. TOWN OF MONTVILLE

    The Tribe has entered into an agreement with the Town of Montville, Connecticut (the "Town") pursuant to which the Tribe has agreed to pay to the Town (i) an annual payment of $500,000 to compensate the Town for the financial impact of removing the Site from the Town's tax rolls and jurisdiction and (ii) a one-time fee of $3.0 million to make improvements to the Town's water system, which improvements are necessitated by the development and operation of the Mohegan Sun. The one-time payment is due and the annual payments commence one year after the commencement of slot machine gaming activities.

    It is anticipated that these payments will be made by the Authority on behalf of the Tribe. When that occurs, the one-time fee of $3.0 million for improvement of the Town's water system will be capitalized as part of leasehold interest (see Note 3), while the annual payments of $500,000 will be treated as operating expenses of the Authority since they are effectively in lieu of property taxes that would be the responsibility of the Authority under the Lease. It is not anticipated that the Tribe will reimburse the Authority for these payments.

8. SUBSEQUENT EVENTS

    As of September 30, 1996, the Authority has entered into or is negotiating various commitments to obtain (through purchase or under capital or operating leases) approximately $56.9 million worth of assets. Also, the Authority has drawn down an additional $6 million on the working capital line of credit subsequent to September 30, 1996.

    Mohegan Sun plans on implementing a 401(k) plan during the second quarter of fiscal 1997.

    Mohegan Sun opened to the general public on October 12, 1996.

To the Mohegan Tribal Gaming Authority:

    We have reviewed the accompanying condensed balance sheet of Mohegan Tribal Gaming Authority ("Authority") as of December 31, 1996, and the related condensed statements of income and capital for the period October 12, 1996 (date of commencement of operations), through December 31, 1996, and the related condensed statements of cash flows for the period October 12, 1996 (date of commencement of operations), through December 31, 1996. These condensed financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

    We have previously audited, in accordance with generally accepted auditing standards, the condensed balance sheet of Mohegan Tribal Gaming Authority as of September 30, 1996, and the related cash flow for the year then ended (not presented herein), and, in our report dated November 27, 1996, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet of Mohegan Tribal Gaming Authority as of September 30, 1996, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                          Arthur Andersen LLP

Hartford, Connecticut
February 7, 1997

                        MOHEGAN TRIBAL GAMING AUTHORITY

                            CONDENSED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1996          1996
                                                                                      ------------  -------------
                                                                                      (UNAUDITED)
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................................   $   31,211    $     7,437
  Restricted cash...................................................................        9,917          5,100
  Receivables, net..................................................................        1,749        --
  Inventories.......................................................................        3,519            819
  Other current assets..............................................................        1,325          8,035
                                                                                      ------------  -------------
    Total current assets............................................................       47,721         21,391

NON-CURRENT ASSETS:
  Capitalized property and equipment, net...........................................      293,926        264,918
  Other assets, net.................................................................       22,804         21,172
                                                                                      ------------  -------------
    Total assets....................................................................   $  364,451    $   307,481
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                                             LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt..............................................   $   20,174    $     4,999
  Accounts payable and accrued expenses.............................................       47,791         44,250
  Accrued interest payable..........................................................       12,966         15,232
                                                                                      ------------  -------------
    Total current liabilities.......................................................       80,931         64,481

NON-CURRENT LIABILITIES:
  Long-term debt, net of current maturities.........................................      282,552        243,000
                                                                                      ------------  -------------
    Total Liabilities...............................................................      363,483        307,481
                                                                                      ------------  -------------

CAPITAL:
  Accumulated income................................................................        1,967        --
  Distribution to tribe.............................................................         (999)       --
                                                                                      ------------  -------------
    Total capital...................................................................          968        --
                                                                                      ------------  -------------
    Total liabilities & capital.....................................................   $  364,451    $   307,481
                                                                                      ------------  -------------
                                                                                      ------------  -------------

 The accompanying notes are an integral part of these condensed balance sheets.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                   CONDENSED STATEMENT OF INCOME AND CAPITAL

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 FOR THE PERIOD OCTOBER 12, 1996
                                                                                     (DATE OF COMMENCEMENT OF
                                                                                           OPERATIONS)
                                                                                    THROUGH DECEMBER 31, 1996
                                                                                ----------------------------------
REVENUES:
  Gaming......................................................................              $   90,896
  Food and beverage...........................................................                   9,620
  Other.......................................................................                   2,444
                                                                                              --------
    Gross revenues............................................................                 102,960
  Less--Promotional allowance.................................................                  (5,948)
                                                                                              --------
    Net revenues..............................................................                  97,012
                                                                                              --------
COST AND EXPENSES:
  Gaming......................................................................                  43,644
  Loss from bingo operations..................................................                   1,322
  Food and beverage...........................................................                   6,561
  General and administration..................................................                  21,595
  Depreciation and amortization...............................................                   7,664
  Management fee..............................................................                   2,358
  Other.......................................................................                   2,400
                                                                                              --------
    Total costs and expenses..................................................                  85,544
                                                                                              --------
    Income from operations....................................................                  11,468
                                                                                              --------
NONOPERATING INCOME AND (EXPENSES):
  Interest income and other income............................................                     235
  Interest expense............................................................                  (9,736)
                                                                                              --------
                                                                                                (9,501)
                                                                                              --------
      Net income..............................................................              $    1,967
                                                                                              --------
                                                                                              --------
                                   CAPITAL
Balance October 12, 1996......................................................              $   --
Net income....................................................................                   1,967
Distribution to tribe.........................................................                    (999)
                                                                                              --------
Balance December 31, 1996.....................................................              $      968
                                                                                              --------
                                                                                              --------

                 The accompanying notes are an integral part of
                     these condensed financial statements.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                        CONDENSED STATEMENT OF CASH FLOW

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                 FOR THE PERIOD OCTOBER 12, 1996
                                                                                     (DATE OF COMMENCEMENT OF
                                                                                           OPERATIONS)
                                                                                    THROUGH DECEMBER 31, 1996
                                                                                ----------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income....................................................................              $    1,967
Adjustments to reconcile net income to net cash flow provided by operating activities-
    Depreciation and amortization of property and equipment...................                   7,664
    Provisions for losses on receivables......................................                      19
    Changes in assets and liabilities
    Increase in receivables and other current assets..........................                  (3,983)
    Increase in accounts payable and accrued expenses.........................                  20,533
                                                                                              --------
  Net cash flow provided by operating activities..............................                  26,200
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment............................................                 (32,079)
Decrease in construction payable..............................................                 (19,258)
                                                                                              --------
  Net cash flow used in investing activities..................................                 (51,337)
                                                                                              --------
CASH FLOW FROM FINANCING ACTIVITIES:
Distribution to Tribe.........................................................                    (999)
Increase in short-term borrowings.............................................                   8,094
Proceeds from Equipment Financing.............................................                  32,500
Additional Borrowing From Subordinated Notes..................................                  15,000
Payments on current maturities of long-term debt..............................                    (867)
                                                                                              --------
  Net cash flow provided by financing activities..............................                  53,728
                                                                                              --------
  Net increase in cash and cash equivalents...................................                  28,591
Cash and Cash Equivalents at October 12, 1996.................................                  12,537
                                                                                              --------
Cash and Cash Equivalents at December 31, 1996................................              $   41,128
                                                                                              --------
                                                                                              --------
Cash Interest Paid............................................................              $   12,567
                                                                                              --------
                                                                                              --------

    The accompanying notes are an integral part of these condensed financial statements

                        MOHEGAN TRIBAL GAMING AUTHORITY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                                  (UNAUDITED)

BASIS OF PRESENTATION:

    The Mohegan Tribal Gaming Authority (the "Authority"), established on July 15, 1995, is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"). The Authority commenced operation of its gaming and entertainment facility (the "Mohegan Sun") on October 12, 1996.

    Prior to October 12, 1996, the Authority was classified as a Development Stage enterprise as defined by Statement of Financial Accounting Standards No. 7.

    The Authority has engaged Trading Cove Associates ("TCA") to manage the development, construction and operation of the Mohegan Sun. TCA is 50% owned by Sun Cove, an affiliate of Sun International Hotels Limited ("Sun
International"), and 50% owned by Waterford Gaming, LLC.

    The condensed financial statements have been prepared in accordance with the accounting policies described in the Authority's 1996 Annual Report on Form 10-K and should be read in conjunction with the Notes to Condensed Financial Statements which appear in that report. The Condensed Balance Sheet at September 30, 1996, contained herein was derived from audited financial statements, but does not include all disclosures contained in the Form 10-K and applicable under generally accepted accounting principles.

    In the opinion of the Authority, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been included. The results reflected in the condensed financial statements for the first quarter of 1997 are not necessarily indicative of expected results for the full year, as the casino industry in Connecticut is seasonal in nature.

    The Authority's operation of a casino in Connecticut is subject to significant regulatory controls which affect virtually all of its operations.

2. ISSUANCE OF LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1996          1996
                                                                                      ------------  -------------
Authority:                                                                                 (000's)        (000's)

Senior Secured Notes (A)............................................................   $  175,000    $   175,000
Subordinated Notes (B)..............................................................       82,000         67,000
Lines of Credit (working capital) (C)...............................................       12,806          4,749
Equipment Financing (D).............................................................       31,920        --
Other...............................................................................        1,000          1,250
                                                                                      ------------  -------------
                                                                                          302,726        247,999
Less--Current Maturities............................................................       20,174          4,999
                                                                                      ------------  -------------
                                                                                       $  282,552    $   243,000
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               DECEMBER 31, 1996

                                  (UNAUDITED)

2. ISSUANCE OF LONG-TERM DEBT

A. On September 29, 1995, the Authority issued $175 million in Senior Secured Notes due 2002 (the "Senior Notes") with fixed interest payable at a rate of 13.50% per annum and Cash Flow Participation Interest in an aggregate amount of 5.0% of the Authority's Cash Flow up to a limit, during any two consecutive semi-annual periods, ending September 30, of $250 million of the Authority's Cash Flow. Fixed interest is payable semi-annually and commenced May 15, 1996. The aggregate amount of Cash Flow Participation Interest payable will be reduced pro rata for reductions in outstanding principal amount of Senior Notes. The payment of Cash Flow Participation Interest may be deferred if the Authority's Fixed Charge Coverage Ratio is less than 2 to
    1. The Senior Notes are redeemable at set prices as set forth in the Senior Notes after November 15, 1999, at the option of the Authority. Upon the occurrence of certain events (as specified in the Indenture for the Senior Notes) each holder of Senior Notes can require the Authority to repurchase the notes at prices specified in the Senior Notes. Beginning with fiscal year ending September 30, 1997, the Authority will be required, under certain circumstances, to offer to purchase, at set prices, certain amounts of Senior Notes then outstanding.

B. The Authority has obtained $82.0 million of subordinated financing from Sun International and Waterford Gaming LLC in the form of notes. The Authority has issued 20.0 million dollars of subordinated notes to each of Sun International and Waterford Gaming LLC (Subordinated Notes), which notes bear interest at 15% per year, payable semi-annually. Interest on the Subordinated Notes is being deferred and will not be paid until at least half of the Senior Notes have been retired (or offered to be retired, pursuant to the terms of the Indenture governing the Senior Notes) and certain other conditions have been fulfilled. The Authority also has issued $42.0 million in subordinated notes to Sun International evidencing draws made by the Authority under the $50.0 million secured completion guarantee provided by Sun International (Secured Completion Guarantee), which notes bear interest at 1% over prime. As of January 3, 1997, the Authority borrowed the final $8.0 million available under the Secured Completion Guarantee for a total of $50.0 million and issued additional subordinated notes to Sun International for such amount. All such notes are due 2003; however, principal cannot be paid until the Senior Notes have been paid in full, unless certain conditions are met.

C. The Authority has obtained two lines of credit totaling $13.2 million. The line of credit for $12.5 million, obtained from Fleet Bank, provides for interest based on various floating indexes (9.25% as of December 31, 1996). The second line of credit for $650,000 was obtained from Norwich Savings Society and bears interest at a rate of 7.75%. As of December 31, 1996, $12.8 million was outstanding under both lines of credit. These amounts were used for working capital and Bingo operations.

D. The Authority has received gaming equipment financing of $23.0 million from CIT-Group/Equipment Financing, Inc. ("CIT Group"). The terms of this agreement provide that borrowings bear interest of 2% over prime, commencing from the date of delivery of the equipment. Principal payments will be over 48 months and commenced December 1996.

    The Authority has received equipment financing of $9.0 million from the CIT Group and Phoenixcor, Inc. ("Phoenixcor"). The CIT Group agreement provides for funding of $5.0 million with an interest rate of 9.17%. Principal payments will be over 48 months and commenced December 1996. The Phoenixcor

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               DECEMBER 31, 1996

                                  (UNAUDITED)

2. ISSUANCE OF LONG-TERM DEBT (CONTINUED) terms of this agreement consist of funding for $4.0 million with an interest rate of 8.95%. Principal payments will be over 48 months and commenced December 1996.

    The Authority received working capital financing of $500,000 from New Horizon Kids Quest IV, Inc. The terms consist of an interest rate of 2% over prime. Principal payments will be over 36 months, which commenced October 1996.

3. OPERATING LEASES:

    The Authority has entered into three operating leases.The PDS Financial Corporation has two operating leases with the Authority. The proceeds of the first agreement are $10.4 million with a fixed monthly payment of $253,000. The lease payments will be over 48 months and commenced October 1996. The proceeds of the second lease agreement are $4.1 million with a fixed monthly payment of $95,000. The lease payments will be over 48 months and commenced November 1996.

    The third agreement is with Pitney Bowes Credit Corp. provided $4.0 million with a fixed monthly payment of $112,000. The lease payments will be over 42 months commencing in January 1997.

4. COMMITMENTS:

    The Tribe's Compact with the State of Connecticut stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut ("Slot Win contribution"). For each twelve-month period commencing July 1, 1995, the minimum contribution of the Tribe to the State of Connecticut shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of
(i) 25% of gross revenues from slot machines or (ii) $80,000,000. These payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines to be operated in the State of Connecticut (other than on certain Indian lands). The Authority has reflected $16,712,000 in expense in its financial statements for the required Slot Win Contribution payments to the State of Connecticut for the fiscal period ended December 31, 1996.

5. RELATED PARTY TRANSACTIONS:

    For the period ending December 31, 1996, the Tribe provided Governmental and Administrative services to the Authority in conjunction with the operation of Mohegan Sun. The Authority paid the Tribe $1,371,000 for such service.

    In addition, the Tribe, through two of its limited liability companies, has entered into various land lease agreements with the Authority. Amounts paid by the Authority under these lease agreements to the limited liability companies was $902,000 for the period ended December 31, 1996.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY OTHER PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................         14
The Exchange Offer..............................         24
Use of Proceeds.................................         32
Capitalization..................................         33
The Mohegan Sun.................................         34
The Company.....................................         39
Selected Financial Information..................         40
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         41
Management......................................         45
Mohegan Tribe of Indians of Connecticut.........         50
Certain Transactions............................         53
Material Agreements.............................         54
Government Regulation...........................         76
Principal Security Holders......................         81
Description of Exchange Notes...................         82
Certain Federal Income Tax Consequences.........         99
Plan of Distribution............................        102
Legal Matters...................................        102
Experts.........................................        102
Available Information...........................        102
Index to Financial Statements...................        F-1

                                  $65,000,000
                         12 3/4% SENIOR NOTES DUE 2003

                            WATERFORD GAMING, L.L.C.
                         WATERFORD GAMING FINANCE CORP.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  MAY 21, 1997

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